Exhibit 2.1

Execution Copy

MASTER TRANSACTION AGREEMENT

by and between

ASSURANT, INC.

and

SUN LIFE ASSURANCE COMPANY OF CANADA

Dated as of September 9, 2015

i

ARTICLE VI.

EMPLOYEE MATTERS

Section 6.01.	Employee Matters	76

ARTICLE VII.

TAX MATTERS

Section 7.01.	Allocation of Consideration	80
Section 7.02.	Transfer Taxes	81
Section 7.03.	Filing of Tax Returns	81
Section 7.04.	Tax Refunds	82
Section 7.05.	Cooperation and Exchange of Information	83
Section 7.06.	Section 338(h)(10) Election	83
Section 7.07.	Miscellaneous	84

ARTICLE VIII.

CONDITIONS TO CLOSING

Section 8.01.	Conditions to Obligations of Each Party	85
Section 8.02.	Conditions to Obligations of Purchaser	85
Section 8.03.	Conditions to Obligations of Seller	86

ARTICLE IX.

TERMINATION PRIOR TO CLOSING

Section 9.01.	Termination of Agreement	86
Section 9.02.	Termination Procedure	87
Section 9.03.	Survival	87

ARTICLE X.

INDEMNIFICATION

Section 10.01.	Survival	87
Section 10.02.	Indemnification	88
Section 10.03.	Certain Limitations	89
Section 10.04.	Definitions	90
Section 10.05.	Procedures for Third Party Claims	92
Section 10.06.	Direct Claims	93
Section 10.07.	Sole Remedy	93
Section 10.08.	Certain Other Matters	94

SCHEDULES

Schedule I	AEB Policy Forms
Schedule II	Assigned Contracts
Schedule III	Transferred Assets
Schedule IV	Investment Asset Selection Methodologies
Schedule V	Specified Accounting Principles

Seller Disclosure Schedule

Section 1.01(a)	Excluded IP Assets
Section 1.01(b)	Certain Conditions
Section 1.01(c)	Investment Guidelines
Section 1.01(d)	Knowledge
Section 1.01(e)	Leased Property
Section 2.04(b)(i)	Reference Pro Forma Statement
Section 3.03(b)	Capitalization
Section 3.04(c)	No Conflict or Violation
Section 3.05	Consents and Approvals
Section 3.06(a)	Certain Contracts
Section 3.08	Litigation
Section 3.09(a)(i)	Compliance with Laws
Section 3.09(a)(ii)	Violation of Law
Section 3.09(b)	Material Deficiencies
Section 3.09(c)	Governmental Orders
Section 3.09(d)	Registrations and Filings
Section 3.10(a)(i)	AEB Employee Benefit Plans and Material Seller Employee Benefit Plans
Section 3.10(a)(ii)	Material Claims
Section 3.10(c)	Insurance Coverage
Section 3.10(f)	Compensation, Benefits
Section 3.11	Permits
Section 3.12	Registered Intellectual Property
Section 3.12(a)(ii)	Proprietary Software
Section 3.12(c)	Infringements on Transferred Intellectual Property
Section 3.13	Insurance Business
Section 3.14(a)	Independent Producers
Section 3.14(c)	Significant Producer Violations
Section 3.15(a)	Owned Real Property
Section 3.16(a)	Reinsurance Contracts
Section 3.16(b)	Reinsurance Contracts terminations
Section 3.16(c)	Reinsurance Contract Disputes
Section 3.17(a)	Tax Outstanding Audits
Section 3.17(d)	Tax Waivers

v

Section 3.18	Financial Statements; Reserves; Books and Records
Section 3.19	Undisclosed Liabilities
Section 3.20	Absence of Certain Changes
Section 3.21	Actuarial Report
Section 3.22	Sufficiency of Assets
Section 3.23	Data Protection and Privacy; IT Systems
Section 5.01	Conduct of Business
Section 5.05	Maintenance and Transfer of Books and Records
Section 5.09	Specified Assumed Treaties
Section 5.12(a)	Trademarks
Section 5.14	Related Party Agreements
Section 6.01(a)	Current Employees
Section 8.01(a)	Governmental Consents and Approvals

Purchaser Disclosure Schedule

Section 1.01(a)	Knowledge
Section 4.02	Authorization
Section 4.04	Consents and Approvals
Section 4.05	Litigation
Section 4.06(a)	Violation of Law
Section 4.06(b)	Material Deficiencies
Section 4.06(c)	Governmental Orders
Section 4.06(d)	Registrations and Filings
Section 4.07	Financial Statements
Section 4.08(a)	Permits

EXHIBITS

Exhibit A	Form of USIC Coinsurance and Modified Coinsurance Agreement
Exhibit B	Form of Trust Agreement
Exhibit C	Form of Administrative Services Agreement
Exhibit D	Form of Business Transition Agreement
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of IP Assignment and License Agreement
Exhibit G	Form of Lease Assignment Agreement
Exhibit H	Form of Assignment and Assumption Agreement
Exhibit I	Form of Bill of Sale
Exhibit J	Form of HIPAA BAAs
Exhibit K	Form of Trademark License Agreement
Exhibit L	Form of Assumed Reinsurance Novation Agreement
Exhibit M	Pro Forma Tax Allocation
Exhibit N	Kansas City Lease Term Sheet

MASTER TRANSACTION AGREEMENT

This Master Transaction Agreement (this “Agreement”), dated as of September 9, 2015, is entered into by and between Assurant, Inc., a Delaware corporation (“Seller”), and Sun Life Assurance Company of Canada, a stock life insurance company organized under the Insurance Companies Act (Canada) (“Purchaser”).

WITNESSETH:

WHEREAS, Seller owns 100% of the issued and outstanding shares of capital stock of each of: (i) Interfinancial Inc., a Georgia corporation (“Interfinancial”) and (ii) Union Security Life Insurance Company of NY, an insurance company organized under the laws of New York (“USLICONY”);

WHEREAS, Interfinancial directly owns 100% of the issued and outstanding shares of capital stock or membership or other equity interests, as applicable (collectively, the “Interfinancial Subsidiary Securities”), of: (i) Disability Reinsurance Management Services, Inc., a Delaware corporation (“DRMS”); (ii) Solidify Software, LLC, a Kansas limited liability company (“Solidify,”); (iii) Denticare of Alabama, Inc., an Alabama dental health maintenance organization (the “Alabama DHMO”), (iv) UDC Dental California, Inc., a California dental health maintenance organization (the “California DHMO”); and (v) Union Security DentalCare of Georgia, Inc., a Georgia dental health maintenance organization (the “Georgia DHMO” and, together with DRMS, Solidify, the Alabama DHMO and the California DHMO, the “Interfinancial Transferred Subsidiaries”);

WHEREAS, Interfinancial also directly owns 100% of the issued and outstanding shares of capital stock of Union Security Insurance Company, an insurance company organized under the laws of Kansas (“USIC”);

WHEREAS, USIC directly owns 100% of the issued and outstanding shares of capital stock or membership or other equity interests, as applicable (collectively, the “USIC Subsidiary Securities” and, together with the Interfinancial Subsidiary Securities, the “Transferred Securities”), of: (i) Dental Health Alliance, LLC, a Delaware limited liability company (“DHA”); (ii) United Dental Care of Arizona, Inc., an Arizona dental health maintenance organization (the “Arizona DHMO”); (iii) United Dental Care of Colorado, Inc., a Colorado dental health maintenance organization (the “Colorado DHMO”); (iv) United Dental Care of Michigan, Inc., a Michigan dental health maintenance organization (the “Michigan DHMO”); (v) United Dental Care of Missouri, Inc., a Missouri dental health maintenance organization (the “Missouri DHMO”); (vi) Union Security DentalCare of New Jersey, Inc., a New Jersey dental health maintenance organization (the “New Jersey DHMO”); (vii) United Dental Care of New Mexico, Inc., a New Mexico dental health maintenance organization (the “New Mexico DHMO”); (viii) UDC Ohio, Inc., an Ohio dental health maintenance organization (the “Ohio DHMO”); (ix) United Dental Care of Texas, Inc., a Texas dental health maintenance organization (the “Texas DHMO”); and (x) United Dental Care of Utah, Inc., a Utah dental health maintenance organization (the “Utah DHMO” and, together with DHA, the Arizona DHMO, the Colorado DHMO, the Michigan DHMO, the Missouri DHMO, the New Jersey

DHMO, the New Mexico DHMO, the Ohio DHMO and the Texas DHMO, the “USIC Transferred Subsidiaries” and the USIC Transferred Subsidiaries, together with the Interfinancial Transferred Subsidiaries, the “Transferred Companies”);

WHEREAS, USIC and USLICONY (each, a “Ceding Company”), together with the Transferred Companies (collectively, the “AEB Companies”), are engaged, among other things, in the conduct of the Business (as hereinafter defined); and

WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which, on the terms and subject to the conditions set forth herein, at the Closing (as hereinafter defined), among other things:

(a) USIC will enter into a 100% coinsurance and (if required pursuant to Section 5.09(a)) modified coinsurance agreement with the U.S. Branch substantially in the form attached hereto as Exhibit A (the “USIC Coinsurance Agreement”) and USLICONY will enter into a 100% coinsurance agreement with SLHIC, substantially in the form attached hereto as Exhibit A with such changes as are indicated in the notes to such form (the “USLICONY Coinsurance Agreement”, and together with the USIC Coinsurance Agreement, the “Coinsurance Agreements”) pursuant to which, on the terms and subject to the conditions set forth therein, the applicable Ceding Company will cede to the applicable Purchaser Insurer, and such Purchaser Insurer will reinsure, all “Reinsured Liabilities” (as such term is defined in such attached forms of the Coinsurance Agreements);

(b) each Ceding Company and Purchaser Insurer will enter into a separate trust agreement with the Trustee (as hereinafter defined), substantially in the form attached hereto as Exhibit B with such changes as the Trustee, or the Insurance Regulator of the State of Michigan may request and, in each case, Seller and Purchaser reasonably agree (each, a “Trust Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, the applicable Purchaser Insurer will establish and maintain a trust account (each, a “Trust Account”) with the Trustee for the benefit of such Ceding Company to secure such Purchaser Insurer’s obligations to such Ceding Company under the applicable Coinsurance Agreement;

(c) each of the Ceding Companies will enter into a separate administrative services agreement with the applicable Purchaser Insurer substantially in the form attached hereto as Exhibit C (each, an “Administrative Services Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein: (i) such Purchaser Insurer will provide to such Ceding Company administrative services with respect to the Business reinsured under the applicable Coinsurance Agreement entered into between such Ceding Company and such Purchaser Insurer; and (ii) new and renewal insurance policies relating to the Business may be issued, renewed or written in the name of such Ceding Company after the Closing Date for the period specified therein;

(d) each Ceding Company and Purchaser Insurer will enter into a separate business transition agreement (each, a “Business Transition Agreement”), substantially in the form attached hereto as Exhibit D, pursuant to which, on the terms and subject to the conditions set forth therein, such Ceding Company will, subject to Applicable Law, assist the applicable

Purchaser Insurer in transitioning the Business written by such Ceding Company to such Purchaser Insurer, and such Purchaser Insurer will be granted any renewal rights that such Ceding Company may own with respect to such Business;

(e) Interfinancial, on one hand, and the U.S. Branch, on the other hand, will enter into a transition services agreement substantially in the form attached hereto as Exhibit E (the “Transition Services Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, Interfinancial will perform certain transition services with respect to the Business;

(f) Seller and Purchaser will enter into an intellectual property assignment agreement substantially in the form attached hereto as Exhibit F (the “IP Assignment and License Agreement”), pursuant to which Seller and its applicable Affiliates will, on the terms and subject to the conditions set forth therein, transfer and assign the Transferred Intellectual Property to Purchaser, and Purchaser will license or sublicense certain Transferred Intellectual Property and certain Intellectual Property owned by the Transferred Companies to Seller;

(g) subject to obtaining relevant third party consents, Purchaser and Seller or their applicable Affiliates will enter into a lease assignment agreement substantially in the form attached hereto as Exhibit G (the “Lease Assignment Agreement”), pursuant to which Purchaser or its applicable Affiliate(s) will sublease the Leased Property or accept an assignment of the Assigned Leases, as applicable, on the terms and subject to the conditions set forth herein and therein;

(h) USIC and Purchaser will enter into a sublease agreement (the “Kansas City Lease”) having the terms set forth on the Kansas City Lease Term Sheet attached hereto as Exhibit N and such other terms as the parties may agree in accordance with Section 5.18, pursuant to which Purchaser will sublease the Kansas City Premises;

(i) Seller and its applicable Affiliates will sell to Purchaser, and Purchaser will purchase from Seller and its Affiliates, the Transferred Assets, and Seller and its applicable Affiliates will assign to Purchaser, and Purchaser will assume from Seller and its applicable Affiliates, the Assumed Liabilities and the Assigned Contracts;

(j) Seller will cause Interfinancial to sell to Purchaser, and Purchaser will acquire from Interfinancial, all of the Interfinancial Subsidiary Securities; and

(k) Seller will cause USIC to sell to Purchaser, and Purchaser will acquire from USIC, all of the USIC Subsidiary Securities.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01. Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

“ACA Fees” means any “health insurer provider” or similar fee imposed by any Governmental Authority in connection with the Patient Protection and Affordable Care Act, including under Section 9010 thereof and including any assessments or fees imposed by any Governmental Authority of any state or other jurisdiction in connection with the existence or operation of, or participation in, any health insurance exchange or marketplace of such state or jurisdiction.

“Action” means any civil, criminal, administrative or other claim, action, suit, litigation, arbitration hearing, charge, complaint, demand, notice or other similar proceeding, in each case by or before any Governmental Authority or arbitral body.

“Actuarial Report” has the meaning given to such term in Section 3.21.

“Adjusted Initial Seller Amount” means an amount equal to (i) the Base Seller Consideration plus (if positive) or minus the absolute value of (if negative) (ii) (A) the Estimated Seller Stockholders Equity minus (B) the Reference Seller Stockholders Equity.

“Adjusted Initial USIC Amount” means an amount equal to (i) the Base USIC Consideration plus (if positive) or minus the absolute value of (if negative) (ii) (A) the Estimated USIC Stockholders Equity minus (B) the Reference USIC Stockholders Equity.

“Administrative Services Agreement” has the meaning given to such term in the Recitals.

“AEB Companies” has the meaning given to such term in the Recitals.

“AEB Companies Permits” has the meaning given to such term in Section 3.11(a)(iii).

“AEB Employee Benefit Plan” means each Employee Benefit Plan that is maintained or sponsored exclusively by any of the Transferred Companies or that is maintained by Seller and its Affiliates (other than any of the Transferred Companies) exclusively for the benefit of one or more Employees, Transferred Company Employees, independent contractors to the Business (other than Independent Producers) or any of their respective covered dependents.

“AEB Policy” means (a) any insurance contract, policy, certificate, binder, slip, cover or other agreement of insurance, including all supplements, riders and endorsements issued or written in connection therewith and extensions thereto that (i) has been issued, renewed or written by a Ceding Company and corresponds to a policy form of such Ceding Company identified by form number on Schedule I, including for the avoidance of doubt, any individual policies issued by a Ceding Company pursuant to any conversion or other similar provision of an AEB Policy that are identified policy number on Schedule I, (ii) has been assumed or reinsured by a Ceding Company pursuant to an assumed Reinsurance Contract listed in Schedule I or entered into by the Ceding Companies in connection with the Business between the date hereof and the Closing Date without violation of this Agreement or (iii) has been issued, renewed or written by any of the DHMOs, and (b) any Contract entered into by any AEB Company that provides access to a prepaid dental plan.

“Affiliate” means, with respect to any Person at the time in question, any other Person controlling, controlled by or under common control with such Person. For purposes of the foregoing, “control”, including the terms “controlling”, “controlled by” and “under common control with”, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Value” means, with respect to any Investment Asset owned by a Ceding Company, as of any date of determination, the sum of: (i) the statutory book value thereof as would be set forth in the statutory financial statements of such Ceding Company, determined in accordance with SAP applicable to such Ceding Company as of such date; plus (ii) all accrued but unpaid interest on such Investment Asset through the last Business Day preceding the applicable date of determination.

“Agreement” has the meaning given to such term in the Preamble.

“Alabama DHMO” has the meaning given to such term in the Recitals.

“Allocable Amount” has the meaning given to such term in Section 7.01.

“Allocation” has the meaning given to such term in Section 7.06(c).

“Ancillary Agreement Assumed Liabilities” means Liabilities ceded or transferred by or from Seller or any of its Affiliates to, or otherwise assumed by, Purchaser or any of its Affiliates pursuant to the Transaction Agreements (other than this Agreement and the Assignment and Assumption Agreement).

“Applicable Law” means all laws, common law, rules, regulations, ordinances, codes, statutes, judgments, injunctions, Governmental Orders and decrees of all Governmental Authorities applicable to the Person, place and situation in question.

“Arizona DHMO” has the meaning given to such term in the Recitals.

“ASO Contract” has the meaning given to such term in the form of Administrative Services Agreement attached hereto as Exhibit C.

“Assigned Contracts” means (i) those contracts and other agreements between Seller or an Affiliate of Seller (other than a Transferred Company), on the one hand, and an unaffiliated third party, on the other hand, to the extent such agreements or divisible sub-agreements thereof are in effect on the Closing Date and (A) relate primarily or exclusively to the Business or the Transferred Assets, a complete list of which as of the date hereof is set forth in Schedule II-A, or (B) are listed in Schedule II-B, (ii) any renewals or replacements of the contracts and other agreements described in the foregoing clause (i) that are entered into prior to the Closing in the ordinary course of business and in accordance with this Agreement, (iii) any contracts and other agreements that Seller or an Affiliate of Seller (other than the Transferred Companies) enters into between the date hereof and the Closing (as permitted by the terms of this Agreement) to the extent such agreements or divisible sub-agreements thereof relate primarily or exclusively to the Business and are entered into in the ordinary course of business consistent with past practice and in accordance with this Agreement, (iv) each AEB Employee Benefit Plan and (v) each Assigned Lease; but excluding any Reinsurance Contract and any Contracts set forth in Schedule II-C.

“Assigned Leases” means leases and subleases of the Leased Property and all amendments thereto set forth under subpart (i) of Section 1.01(e) of the Seller Disclosure Schedule. For the avoidance of doubt, all Assigned Leases are Assigned Contracts hereunder.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit H, to be entered into by Seller and its applicable Affiliates, on the one hand, and Purchaser and its applicable Affiliates, on the other hand, at the Closing.

“Assumed Liabilities” means (i) all Liabilities of the AEB Companies (other than the Transferred Companies) (A) that are expressly assumed by Purchaser pursuant to Section 6.01 or (B) to the extent of the liability accrual therefor in the “Other Items to be Transferred” column in the Final Closing Statement, (ii) all Liabilities of Seller or any of its Affiliates with respect to the Assigned Contracts (x) to the extent arising on or after the Closing, other than any Liabilities that result from a breach by Seller or its Affiliates of any Assigned Contract arising out of an action or omission occurring prior to the Closing or (y) arising prior to the Closing, to the extent of the liability accrual therefor in the “Other Items to be Transferred” column in the Final Closing Statement and (iii) any “Reinsurer Extra-Contractual Obligations” (as such term is defined in the Coinsurance Agreements), but in any event excluding all (A) Ancillary Agreement Assumed Liabilities (which shall be subject to the terms of the applicable Transaction Agreement(s)) (B) obligations of any Seller Party under the Transaction Agreements and (C) Excluded Liabilities.

“Assumed Reinsurance Novation Agreement” means a Novation Agreement, substantially in the form attached hereto as Exhibit L, by and among USIC, as assignor, U.S. Branch, as assignee, and the cedent under a Specified Assumed Treaty, made effective at or after the Closing pursuant to Section 5.09.

“Base Seller Consideration” has the meaning given to such term in Section 2.04(a)(iv).

“Base USIC Consideration” has the meaning given to such term in Section 2.04(a)(iii).

“Baseline Portfolio” has the meaning given to such term in the Investment Asset Selection Methodologies.

“Bill of Sale” means a bill of sale, substantially in the form attached hereto as Exhibit I, to be entered into by Seller and its applicable Affiliates, on the one hand, and Purchaser and its applicable Affiliates, on the other hand, at the Closing.

“Books and Records” means all records (including computer generated, recorded or stored records) that are in the possession or control of Seller, any of its Affiliates or any AEB Company to the extent related primarily or exclusively to the Business; provided, however, that Books and Records excludes (1) Tax Returns, Tax records and all other data and information with respect to Taxes of Seller and its Affiliates (other than to the extent related exclusively to the Transferred Companies and other than, for the avoidance of doubt, Tax records relating to individual insureds in the possession or control of any AEB Company with respect to AEB Policies and other products and services provided by the AEB Companies in connection with the Business), (2) files, records, data and information with respect to the employees of Seller or its Affiliates (except data and information with respect to any Transferred Employee, unless prohibited by Applicable Law), (3) records, data and information with respect to any employee benefit plan established, maintained or contributed to by a party hereto or its Affiliates (except data and information with respect to any AEB Employee Benefit Plan or any Transferred Employee, unless prohibited by Applicable Law), (4) any materials prepared for the boards of directors or similar governing bodies of Seller or any of its Affiliates (other than (A) the Transferred Companies or (B) to the extent related primarily or exclusively to the operation of the Business (but not to the valuation or sale of the Business), (5) any corporate minute books, stock records or similar corporate records of Seller or any of its Affiliates (other than the Transferred Companies), (6) any materials that are legally privileged, it being understood that Seller shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information or entering into joint defense agreements) that would enable any such item to be transferred to Purchaser without destroying such privilege, (7) any information the disclosure or transfer of which is prohibited or restricted by Applicable Law, including Privacy and Data Security Laws, or by any Contract, it being understood that Seller shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information) that would enable any such item to be transferred to Purchaser without so contravening any such Applicable Law or Contract duty, (8) any internal drafts, opinions, valuations, correspondence or other materials produced by, or provided between or among, Seller and its Affiliates or Representatives with respect to the negotiation, valuation and consummation of the transactions contemplated by this Agreement and the other Transaction Agreements or the terms of engagement of Representatives with respect thereto, and (9) consolidated financial records (including general ledgers) of Seller or its Affiliates (other than the Transferred Companies), consolidated regulatory filings made by Seller or its Affiliates and any related correspondence with Governmental Authorities, except to the extent the information contained therein specifically or separately identifies the Business and is not otherwise included in a Book and Record.

“Burdensome Condition” has the meaning given to such term in Section 5.06(c).

“Business” means, collectively, (i) the business of the Transferred Companies and (ii) the business of the AEB Companies of issuing, underwriting, selling, distributing, marketing, delivering, cancelling, reinsuring and administering the AEB Policies and performing certain related non-insurance activities, in each case as conducted by Seller’s “Assurant Employee Benefits” operating segment on or prior to the date hereof or as conducted between the date hereof and the Closing Date without violating the terms of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are permitted or obligated by Applicable Law to be closed.

“Business Trademarks” means any and all Trademarks (i) included in the Transferred Intellectual Property or (ii) owned by the Transferred Companies, but excluding in the case of clause (ii) any Seller Trademark.

“Business Transition Agreement” has the meaning given to such term in the Recitals.

“California DHMO” has the meaning given to such term in the Recitals.

“California DMHC” means the California Department of Managed Health Care.

“Ceding Company” has the meaning given to such term in the Recitals.

“Ceding Company Change of Control” has the meaning given to such term in Section 5.22.

“Closing” has the meaning given to such term in Section 2.03.

“Closing Date” has the meaning given to such term in Section 2.03.

“Closing Statements” means, collectively, the Estimated Closing Statement, the Subject Closing Statement and the Final Closing Statement.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Coinsurance Agreements” has the meaning given to such term in the Recitals.

“Colorado DHMO” has the meaning given to such term in the Recitals.

“Commingled Contract” shall mean any Contract (other than an Assigned Contract) pursuant to which a Person other than Seller or any of its Affiliates (including the

Transferred Companies) provides assets, services, rights or benefits to Seller or one or more of its Affiliates (including the Transferred Companies) in respect of (i) the Business and (ii) one or more other businesses of Seller or any of its Affiliates.

“Competing Businesses” has the meaning given to such term in Section 5.11.

“Competing Person” has the meaning given to such term in Section 5.11(v).

“Condition Satisfaction” has the meaning given to such term in Section 2.03.

“Confidentiality Agreement” has the meaning given to such term in Section 5.04(a).

“Consolidated Return” means any and all Tax Returns of the Seller Group.

“Consolidation Scenario” has the meaning given to such term in Section 10.04(i).

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, license, lease or other enforceable arrangement or agreement, whether in writing or oral.

“Covered Taxes” means any Taxes (i) payable or due with respect to the Transferred Companies, the Business or any Transferred Asset, for all taxable periods (or portions thereof) ending on the Closing Date (allocated in accordance with Section 7.03(b)), (ii) imposed as a result of the Transferred Companies’ having been members of any consolidated, combined or affiliated group of companies that includes Seller or any of its Affiliates (other than the Transferred Companies) pursuant to any provision of joint and several liability under Treasury Regulation Section 1.1502-6 and any corresponding provision of state, local, or foreign Applicable Law, (iii) imposed by reason of any Transferred Company having liability for Taxes of another Person arising under principles of transferee or successor liability or by contract as a result of activities or transactions taking place at or prior to the Closing, (iv) arising from or attributable to any inaccuracy in or breach of any representation or warranty made in Section 3.17, (v) arising from or are attributable to any breach of any Tax covenant under this Agreement, (vi) of or with respect to the Transferred Companies arising in any Post-Closing Tax Period (A) under Section 453 of the Code (or any similar provision of state, local or non-U.S. Law) in respect of any transaction occurring prior to the Closing or (B) under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law) in respect of any reacquisition occurring prior to the Closing, and (vii) of or with respect to the Transferred Companies arising from any adjustment under Section 481 of the Code or under Section 807(f) of the Code (or any similar provision of state, local or foreign Law) as a result of the manner in which any item was reported by any Transferred Company with respect to any Pre-Closing Tax Period.

“Data Input Inaccuracies” means inaccuracies or omissions to the extent arising from (i) the inputting of factual data relating to the AEB Policies or (ii) the coding, compilation or aggregation of such factual data in connection with such inputting.

“Data Room” means the electronic data room named “Top” established by Seller in connection with the transactions contemplated hereby and maintained by Merrill Corporation.

“Deductible” has the meaning given to such term in Section 10.03(a).

“DHA” has the meaning given to such term in the Recitals.

“DHMOs” means, collectively, the Alabama DHMO, the Arizona DHMO, the California DHMO, the Colorado DHMO, the Georgia DHMO, the Michigan DHMO, the Missouri DHMO, the New Jersey DHMO, the New Mexico DHMO, the Ohio DHMO, the Texas DHMO and the Utah DHMO.

“DRMS” has the meaning given to such term in the Recitals.

“Effective Time” has the meaning given to such term in Section 2.03.

“Eligible Assets” means, with respect to each Ceding Company as of any date of determination under this Agreement, Investment Assets included in the applicable Baseline Portfolio of such Ceding Company as of such date.

“Employee” means each current or former employee of Seller and its Affiliates (other than the Transferred Companies) whose duties and responsibilities are principally related to the Business (which, for the avoidance of doubt, shall include Employees who as of the Closing Date are actively employed by Seller and its Affiliates as well as those employees who are on (i) a leave of absence (including temporary leave for purposes of jury or military duty, maternity or paternity leave, leave under the Family Medical Leave Act of 1993, approved personal leave or disability or medical leave) or (ii) vacation or paid time off).

“Employee Benefit Plan” means each written or unwritten plan, policy, program, agreement and arrangement, whether covering a single individual or a group of individuals, that is (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (c) any other employment, severance, deferred-compensation, retention, change in control, retirement, welfare-benefit, bonus, incentive or fringe benefit plan, policy, program, agreement or arrangement, in each case, which is maintained, sponsored or contributed to by Seller or any of its Affiliates and in which any Employee, Transferred Company Employee, individual independent contractor to the Business or any of their respective covered dependents participates or is eligible to participate. Notwithstanding the foregoing and for the avoidance of doubt, any agreement between an AEB Company, on the one hand, and a contractor that is a physician, on the other hand, pursuant to which such physician provides consulting services to the Business, will not be an “Employee Benefit Plan” for any purpose under this Agreement.

“Enforceability Exceptions” has the meaning given to such term in Section 3.02.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c) (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“ERISA Affiliate Liabilities” means any Liability under ERISA (including Title IV thereof), the Code or similar non-U.S. Applicable Law with respect to any Seller Employee Benefit Plan solely by reason of any Transferred Company or its Affiliates (after the Closing) having been an ERISA Affiliate of the Seller, its Affiliates or any of their ERISA Affiliates prior to the Closing Date.

“Estimated Closing Statement” has the meaning given to such term in Section 2.04(b)(iii)(A).

“Estimated Required Balance” has the meaning given to such term in Section 2.04(b)(iii)(A).

“Estimated Seller Stockholders Equity” means an amount equal to the sum of the total stockholders equity of the Interfinancial Transferred Subsidiaries as of the Effective Time calculated in accordance with the Specified Accounting Principles from the amounts set forth on the consolidating balance sheet of the Business (including the Transferred Companies) included in the Estimated Closing Statement.

“Estimated USIC Stockholders Equity” means an amount equal to the sum of the total stockholders equity of the USIC Transferred Subsidiaries as of the Effective Time calculated in accordance with the Specified Accounting Principles from the amounts set forth on the consolidating balance sheet of the Business (including the Transferred Companies) included in the Estimated Closing Statement.

“Excluded Benefits Liabilities” means any Liabilities in respect of the Seller Employee Benefit Plans and ERISA Affiliate Liabilities.

“Excluded Escheatment Matters” means Liabilities to Governmental Authorities and Liabilities to other third parties that comprise “Extra-Contractual Obligations” (as defined in the Coinsurance Agreements) in respect of any AEB Policy, in each case to the extent arising out of: (i) any failure of any of the Ceding Companies or their Affiliates to comply with Applicable Laws prior to the Closing Date in connection with the escheatment (or failure to escheat) or retention of policy benefits, or the use or misuse of the Social Security Death Master File and (ii) any audit or investigation by or on behalf of any Governmental Authority or third party (whenever performed) relating to any actual or potential such failure.

“Excluded IP Assets” means the Trademarks set forth in Section 1.01(a) of the Seller Disclosure Schedule.

“Excluded Liabilities” means all Liabilities of Seller or its Affiliates (other than the Transferred Companies) other than any Assumed Liabilities or Ancillary Agreement Assumed Liabilities. Excluded Liabilities shall also include all Liabilities in respect of (i) Covered Taxes, (ii) Excluded Benefits Liabilities, (iii) Excluded Escheatment Matters, (iv) Indebtedness (other than Indebtedness of the Transferred Companies) and (v) any “Ceding Company Extra-Contractual Obligations” (as such term is defined in the Coinsurance Agreements).

“Final Allocation” has the meaning given to such term in Section 7.01.

“Final Closing Statement” has the meaning given to such term in Section 2.06(g).

“Final Seller Adjustment Amount” means an amount equal to: (i) the Final Seller Stockholders Equity; minus (ii) the Estimated Seller Stockholders Equity.

“Final Seller Stockholders Equity” means an amount equal to the sum of the total stockholders equity of the Interfinancial Transferred Subsidiaries as of the Effective Time calculated in accordance with the Specified Accounting Principles from the amounts set forth on the consolidating balance sheet of the Business (including the Transferred Companies) included in the Final Closing Statement.

“Final USIC Adjustment Amount” means an amount equal to: (i) the Final USIC Stockholders Equity; minus (ii) the Estimated USIC Stockholders Equity.

“Final USIC Coinsurance True-Up Amount” means the total (which may be positive or negative) of (i) (x) (A) the aggregate Agreed Value of the Eligible Assets included in the USIC Final Asset Portfolio, as set forth in the list of such Eligible Assets included in the Final Closing Statement minus (B) the aggregate Agreed Value of such Eligible Assets as set forth on the schedule delivered pursuant to Section 2.04(b)(iii)(B) (as modified in accordance with Section 2.04(b)(iv), if applicable), plus (y) (I) the estimated USIC Required Asset Value as of the Effective Time as set forth in the Estimated Closing Statement minus (II) the USIC Required Asset Value as of the Effective Time as set forth in the Final Closing Statement, multiplied by (ii) a fraction, the numerator of which is the aggregate fair market value (taking into account investment income due and accrued), as of the close of business on the last Business Day prior to the Effective Time, of the Eligible Assets included in the USIC Final Asset Portfolio (excluding, for the avoidance of doubt, all mortgage loans) and the denominator of which is the aggregate Agreed Value of such Eligible Assets (excluding, for the avoidance of doubt, all mortgage loans) as of such date, each as set forth in the Final Closing Statement. An illustrative example of the calculation of the Final USIC Coinsurance True-Up Amount is attached as Annex A to the Specified Accounting Principles.

“Final USIC Stockholders Equity” means an amount equal to the sum of the total stockholders equity of the USIC Transferred Subsidiaries as of the Effective Time calculated in accordance with the Specified Accounting Principles from the amounts set forth on the consolidating balance sheet of the Business (including the Transferred Companies) included in the Final Closing Statement.

“Final USLICONY Coinsurance True-Up Amount” means the total (which may be positive or negative) of (i) (A)(x) the aggregate Agreed Value of the Eligible Assets included in the USLICONY Final Asset Portfolio, as set forth in the list of such Eligible Assets included in the Final Closing Statement minus (B) the aggregate Agreed Value of such Eligible Assets as set forth in the schedule delivered pursuant to Section 2.04(b)(iii)(B) (as modified in accordance with Section 2.04(b)(iv), if applicable), plus (y) (I) the estimated USLICONY Required Asset Value as of the Effective Time as set forth in the Estimated Closing Statement minus (II) the USLICONY Required Asset Value as of the Effective Time as set forth in the Final Closing Statement, multiplied by (ii) a fraction, the numerator of which is the aggregate fair market value (taking into account investment income due and accrued), as of the close of business on the last Business Day prior to the Effective Time, of the Eligible Assets included in the USLICONY Final Asset Portfolio (excluding, for the avoidance of doubt, all mortgage loans) and the denominator of which is the aggregate Agreed Value of such Eligible Assets (excluding, for the avoidance of doubt, all mortgage loans) as of such date, each as set forth in the Final Closing Statement. An illustrative example of the calculation of the Final USLICONY Coinsurance True-Up Amount is attached as Annex A to the Specified Accounting Principles.

“GAAP” means generally accepted accounting principles in the United States.

“Georgia DHMO” has the meaning given to such term in the Recitals.

“Governmental Approval” has the meaning given to such term in Section 3.05.

“Governmental Authority” means any governmental, legislative, judicial, administrative or regulatory authority, agency, commission, board, body, court, self-regulatory body or entity or any instrumentality thereof, including any Tax Authority, whether United States federal, state, local or non-U.S.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and its implementing regulations, including the amendments and associated regulations enacted and implemented pursuant to the Health Information Technology for Economic and Clinical Health Act.

“HIPAA BAAs” means the HIPAA Business Associate Agreements substantially in the forms attached on Exhibit J.

“Indebtedness” means (i) all indebtedness for borrowed money, and (ii) any guarantees of the foregoing indebtedness of any other Person; including, in each case, any accrued and unpaid interest or penalty thereon.

“Indemnifiable Losses” has the meaning given to such term in Section 10.04(iv).

“Indemnitee” has the meaning given to such term in Section 10.04(ii).

“Indemnitor” has the meaning given to such term in Section 10.04(iii).

“Indemnity Payment” has the meaning given to such term in Section 10.04(v).

“Independent Accountant” has the meaning given to such term in Section 2.06(f).

“Independent Producer” means a Person, other than Seller, any Affiliate of Seller or any employee of Seller or any of its Affiliates, engaged in the solicitation, negotiation, effectuation, marketing, sale or placement of AEB Policies or other products or services marketed, sold or provided by the AEB Companies in connection with the Business.

“Initial Conditions” means each of (a), (b) and (c) below:

(a)	(i) each of the Specified Agreements remains in effect without any modification from the terms existing as of the date hereof that is adverse to any AEB Company or to Purchaser and its Affiliates; (ii) the Specified Person shall have waived or otherwise agreed in a writing enforceable by the applicable AEB Company, or by Purchaser or one of its Affiliates, not to exercise the right to recapture any part of any Ceding Company’s liability for “Reinsured Liabilities” under any of the Specified Reinsurance Agreements and not to exercise the right to terminate any Specified Administration Agreement, in each case as a result of the sale of the Transferred Companies as contemplated by this Agreement; and (iii) the Specified Person shall have agreed in a writing enforceable by the applicable AEB Company, or by Purchaser or one of its Affiliates, not to exercise any Specified Optional Termination Right;

(b)	the Specified Person shall have entered into one or more written agreements: (i) with the Purchaser Insurers (A) pursuant to which the Purchaser Insurers will obtain, whether directly or through the Coinsurance Agreements, substantially all of the economic benefits provided to the Ceding Companies under the Specified Reinsurance Agreements, and (B) that are not subject to (x) termination by the Specified Person as to new business prior to March 1, 2017 or (y) any optional right to recapture (in whole or in part) prior to September 1, 2017, in each case other than due to the negligence of or a failure to perform or other similar act or omission by (A) Purchaser or any of its Affiliates or (B) any Ceding Company, to the extent such act or omission is within the control of a Purchaser Insurer under the terms of the applicable Administrative Services Agreement; and (ii) with the applicable Transferred Company, waiving or otherwise agreeing not to exercise the right to terminate any Specified Administration Agreement that arises out of the sale of such Transferred Company contemplated by this Agreement; and

(c)	the Specified Person shall have entered into one or more written agreements with the Ceding Companies to extend each of the Specified Reinsurance Agreements (i) upon substantially similar economic terms and (ii) such that they are not subject to termination by the Specified Person as to new business prior to March 1, 2017, or any optional right to recapture (in whole or in part) prior to September 1, 2017, in each case other than a termination or recapture due to the breach by or insolvency of an AEB Company (including the Transferred Companies after the Closing) that is a party to a Specified Agreement.

“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Authority charged with the supervision of insurance companies in such jurisdiction.

“Intellectual Property” means, in any and all jurisdictions, any (i) Trademarks, (ii) copyrights and rights in copyrightable subject matter in published and unpublished works of authorship, (iii) rights in Software, (iv) all registrations and applications to register or renew the registration of any of the foregoing, (v) patents and patent applications, including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (vi) rights in Trade Secrets and (vii) all other intellectual property rights.

“Interfinancial” has the meaning given to such term in the Recitals.

“Interfinancial Subsidiary Securities” has the meaning given to such term in the Recitals.

“Interfinancial Transferred Subsidiaries” has the meaning given to such term in the Recitals.

“Investment Asset Report” has the meaning given to such term in Section 5.17.

“Investment Asset Selection Methodologies” means the principles, practices and methodologies set forth on Schedule IV.

“Investment Assets” means any interest in any bonds, notes, debentures, mortgage loans, real estate, instruments of indebtedness, stocks, partnership or joint venture interests, and all other equity interests, certificates issued by or interests in trusts, derivatives, or other assets acquired for investment purposes.

“Investment Guidelines” means the investment policies and guidelines applicable to the investment activities of the Transferred Companies and the Ceding Companies (in respect of the Business) as in effect as of the date hereof, a true and complete copy of which is set forth in Section 1.01(c) of the Seller Disclosure Schedule.

“IP Assignment and License Agreement” has the meaning given to such term in the Recitals.

“IT Systems” means the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned, leased or licensed by Seller or any of its Affiliates (including the Transferred Companies) and used in the Business.

“Kansas City Lease” has the meaning given to such term in the Recitals.

“Kansas City Premises” means that portion of the real property owned by Seller that is located at 2323 Grand Boulevard, Kansas City, Missouri 64108 and used in connection with the Business.

“Knowledge” means, unless otherwise expressly provided herein, the actual knowledge, after reasonable inquiry of direct reports, of those individuals listed (a) with respect to Seller, on Section 1.01(d) of the Seller Disclosure Schedule, and (b) with respect to Purchaser, on Section 1.01(a) of the Purchaser Disclosure Schedule.

“Lease Assignment Agreement” has the meaning given to such term in the Recitals.

“Leased Property” means the real property leased or subleased by an AEB Company or Seller and used in connection with the Business that is set forth on Section 1.01(e) of the Seller Disclosure Schedule.

“Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

“Lien” means any pledge, security interest, mortgage, lien, attachment, right of first refusal, or option, including any restriction on receipt of income or exercise of any other attribute of ownership, except such restrictions as may be contained in any Applicable Law relating to insurance.

“Litigation Hold” means any requirement under Applicable Law to preserve documents and records that is required, implemented or mandated in connection with any pending or reasonably contemplated litigation, arbitration (or other form of dispute resolution), non-party subpoena, regulatory inquiry or investigation by a Governmental Authority or other legal process or proceedings for which Seller provides notice to Purchaser at or prior to the Closing. For purposes of this definition, the term “documents” is defined as synonymous with the term “documents or electronically stored information” in Federal Rule of Civil Procedure 34(a)(1)(A).

“Material Adverse Effect” means a material adverse effect on (A) the business, results of operations or condition (financial or otherwise) of the Business, but excluding any such effect to the extent resulting from or arising out of: (i) changes occurring after the date of this Agreement in general political, economic or securities or financial market conditions (including changes in interest rates or changes in equity prices in general); (ii) any occurrence or condition generally affecting participants in the group insurance or financial services industries; (iii) any change or proposed change in GAAP, SAP or Applicable Law, or the interpretation or enforcement thereof, including any effect resulting from the implementation or interpretation of the Patient Protection and Affordable Care Act or the Health Care and Education Reconciliation Act of 2010; (iv) natural or man-made catastrophe events, hostilities, acts of war or terrorism, or any escalation or worsening thereof; (v) any pandemic or similar outbreak that affects U.S. health insurance or employee benefit insurance companies generally; (vi) the negotiation, execution and delivery of, or the taking of any action required by, this Agreement, the failure to take any action prohibited by this Agreement, or the public announcement of, or consummation of, any of the transactions contemplated hereby; (vii) the identity of or facts related to Purchaser or its Affiliates or the effect of any action taken by Purchaser or its Affiliates, or taken by Seller or any of its Affiliates at the request of Purchaser; (viii) any downgrade or threatened downgrade in the rating assigned to Seller or any of its Affiliates by any rating agency (provided, that this clause (viii) shall not by itself exclude the underlying cause of any such downgrade or threatened downgrade); or (ix) any failure of the Business to meet any financial projections or targets (provided, that this clause (ix) shall not by itself exclude the underlying causes of any such failure); except, in the cases of clauses (i) – (v), to the extent such effect disproportionately affects the Business relative to other Persons engaged in businesses similar to the Business; or (B) the ability of Seller or any of its Affiliates to perform any of their respective material obligations under this Agreement or any of the other Transaction Agreements or to consummate the material transactions contemplated by this Agreement and the other Transaction Agreements (including their ability to consummate the Closing prior to the Outside Date).

“Material Contract” has the meaning given to such term in Section 3.06(a).

“Michigan DHMO” has the meaning given to such term in the Recitals.

“Milliman” has the meaning given to such term in Section 3.21.

“Missouri DHMO” has the meaning given to such term in the Recitals.

“New Contract” has the meaning given to such term in Section 5.19(a).

“New Jersey DHMO” has the meaning given to such term in the Recitals.

“New Mexico DHMO” has the meaning given to such term in the Recitals.

“Non-Assignable Item” has the meaning given to such term in Section 5.06(d).

“Notice of Disagreement” has the meaning given to such term in Section 2.06(d).

“Ohio DHMO” has the meaning given to such term in the Recitals.

“Outside Date” has the meaning given to such term in Section 9.01(b).

“Owned Real Property” has the meaning given to such term in Section 3.15(a).

“Permit” means any license, permit, order, approval, consent, registration, membership, authorization or qualification under any Applicable Law or with any Governmental Authority or under any industry or non-governmental self-regulatory organization.

“Permitted Liens” means (a) materialmen’s, mechanics’, construction, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business, (b) Liens for Taxes, assessments and governmental charges or levies which are not yet due or delinquent or which are being contested in good faith and for which appropriate reserves are maintained in accordance with GAAP or SAP, as applicable, (c) easements, rights-of-way, encroachments, restrictions, conditions and other similar Liens which, individually or in the aggregate, do not materially impair the use or value of the applicable real property, (d) statutory landlords’ liens and liens granted to landlords under any lease, (e) Liens contemplated by this Agreement or any Transaction Agreement, and any custodian or similar liens contemplated or permitted thereunder, (f) in the case of Assigned Leases, Liens affecting the interest of the lessor (or, in the instances where the Assigned Leases are subleases, the sublessor and prime lessor) of the Assigned Leases, (g) Liens incurred or pledges or deposits made in compliance with workers’ compensation, unemployment insurance or other social security laws or regulations; and (h) any other Liens that do not materially impair the value of or interfere with the current use or operation of such asset.

“Person” means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

“Personal Data” has the same meaning as the term “personal data,” “personal information,” or the equivalent under the applicable Privacy and Data Security Law, including “protected health information” and “electronic protected health information” as defined by HIPAA.

“Post-Closing Tax Period” means a Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means a Tax period (or portion thereof) ending on or prior to the Closing Date.

“Privacy and Data Security Law” means any applicable data privacy, data security, or data protection law or regulation in the United States of America, including HIPAA.

“Purchase Price” has the meaning given to such term in Section 2.04(a).

“Purchaser” has the meaning given to such term in the Preamble.

“Purchaser 401(k) Plan” has the meaning given to such term in Section 6.01(f).

“Purchaser Disclosure Schedule” has the meaning given to such term in Article IV.

“Purchaser Indemnified Persons” has the meaning given to such term in Section 10.02(a).

“Purchaser Insurers” means the U.S. Branch and SLHIC.

“Purchaser Material Adverse Effect” means a material adverse effect on the ability of Purchaser or any of its Affiliates to perform any of their respective material obligations under this Agreement or any of the other Transaction Agreements or to consummate the material transactions contemplated by this Agreement and the other Transaction Agreements (including their ability to consummate the Closing prior to the Outside Date). For the avoidance of doubt and without limiting the foregoing, “Purchaser Material Adverse Effect” includes a material impairment on the ability of Purchaser to obtain any Governmental Approval set forth in Section 8.01(a) of the Seller Disclosure Schedule that are required to be obtained by Purchaser in connection with the consummation of the transactions contemplated by the Transaction Agreements, notwithstanding the compliance by Purchaser with the terms of this Agreement (including Section 5.06).

“Purchaser Party” means Purchaser and each Affiliate of Purchaser that is, or is contemplated by this Agreement to become at the Closing, a party to one or more Transaction Agreements.

“Purchaser Permits” has the meaning given to such term in Section 4.08(a).

“Purchaser Specified Representations” means the representations and warranties made in Section 4.01, Section 4.02 and Section 4.11.

“Purchaser’s FSA” has the meaning given to such term in Section 6.01(j).

“Reference Investment Portfolio Schedule” has the meaning given to such term in Section 2.04(b)(ii).

“Reference Pro Forma Statement” has the meaning given to such term in Section 2.04(b)(i).

“Reference Seller Stockholders Equity” means $13,259,955, representing the sum of the total stockholders equity of the Interfinancial Transferred Subsidiaries as of December 31, 2014 calculated in accordance with the Specified Accounting Principles from the amounts set forth on the consolidating balance sheet of the Business (including the Transferred Companies) included in the Reference Pro Forma Statement.

“Reference USIC Stockholders Equity” means $24,112,016, representing the sum of the total stockholders equity of the USIC Transferred Subsidiaries as of December 31, 2014

calculated in accordance with the Specified Accounting Principles from the amounts set forth on the consolidating balance sheet of the Business (including the Transferred Companies) included in the Reference Pro Forma Statement.

“Registered” means issued by, registered or filed with, renewed by or the subject of a pending application before, any Governmental Authority, Internet domain name registrar or social media service provider.

“Reinsurance Contracts” has the meaning given to such term in Section 3.16(a).

“Reinsurance Factor” means, as of any date of determination, (a) with respect to USIC, the quotient obtained by dividing (i) the total amount of premiums received over the prior 12 months by the Specified Person from the Subject Business that is in-force and reinsured by USIC as of such date by (ii) the total amount of premiums received over the prior 12 months by such Specified Person that is a party to a Specified Reinsurance Agreement with USIC from Subject Business that is in-force as of such date, and (b) with respect to USLICONY, the quotient obtained by dividing (i) the total amount of premiums received over the prior 12 months by the Specified Person from Subject Business that is in-force and reinsured by USLICONY as of such date by (ii) an amount equal to 90% of the total amount of premiums received over the prior 12 months by such Specified Person that is a party to a Specified Reinsurance Agreement with USLICONY from Subject Business that is in-force as of such date.

“Representative” means, with respect to any Person, such Person’s Affiliates and the officers, directors, employees, agents, investment bankers, attorneys, financial advisers, accountants, actuaries or other representatives of such Person or any of its Affiliates.

“Restricted Entities” has the meaning given to such term in Section 5.11.

“Restricted Period” has the meaning given to such term in Section 5.11.

“Review Period” has the meaning given to such term in Section 2.06(d).

“SAP” means, as to any regulated insurance company, the statutory accounting practices prescribed or permitted by the Governmental Authority responsible for the regulation of insurance companies in the jurisdiction in which such company is domiciled.

“Secondary Condition” means either of the following:

(a)	at any time between the Closing and the Specified Date (inclusive), the Specified Person enters into one or more written agreements providing for a Specified Extension; or

(b)	as of the Specified Date, the Specified Person shall not have entered into a Specified Extension but shall also not have delivered (i) any notice of termination as to new business with respect to any of the Specified Reinsurance Agreements; (ii) any notice of recapture (in whole or in part) with respect to any business reinsured by the Ceding Companies under any of the Specified Reinsurance Agreements; or (iii) any notice of termination with respect to any of the Specified Administration Agreements, in each case that has not been withdrawn or rescinded as of the Specified Date.

“Section 338 Forms” has the meaning given to such term in Section 7.06(d).

“Section 338(h)(10) Election” has the meaning given to such term in Section 7.06(d).

“Securities Transfer Documentation” has the meaning given to such term in Section 2.05(a)(i).

“Seller” has the meaning given to such term in the Preamble.

“Seller 401(k) Plan” has the meaning given to such term in Section 6.01(f).

“Seller Disclosure Schedule” has the meaning given to such term in Article III.

“Seller Employee” means each Employee other than any Employee of any AEB Company.

“Seller Employee Benefit Plan” means each Employee Benefit Plan that is not an AEB Employee Benefit Plan.

“Seller Group” means: (i) the “affiliated group”, as defined in Section 1504(a) of the Code, of which Assurant, Inc. is the common parent; and (ii) with respect to each state, local or foreign jurisdiction in which Assurant, Inc. or any of its current Subsidiaries files a consolidated, combined or unitary Tax Return and in which a Transferred Company is or is required to be included, the group with respect to which such Tax Return is filed.

“Seller Indemnified Persons” has the meaning given to such term in Section 10.02(b).

“Seller Party” means Seller and each Affiliate of Seller that is, or is contemplated by this Agreement to become at the Closing, a party to one or more Transaction Agreements.

“Seller Specified Representations” means the representations and warranties made in Section 3.01, Section 3.02, Section 3.03 and Section 3.24.

“Seller Trademarks” means the Trademarks (i) owned by Seller or any of its Affiliates (including the Transferred Companies) that include the name “Assurant” or any word confusingly similar to “Assurant”, and (ii) owned by Seller or any of its Affiliates (other than the Transferred Companies) that are used but not primarily or exclusively used in the Business.

“Seller’s FSA” has the meaning given to such term in Section 6.01(j).

“Seller’s IT Systems” means the IT Systems owned, leased or licensed by Seller or its Affiliates (other than the Transferred Companies).

“Seller’s Licensed IP Rights” means, other than Trademarks, any and all Intellectual Property owned (and which will, as of and following the Closing, continue to be owned) by Seller or any of its Affiliates (other than the Transferred Companies) that was used or practiced in the Business in the twelve (12) months prior to the Closing.

“Significant Producer” has the meaning given to such term in Section 3.14(a).

“SLHIC” means Sun Life and Health Insurance Company (U.S.), a Connecticut-domiciled life insurance company.

“Software” means all computer software, including but not limited to application software, system software, firmware, middleware, mobile digital applications, assemblers, applets, compilers and binary libraries, including all source code and object code versions of any and all of the foregoing, in any and all forms and media, and all related documentation.

“Solidify” has the meaning given to such term in the Recitals.

“Specified Accounting Principles” means the methodologies, procedures, judgments and estimates described in Schedule V.

“Specified Administration Agreements” has the meaning specified in the definition of “Specified Agreements.”

“Specified Agreements” means, collectively, the Specified Reinsurance Agreements and the Specified Administration Agreements, each as defined in Section 1.1(b) of the Seller Disclosure Schedule, all of which are agreements between AEB Companies, on the one hand, and the Specified Person, on the other hand.

“Specified Assumed Treaties” has the meaning given to such term in Section 5.09(a).

“Specified Date” has the meaning specified in Section 1.1(b) of the Seller Disclosure Schedule.

“Specified Extension” means one or more written agreements that would cause any of the Initial Conditions to be satisfied.

“Specified Optional Termination Right” means any of the optional rights to recapture any Ceding Company’s liability for policies reinsured under any Specified Reinsurance Agreement, or otherwise to terminate any Specified Agreement, in each case that is specified in Section 1.1(b) of the Seller Disclosure Schedule.

“Specified Person” means, collectively, the Persons identified on Section 1.1(b) of the Seller Disclosure Schedule and their Affiliates.

“Specified Reinsurance Agreements” has the meaning specified in the definition of “Specified Agreements.”

“Specified Trust Accounts” means the trust accounts established by USIC pursuant to the Specified Trust Agreements.

“Specified Trust Agreements” means those trust agreements entered into by USIC for the benefit of the cedents under the Specified Assumed Treaties.

“Statutory Statements” has the meaning given to such term in Section 3.18(a).

“Straddle Period” has the meaning given to such term in Section 7.03(b).

“Subject Business” has the meaning specified in Section 1.1(b) of the Seller Disclosure Schedule.

“Subject Closing Statement” has the meaning given to such term in Section 2.06(a).

“Subsidiary” of any Person at the time in question means another Person more than 50% of the total combined voting power of all classes of capital stock or other voting interests of which, or more than 50% of the equity securities of which, is at such time owned directly or indirectly by such first Person.

“Surviving Intercompany Contracts” has the meaning given to such term in Section 5.14.

“Tax” or “Taxes” means any and all federal, state, provincial, foreign or local income, gross receipts, premium, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, goods and services, harmonized sales, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, fee, duty, levy, custom, tariff, impost, assessment or charge of the same or of a similar nature to any of the foregoing, including any interest, penalty or addition thereto.

“Tax Agreement” has the meaning given to such term in Section 3.17(e).

“Tax Authority” means, with respect to any Tax, any government or political subdivision thereof that imposes such Tax, and any agency charged with the collection, assessment, determination or administration of such Tax for such government or subdivision.

“Tax Proceedings” has the meaning given to such term in Section 10.05(c).

“Tax Refund” has the meaning given to such term in Section 7.04.

“Tax Return” means any return, report, declaration, claim for refund or other return or statement, including any schedule or attachment thereto, and any amendment thereof, required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax.

“Tertiary Condition” has the meaning given to such term in Section 1.01(b) of the Seller Disclosure Schedule.

“Texas DHMO” has the meaning given to such term in the Recitals.

“Third Party Claim” has the meaning given to such term in Section 10.04(vi).

“Threshold Amount” has the meaning given to such term in Section 10.03(a).

“Trade Secrets” means all inventions, processes, designs, formulae, models, tools, algorithms, Software architectures, trade secrets, know-how, ideas, research and development, data and databases and confidential information.

“Trademark License Agreement” has the meaning given to such term in Section 5.12(a).

“Trademarks” means trademarks, service marks, Internet domain names, trade dress, trade names, logos, slogans, social media identifiers, handles and tags, personalized subdomains or vanity URLs, and any other indicia of origin, registrations and applications with respect to the foregoing, and the goodwill associated therewith and symbolized thereby.

“Transaction Agreements” means this Agreement, the Coinsurance Agreements, the Trust Agreements, the Administrative Services Agreements, the Business Transition Agreements, the Transition Services Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the IP Assignment and License Agreement, the Lease Assignment Agreement, the Kansas City Lease, the Securities Transfer Documentation, the HIPAA BAAs, the Trademark License Agreement and any Assumed Reinsurance Novation Agreement.

“Transfer Date” has the meaning given to such term in Section 6.01(b).

“Transfer Offers” has the meaning given to such term in Section 6.01(a).

“Transfer Taxes” has the meaning given to such term in Section 7.02.

“Transferred Assets” means (i) other than the Excluded IP Assets, all assets, properties and rights used or held for use by Seller or its Affiliates exclusively or primarily in the Business (other than assets, properties or rights owned by a Transferred Company as of the Closing) and (ii) the assets set forth on Schedule III.

“Transferred Companies” has the meaning given to such term in the Recitals.

“Transferred Companies’ IT Systems” means the IT Systems owned, leased or licensed by the Transferred Companies.

“Transferred Company Employee” means each current or former employee of any of the Transferred Companies.

“Transferred Employee” has the meaning given to such term in Section 6.01(b).

“Transferred Intellectual Property” means the Intellectual Property included in the Transferred Assets.

“Transferred Securities” has the meaning given to such term in the Recitals.

“Transferred U.S. Corporations” has the meaning given to such term in Section 7.06(a).

“Transferred U.S. Corporations Purchase Price” has the meaning given to such term in Section 7.06(c).

“Transition Services Agreement” has the meaning given to such term in the Recitals.

“Trust Account” has the meaning given to such term in the Recitals.

“Trust Agreement” has the meaning given to such term in the Recitals.

“Trustee” means a U.S. bank or other financial institution mutually agreed upon by Seller and Purchaser.

“U.S. Branch” means the United States Branch of Sun Life Assurance Company of Canada, entered through the State of Michigan.

“USIC” has the meaning given to such term in the Recitals.

“USIC Administrative Services Agreement” means the Administrative Services Agreement, dated as of the Closing Date, by and between USIC and the U.S. Branch, substantially in the form attached hereto as Exhibit C.

“USIC Business Transition Agreement” means the Business Transition Agreement, dated as of the Closing Date, by and between USIC and the U.S. Branch, substantially in the form of the Business Transition Agreement attached hereto as Exhibit D.

“USIC Ceding Commission” has the meaning given to such term in Section 2.04(a)(i).

“USIC Ceding Commission Adjustment Amount” means $15,200,000.

“USIC Coinsurance Agreement” has the meaning given to such term in the Recitals.

“USIC Final Asset Portfolio” has the meaning given to such term in Section 2.04(c)(i).

“USIC Partial Adjustment Amount” means, as of any date of determination, an amount equal to the product of $5,066,666.66 multiplied by the Reinsurance Factor with respect to USIC as of such date.

“USIC Proposed Portfolio” has the meaning given to such term in Section 2.04(b)(iii)(B).

“USIC Required Asset Value” means, with respect to any Closing Statement, the amount set forth in the column labeled “AEB Items to be Transferred” on the line item labeled “12. Subtotals, cash and invested assets and invest inc. due (Lines 1-5,7-11,14)” in the pro forma balance sheet of USIC included in such Closing Statement, as calculated in accordance with the Specified Accounting Principles.

“USIC Subsidiary Securities” has the meaning given to such term in the Recitals.

“USIC Transferred Subsidiaries” has the meaning given to such term in the Recitals.

“USIC Trust Account” means the Trust Account established pursuant to the USIC Trust Agreement.

“USIC Trust Agreement” means the Trust Agreement, dated as of the Closing Date, by and between the U.S. Branch, as grantor, USIC, as beneficiary, and the Trustee, substantially in the form of the Trust Agreement attached hereto as Exhibit B.

“USLICONY” has the meaning given to such term in the Recitals.

“USLICONY Administrative Services Agreement” means the Administrative Services Agreement, dated as of the Closing Date, by and between USLICONY and SLHIC, substantially in the form attached hereto as Exhibit C.

“USLICONY Business Transition Agreement” means the Business Transition Agreement, dated as of the Closing Date, by and between USLICONY and SLHIC, substantially in the form of the Business Transition Agreement attached hereto as Exhibit D.

“USLICONY Ceding Commission” has the meaning given to such term in Section 2.04(a)(ii).

“USLICONY Ceding Commission Adjustment Amount” means $800,000.

“USLICONY Coinsurance Agreement” has the meaning given to such term in the Recitals.

“USLICONY Final Asset Portfolio” has the meaning given to such term in Section 2.04(c)(ii).

“USLICONY Partial Adjustment Amount” means, as of any date of determination, an amount equal to the product of $266,666.67 multiplied by the Reinsurance Factor with respect to USLICONY as of such date.

“USLICONY Proposed Portfolio” has the meaning given to such term in Section 2.04(b)(iii)(B).

“USLICONY Required Asset Value” means, with respect to any Closing Statement, the amount set forth in the column labeled “AEB Items to be Transferred” on the line item labeled “12. Subtotals, cash and invested assets and invest inc. due (Lines 1-5,7-11,14)” in the pro forma balance sheet of USLICONY included in such Closing Statement, as calculated in accordance with the Specified Accounting Principles.

“USLICONY Trust Account” means the Trust Account established pursuant to the USLICONY Trust Agreement.

“USLICONY Trust Agreement” means the Trust Agreement, dated as of the Closing Date, by and between SLHIC, as grantor, USLICONY, as beneficiary, and the Trustee, substantially in the form of the Trust Agreement attached hereto as Exhibit B.

“Utah DHMO” has the meaning given to such term in the Recitals.

“WARN Act” has the meaning given to such term in Section 6.01(e).

ARTICLE II.

TRANSFER AND ACQUISITION OF ASSETS

Section 2.01. Purchase and Sale of the Transferred Assets and the Transferred Securities.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall, and shall cause its Affiliates to, sell, convey, assign, transfer and deliver to Purchaser, free and clear of all Liens other than Permitted Liens, and Purchaser shall purchase, acquire and accept from Seller and its Affiliates, all of Seller’s and each such Affiliate’s right, title and interest in and to the Transferred Assets pursuant to the Bill of Sale.

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall cause Interfinancial to sell and deliver to Purchaser, and Purchaser shall purchase and accept, all of the Interfinancial Subsidiary Securities, free and clear of all Liens.

(c) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall cause USIC to sell and deliver to Purchaser, and Purchaser shall purchase and accept, all of the USIC Subsidiary Securities, free and clear of all Liens.

Section 2.02. Assumption of the Assumed Liabilities and Assigned Contracts. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a) Seller shall, and shall cause its Affiliates to, assign to Purchaser, and Purchaser shall assume, the Assumed Liabilities and

(b) Seller shall, and shall cause its Affiliates to, sell, convey, assign, transfer and deliver to Purchaser (or to one or more Transferred Companies, as Purchaser may direct), free and clear of all Liens other than Permitted Liens, and Purchaser shall (or shall cause such Transferred Companies to) assume, the Assigned Contracts;

in each case pursuant to the Assignment and Assumption Agreement.

(c) Notwithstanding the foregoing: (i)(A) any Assigned Contracts that constitute ASO Contracts of the type described in clause (i) of the definition thereof that is set forth in the form of the Administrative Services Agreement attached hereto as Exhibit C will not be assigned to Purchaser at the Closing Date but will be treated as “Administered Contracts” under the Administrative Services Agreement until such time as they are assigned to Purchaser pursuant to clause (C) below; (B) Purchaser shall, from and after the Closing Date, use commercially reasonable efforts to facilitate as promptly as practicable its ability operationally to assume such ASO Contracts as promptly as practicable after the Closing Date (including through the entry by Purchaser into arrangements with third party network providers as necessary to continue to make such networks available to counterparties under such ASO contracts); and (C) such ASO Contracts will, to the extent that required consents of third parties have been obtained, be assigned to Purchaser pursuant to an assignment and assumption agreement that is identical to the Assignment and Assumption Agreement upon the earlier of (I) the first date occurring after the date that is six months following the Closing Date on which Purchaser is or becomes operationally able to assume such ASO Contracts (which shall include Purchaser’s having entered into arrangements with third party network providers as necessary to continue to make such networks available to counterparties under such ASO contracts) and (II) the second anniversary of the Closing Date; and (ii) between the date hereof and October 15, 2015, the parties shall work together, act reasonably and negotiate in good faith any changes to Exhibit B to Schedule II (provided that the remaining contents of Schedule II will not be subject to the terms of this Section 2.02(c)) (as part of the transition planning process) in each case to add to any such schedule any Contract or Service, as applicable, that was not included on such schedule but that either party believes in good faith should be included on such schedule or to delete from such schedule any Contract or Service, as applicable, that either party believes in good faith should be deleted from such schedule; provided that any such addition or deletion may only be done upon the mutual written agreement of Seller and Purchaser.

Section 2.03. Place and Date of Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 10:00 a.m., New York City time, on (i) the first Business Day of the month immediately following the month in which all the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) shall have been satisfied or waived in accordance with this Agreement (the “Condition Satisfaction”) or (ii) if the Condition Satisfaction occurs less than two Business Days prior to the first Business Day of such month and the parties do not have prior notice that the Condition Satisfaction is reasonably likely to occur during such period, then the Closing shall take place on the first Business Day of the second month immediately following the month in which the Condition Satisfaction occurs, in each case unless another date, time or place is agreed to in writing by the parties hereto. The Closing shall, for purposes of preparing the Closing Statements and calculating any amounts required to be calculated therefrom, be deemed effective as of 12:00:01 a.m. on the first calendar day of the month in which the Closing occurs (the “Effective Time”). The actual date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 2.04. Consideration; Closing Payments.

(a) The base consideration with respect to the transactions contemplated by this Agreement will be an aggregate amount in cash equal to $940,000,000 (the “Purchase Price”), which will comprise:

(i)	$857,496,628, constituting the ceding commission to be paid to USIC as of the Effective Time pursuant to the USIC Coinsurance Agreement (the “USIC Ceding Commission”), which amount will not be subject to adjustment except pursuant to Section 2.07(c) and will constitute consideration for the reinsurance arrangement contemplated by the USIC Coinsurance Agreement and the transactions contemplated by the USIC Business Transition Agreement with respect to the business reinsured thereunder;

(ii)	$45,131,401, constituting the ceding commission to be paid to USLICONY as of the Effective Time pursuant to the USLICONY Coinsurance Agreement (the “USLICONY Ceding Commission”), which amount will not be subject to adjustment except pursuant to Section 2.07(c) and will constitute consideration for the reinsurance arrangement contemplated by the USLICONY Coinsurance Agreement and the transactions contemplated by the USLICONY Business Transition Agreement;

(iii)	$24,112,016, representing the aggregate base purchase price for the USIC Subsidiary Securities (the “Base USIC Consideration”), which amount will be subject to adjustment pursuant to this Section 2.04 and Section 2.06; and

(iv)	$13,259,955, representing the aggregate base purchase price for the Interfinancial Subsidiary Securities (the “Base Seller Consideration”), which amount will be subject to adjustment pursuant to this Section 2.04 and Section 2.06.

(b) Reference and Estimated Statements and Schedules.

(i)

Section 2.04(b)(i) of the Seller Disclosure Schedule contains a pro forma statement as of December 31, 2014 (the “Reference Pro Forma Statement”) setting forth: (A) a pro forma consolidating balance sheet of the Business (including the Transferred Companies) as of such date and setting forth, in the columns included under the heading “Legal Entities To Be Sold,” the assets and liabilities of the Transferred Companies as of such date; and (B) pro forma balance sheets of each of the Ceding Companies as of such date and setting forth, in the column thereof titled “AEB Items to be Transferred,” the assets and liabilities of such Ceding Companies that, as of such date, relate to the Business and are contemplated to be transferred to or assumed by the Purchaser Insurers pursuant to the applicable Transaction Agreements. The Reference Pro Forma Statement and the footnotes included therein constitute a part of, and should be read together with, the Specified Accounting Principles described in Schedule V.

(ii)	Annex A to the Investment Asset Selection Methodologies is a schedule (the “Reference Investment Portfolio Schedule”) showing, in the table therein titled “Selected Portfolio Dec 2014,” the portfolio of Investment Assets that would have been selected in accordance with the Investment Asset Selection Methodologies to satisfy (i) USIC’s obligations under Section 2.04(c)(i) assuming, for this purpose, that the term “Estimated Closing Statement” in Section 2.04(c)(i) were replaced with the term “Reference Pro Forma Statement” and the Agreed Values of such Investment Assets were determined as of December 31, 2014; and (ii) USLICONY’s obligations under Section 2.04(c)(ii) assuming, for this purpose, that the term “Estimated Closing Statement” in Section 2.04(c)(ii) were replaced with the term “Reference Pro Forma Statement” and the Agreed Values of such Investment Assets were determined as of December 31, 2014.

(iii)	No later than three Business Days prior to the anticipated Closing Date (or, with respect to the schedule described in clause (B) below, such earlier date (not more than ten (10) Business Days prior to the anticipated Closing Date) upon which such schedule is otherwise available to Seller through the use of commercially reasonable efforts), Seller shall prepare and deliver to Purchaser:

(A)	an estimated statement as of the anticipated Effective Time (the “Estimated Closing Statement”) in the same format as the Reference Pro Forma Statement and setting forth (x) an estimated pro forma consolidating balance sheet of the Business (including the Transferred Companies) as of the Effective Time prepared in accordance with the Specified Accounting Principles and setting forth, in columns included under the heading “Legal Entities To Be Sold,” the assets and liabilities of the Transferred Companies as of the Effective Time; (y) estimated pro forma balance sheets of each of the Ceding Companies as of the Effective Time prepared in accordance with the Specified Accounting Principles and setting forth, in a column thereof titled “AEB Items to be Transferred,” the assets and liabilities of such Ceding Companies that, as of the Effective Time, relate to the Business and are contemplated to be transferred to or assumed by the Purchaser Insurers at the Closing pursuant to the Transaction Agreements; and (z) an estimated calculation in reasonable detail of the “Required Balance” (as defined in each of the Coinsurance Agreements) of the USIC Trust Account and the USLICONY Trust Account as of the Effective Time (each, an “Estimated Required Balance”); and

(B)	a schedule in the same format as the Reference Investment Portfolio Schedule showing, in a table therein titled “Selected Portfolio,” Seller’s proposed portfolios of Eligible Assets to be transferred to the Trust Accounts and, if applicable, to the Purchaser Insurers (x) by USIC, having an aggregate Agreed Value as of the last Business Day prior to the Closing Date not less than the USIC Required Asset Value reflected on the pro forma balance sheet of USIC that is included in the Estimated Closing Statement (the “USIC Proposed Portfolio”) and (y) by USLICONY, having an aggregate Agreed Value as of the last Business Day prior to the Closing Date not less than the USLICONY Required Asset Value reflected on the pro forma balance sheet of USLICONY that is included in the Estimated Closing Statement (the “USLICONY Proposed Portfolio”), together with a list of the assets in the Baseline Portfolio of USIC and USLICONY not included in such proposed portfolios and the Agreed Value thereof, each as of the third Business Day immediately prior to the date such schedule is prepared and delivered pursuant to this Section 2.04(b)(iii)(B). Each such proposed portfolio shall be derived from the Baseline Portfolio as of such date, and shall include Investment Assets selected in accordance with the Investment Asset Selection Methodologies, and such table shall include Seller’s good faith estimate of the Agreed Value as of the Effective Time of each Investment Asset included therein.

(iv)	Between the date the schedule described in Section 2.04(b)(iii)(B) is delivered to Purchaser and the Closing, Purchaser and Seller shall mutually cooperate in good faith to review the USIC Proposed Portfolio and the USLICONY Proposed Portfolio and, if requested by Purchaser, cooperate and use commercially reasonable efforts to negotiate in good faith and agree upon any replacements of Eligible Assets in the USIC Proposed Portfolio or the USLICONY Proposed Portfolio that Purchaser may reasonably request; provided that (x) Eligible Assets may only be replaced with other Eligible Assets from the applicable Baseline Portfolio as of the date such proposed portfolios were derived unless the parties, each acting in its sole discretion, may otherwise mutually agree; (y) any such replacements will be made only with the mutual consent of both Purchaser and Seller; and (z) neither party will be required to agree to any change to either of such portfolios if the resulting portfolio would deviate from the Investment Asset Selection Methodologies in a manner that would be less favorable to such party than a portfolio determined by application of the Investment Asset Selection Methodologies.

(c) Closing Transfers and Payments. At the Closing, upon the terms set forth in this Agreement and the applicable Coinsurance Agreement:

(i)	Seller shall cause USIC to deposit into the USIC Trust Account, on behalf of the U.S. Branch, free and clear of all Liens (other than Liens under the USIC Trust Agreement), each of the Eligible Assets in the USIC Proposed Portfolio (as modified in accordance with Section 2.04(b)(iv), if applicable) (the “USIC Final Asset Portfolio”); provided, if the aggregate Agreed Value of such Eligible Assets (as set forth in the USIC Proposed Portfolio) exceeds the Estimated Required Balance of the USIC Trust Account (as set forth in the Estimated Closing Statement) then Seller shall cause USIC to transfer to the U.S. Branch, free and clear of all Liens, Eligible Assets included in the USIC Final Asset Portfolio, as selected by Purchaser, with an aggregate Agreed Value (as set forth in the USIC Proposed Portfolio) not greater than the amount of such excess, and Seller shall cause USIC to transfer the remainder of the Eligible Assets in the USIC Final Asset Portfolio to the USIC Trust Account;

(ii)	Seller shall cause USLICONY to deposit into the USLICONY Trust Account, on behalf of SLHIC, free and clear of all Liens (other than Liens under the USLICONY Trust Agreement), each of the Eligible Assets in the USLICONY Proposed Portfolio (as modified in accordance with Section 2.04(b)(iv), if applicable) (the “USLICONY Final Asset Portfolio”); provided, if the aggregate Agreed Value of such Eligible Assets (as set forth in the USLICONY Proposed Portfolio) exceeds the Estimated Required Balance of the USLICONY Trust Account as of the Effective Time (as set forth in the Estimated Closing Statement) then Seller shall cause USLICONY to transfer to SLHIC, free and clear of all Liens, Eligible Assets included in the USLICONY Final Asset Portfolio, as selected by Purchaser, with an aggregate Agreed Value (as set forth in the USLICONY Proposed Portfolio) not greater than the amount of such excess, and Seller shall cause USLICONY to transfer the remainder of the Eligible Assets in the USLICONY Final Asset Portfolio to the USLICONY Trust Account;

(iii)	Purchaser shall cause the U.S. Branch to make the payment contemplated by Section 3.1(a)(iii) of the USIC Coinsurance Agreement if required pursuant to the terms thereof;

(iv)	Purchaser shall cause SLHIC to make the payment contemplated by Section 3.1(a)(iii) of the USLICONY Coinsurance Agreement, if required pursuant to the terms thereof;

(v)	Purchaser shall cause the U.S. Branch to pay to USIC an amount equal to the USIC Ceding Commission;

(vi)	Purchaser shall cause SLHIC to pay to USLICONY an amount equal to the USLICONY Ceding Commission;

(vii)	Purchaser shall pay (or cause one or more of its Affiliates to pay) to USIC an amount equal to the Adjusted Initial USIC Amount; and

(viii)	Purchaser shall pay (or cause one or more of its Affiliates to pay) to Seller an amount equal to the Adjusted Initial Seller Amount.

Any payments required to be made to Seller, USIC, USLICONY or any of their respective Affiliates pursuant to this Section 2.04 shall be made by wire transfer of immediately available funds to such accounts as Seller may designate by written notice to Purchaser at least three (3) Business Days prior to the Closing Date.

Section 2.05. Closing Deliveries.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, in addition to the payments contemplated by Section 2.04 above, Seller shall, and shall cause its applicable Affiliates to, enter into and deliver to Purchaser:

(i)	With respect to Transferred Securities that are in certificated form, certificates representing the Transferred Securities, duly endorsed in blank or accompanied by duly executed instruments of transfer and, with respect to all other Transferred Securities, duly executed instruments of transfer, in each case sufficient to effect the transfers contemplated by Section 2.01(b) and Section 2.01(c) (collectively, the “Securities Transfer Documentation”);

(ii)	a counterpart to the USIC Coinsurance Agreement duly executed by USIC and a counterpart to the USLICONY Coinsurance Agreement duly executed by USLICONY;

(iii)	a counterpart to the USIC Trust Agreement duly executed by USIC and a counterpart to the USLICONY Trust Agreement duly executed by USLICONY;

(iv)	a counterpart to the USIC Administrative Services Agreement duly executed by USIC and a counterpart to the USLICONY Administrative Services Agreement duly executed by USLICONY;

(v)	a counterpart to the USIC Business Transition Agreement duly executed by USIC and a counterpart to the USLICONY Business Transition Agreement duly executed by USLICONY;

(vi)	a counterpart to the Transition Services Agreement duly executed by Interfinancial;

(vii)	a counterpart to the Trademark License Agreement duly executed by Seller;

(viii)	counterparts to each of the HIPAA BAAs duly executed by USIC and USLICONY, respectively;

(ix)	a counterpart to the Assignment and Assumption Agreement duly executed by Seller and each Affiliate of Seller that is a party thereto;

(x)	a counterpart to the Bill of Sale duly executed by Seller and each Affiliate of Seller that is a party thereto;

(xi)	a counterpart to the Lease Assignment Agreement duly executed by Seller or the applicable Affiliate of Seller that is a party thereto;

(xii)	a counterpart to the IP Assignment and License Agreement duly executed by Seller and each Affiliate of Seller that is a party thereto;

(xiii)	a counterpart of the Kansas City Lease duly executed by USIC and, if Seller is contemplated to be a party thereto, Seller;

(xiv)	a certificate of Seller duly executed by an authorized officer of Seller, dated as of the Closing Date, certifying as to Seller’s compliance with the conditions set forth in Section 8.02(a) and Section 8.02(b);

(xv)	copies of the written resignations of the directors and officers of the Transferred Companies in accordance with Section 5.16;

(xvi)	statements, meeting the requirements of Section 1.1445-2(b) of the Treasury Regulations, to the effect that each of Seller, Interfinancial, USIC and each Affiliate of Seller that will transfer assets pursuant to any Transaction Agreement is not a “foreign person” within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder; and

(xvii)	such other agreements, instruments and documents as are contemplated by this Agreement or the other Transaction Agreements to be executed and delivered by Seller or any of its Affiliates on the Closing Date.

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, in addition to the payments contemplated by Section 2.04 above, Purchaser shall, and shall cause its applicable Affiliates to, enter into and deliver to Seller:

(i)	a counterpart to the USIC Coinsurance Agreement duly executed by the U.S. Branch and a counterpart to the USLICONY Coinsurance Agreement duly executed by SLHIC;

(ii)	a counterpart to the USIC Trust Agreement duly executed by the U.S. Branch and a counterpart to the USLICONY Trust Agreement duly executed by SLHIC;

(iii)	a counterpart to the USIC Administrative Services Agreement duly executed by the U.S. Branch and a counterpart to the USLICONY Administrative Services Agreement duly executed by SLHIC;

(iv)	a counterpart to the USIC Business Transition Agreement duly executed by the U.S. Branch and a counterpart to the USLICONY Business Transition Agreement duly executed by SLHIC;

(v)	a counterpart to the Transition Services Agreement duly executed by U.S. Branch;

(vi)	a counterpart to the Trademark License Agreement duly executed by Purchaser;

(vii)	counterparts to each of the HIPAA BAAs duly executed by the U.S. Branch and SLHIC, respectively;

(viii)	a counterpart to the Assignment and Assumption Agreement duly executed by Purchaser and each Affiliate of Purchaser that is a party thereto;

(ix)	a counterpart to the Bill of Sale duly executed by Purchaser and each Affiliate of Purchaser that is a party thereto;

(x)	a counterpart to the Lease Assignment Agreement duly executed by Purchaser or the applicable Affiliate of Purchaser that is a party thereto;

(xi)	a counterpart to the IP Assignment and License Agreement duly executed by Purchaser;

(xii)	a counterpart of the Kansas City Lease duly executed by Purchaser;

(xiii)	a certificate of Purchaser duly executed by an authorized officer of Seller, dated as of the Closing Date, certifying as to Seller’s compliance with the conditions set forth in Section 8.03(a) and Section 8.03(b); and

(xiv)	such other agreements, instruments and documents as are contemplated by this Agreement or the other Transaction Agreements to be executed and delivered by Purchaser or any of its Affiliates on the Closing Date.

(c) Purchaser and Seller shall each use their reasonable best efforts to obtain, at or prior to the Closing, a counterpart to each of the Trust Agreements duly executed by the Trustee.

Section 2.06. Determination of Final Closing Statement.

(a) Within 120 days following the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Subject Closing Statement”) setting forth (i) a pro forma consolidating balance sheet of the Business (including the Transferred Companies) as of the Effective Time setting forth, in columns included under the heading “Legal Entities To Be Sold,” the assets and liabilities of the Transferred Companies as of the Effective Time; and (ii) estimated pro forma balance sheets as of the Effective Time setting forth, in the column thereof titled “AEB Items to be Transferred,” the assets and liabilities of, or allocable pursuant to the Specified Accounting Principles to, each of the Ceding Companies that, as of the Effective Time, were transferred to or assumed by the U.S. Branch and SLHIC at the Closing pursuant to the Transaction Agreements, including a calculation of the USIC Required Asset Value and the USLICONY Required Asset Value as of the Effective Time; and (iii) Purchaser’s determination of the Agreed Value and the fair market value, as of the close of business on the last Business Day prior to the Closing Date, of each of the Eligible Assets included in the USIC Final Asset Portfolio or the USLICONY Final Asset Portfolio. The Subject Closing Statement shall be (A) prepared in accordance with the Specified Accounting Principles and (B) in the same format as the Reference Pro Forma Statement and the Reference Investment Portfolio Schedule, except that the Subject Closing Statement need not include information with respect to assets and liabilities not transferred to or assumed by Purchaser or its Affiliates at the Effective Time.

(b) In connection with their review of the Estimated Closing Statement, the Subject Closing Statement and the Notice of Disagreement (if any), Purchaser and Seller, as applicable, and their respective Representatives shall be permitted reasonable access to review the other party’s working papers and any working papers of the other party’s independent accountants that relate to the preparation of the Estimated Closing Statement, the Subject Closing Statement or the Notice of Disagreement, as applicable, as well as all the Books and Records and other relevant information relating to the operations and finances of the Business with respect to the period up to the Closing Date, and each party shall make reasonably available the individuals in its or its Affiliates’ employ (including the Chief Financial Officer of such party and its ultimate parent company, if applicable) as the reviewing party or any of its Representatives may reasonably request; provided, however, that the independent accountants of the other party shall not be obligated to make any working papers available to the reviewing party unless and until such reviewing party has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants; and each party shall otherwise cooperate in good faith with the other party to arrive at a final determination of the Final Closing Statement.

(c) Each party shall, following the Closing through the date that the Final Closing Statement becomes final and binding on the parties in accordance with the last sentence of Section 2.06(g), take all actions necessary to maintain and preserve all accounting books, records, policies and procedures on which the Subject Closing Statement are based or on which the Final Closing Statement are to be based (except that Seller shall have no such obligation with respect to Books and Records transferred to Purchaser hereunder) so as not to impede or delay the final determination of the amounts set forth therein.

(d) If Seller disagrees with the Subject Closing Statement (including any amount or computation set forth therein), Seller may, on or prior to the last day of the 45-day period immediately following Seller’s receipt of the Subject Closing Statement (the “Review Period”), deliver a notice to Purchaser setting forth, in reasonable detail, each disputed item or amount and the basis for Seller’s disagreement therewith (the “Notice of Disagreement”); provided that Seller may not, in any such Notice of Disagreement, take any position that constitutes a deviation from the Specified Accounting Principles. The Notice of Disagreement shall set forth, with respect to each disputed item, Seller’s position as to the correct amount or computation that should have been included in the Subject Closing Statement. If Seller does not deliver a Notice of Disagreement with respect to the Subject Closing Statement to Purchaser by the end of the Review Period, the Subject Closing Statement shall become final and binding on the parties.

(e) During the 10 Business Days immediately following the delivery of a Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Disagreement. If Seller and Purchaser reach agreement with respect to any such disagreements, Purchaser shall revise the Subject Closing Statement to reflect such agreement in a manner that is mutually acceptable to Purchaser and Seller.

(f) If, at the end of such 10 Business Day period, Seller and Purchaser have been unable to resolve all disagreements that they may have with respect to the matters specified in the Notice of Disagreement, then Seller and Purchaser shall submit all matters that remain in dispute with respect to the Notice of Disagreement (along with a copy of the Subject Closing Statement marked to indicate those line items that are in dispute) to Ernst & Young LLP or, if such firm is unwilling or unable to serve, another independent certified public accounting firm in the United States of international recognition mutually agreeable to Seller and Purchaser and that is not the auditor or independent accounting firm of any of the parties (the “Independent Accountant”), to make a determination with respect to all matters in dispute.

(g) Seller and Purchaser shall use commercially reasonable efforts to cause the Independent Accountant to render a determination within thirty (30) days after the submission of such matters to the Independent Accountant or as soon as practicable thereafter. Seller, on the one hand, and Purchaser, on the other hand, shall promptly (and in any event within 10 Business Days) after the Independent Accountant’s engagement, each submit to the Independent Accountant their respective computations of the disputed items identified in the Notice of Disagreement and information, arguments and support for their respective positions, and shall concurrently deliver a copy of such materials to the other party. Each party shall then be given an opportunity to supplement the information, arguments and support included in its initial submission with one additional submission to respond to any arguments or positions taken by the other party in such other party’s initial submission, which supplemental information shall be submitted to the Independent Accountant (with a copy thereof to the other party) within five Business Days after the first date on which both parties have submitted their respective initial submissions to the Independent Accountant. The Independent Accountant shall thereafter be permitted to request additional or clarifying information from the parties, and each of the parties shall cooperate and shall cause their Representatives to cooperate with such requests of the Independent Accountant. The Independent Accountant shall determine, based solely on the materials so presented by the parties and upon information received in response to such requests for additional or clarifying information and not by independent review, only those issues set forth in the Notice of Disagreement that remain in dispute and shall render a written report to Seller and Purchaser in which the Independent Accountant shall, after considering all matters set forth in the Notice of Disagreement, determine what adjustments, if any, should be made to the amounts and computations set forth in the Subject Closing Statement solely as to the disputed items. Such written report shall set forth, in reasonable detail, the determination of the Independent Accountant with respect to each of the disputed line items specified in the Notice of Disagreement and the revisions, if any, to be made to the Subject Closing Statement resulting therefrom, together with supporting calculations. With respect to each disputed line item, such determination shall be made in accordance with the Specified Accounting Principles and the terms of this Agreement and, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller in the Notice of Disagreement or Purchaser in the Subject Closing Statement with respect to such disputed line item. For the avoidance of doubt, the Independent Accountant shall not review any line items or make any determination with respect to any matter other than those matters in the Notice of Disagreement that remain in dispute. The Independent Accountant’s final written determination shall, absent fraud or manifest error, be conclusive and binding upon Seller and Purchaser, shall not be subject to review by a court or other tribunal and shall have the same force and effect as an arbitration award governed by the Federal Arbitration Act, 9 U.S.C. §1 et. seq. The “Final Closing Statement” means the Subject Closing Statement as made final and binding either pursuant to Section 2.06(d) or after it has been modified to reflect any revisions thereto made through the mutual agreement of Purchaser and Seller or through the determination of the Independent Accountant pursuant to Section 2.06(e) and/or this Section 2.06(g).

(h) The cost of the Independent Accountant’s review and determination shall be shared equally by Seller and Purchaser. During the review by the Independent Accountant, Seller and Purchaser shall each make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under Section 2.06(g); provided, however, that the independent accountants of Seller or Purchaser shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. In acting under this Agreement, the Independent Accountant shall be entitled to the privileges and immunities of an arbitrator. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 2.06 represent the sole and exclusive method for determining the Final Closing Statement, the Final Seller Stockholders Equity and the Final USIC Stockholders Equity.

Section 2.07. Purchase Price Adjustments.

(a) Within five Business Days after the Final Closing Statement becomes final and binding in accordance with the last sentence of Section 2.06(g):

(i)	Purchaser shall cause the U.S. Branch to pay to USIC the Final USIC Coinsurance True-Up Amount, if positive; or Seller shall cause USIC to pay into the USIC Trust Account the absolute value of the Final USIC Coinsurance True-Up Amount, if negative, in each case by wire transfer of immediately available funds; and

(ii)	Purchaser shall cause SLHIC to pay to USLICONY the Final USLICONY Coinsurance True-Up Amount, if positive; or Seller shall cause USLICONY to pay into the USLICONY Trust Account the absolute value of the Final USLICONY Coinsurance True-Up Amount, if negative, in each case by wire transfer of immediately available funds.

(b) The following adjustments will be made with respect to the portions of the Purchase Price that are subject to adjustment based on the amounts set forth on or calculated from the Final Closing Statement:

(i)	if the Final USIC Adjustment Amount is a positive number, Purchaser shall pay (or cause one or more of its Affiliates to pay) such Final USIC Adjustment Amount to USIC;

(ii)	if the Final USIC Adjustment Amount is a negative number, USIC shall pay the absolute value of such Final USIC Adjustment Amount to Purchaser;

(iii)	if the Final Seller Adjustment Amount is a positive number, Purchaser shall pay (or cause one or more of its Affiliates to pay) such Final Seller Adjustment Amount to Seller; and

(iv)	if the Final Seller Adjustment Amount is a negative number, Seller shall pay the absolute value of such Final Seller Adjustment Amount to Purchaser.

Payment of any amounts required to be paid under this Section 2.07(b) shall be made within five Business Days after the date on which the Final Closing Statement becomes final and binding in accordance with the last sentence of Section 2.06(g) by wire transfer of immediately available funds.

(c) Between the date hereof and the Closing Date, Seller and Purchaser shall cooperate, work together in good faith and use their respective reasonable best efforts to cause at least one of the Initial Conditions to be satisfied as of the Closing. Notwithstanding the foregoing:

(i)	if, as of the Closing, none of the Initial Conditions has been satisfied, then the USIC Ceding Commission payable at the Closing pursuant to Section 2.04(a)(i) shall be reduced by the USIC Ceding Commission Adjustment Amount and the USLICONY Ceding Commission payable at the Closing pursuant to Section 2.04(a)(ii) shall be reduced by the USLICONY Ceding Commission Adjustment Amount (for the avoidance of doubt, neither the USIC Ceding Commission nor the USLICONY Ceding Commission will be adjusted pursuant to this Section 2.07(c)(i) if any of the Initial Conditions has been satisfied as of the Closing); and

(ii)	if (A) the USIC Ceding Commission and the USLICONY Ceding Commissions were adjusted pursuant to clause (i) of this Section 2.07(c) and (B) either of the Secondary Conditions is satisfied on or prior to the Specified Date, then concurrently with the execution of the Specified Extension (with respect to the Secondary Condition relating to a Specified Extension) or within five Business Days following the Specified Date (with respect to the Secondary Condition that by its nature is required to be satisfied on the Specified Date), Purchaser shall cause U.S. Branch to pay the USIC Ceding Commission Adjustment Amount to USIC, and shall cause SLHIC to pay the USLICONY Ceding Commission Adjustment Amount to USLICONY, in each case in cash by wire transfer of immediately available funds to the accounts designated by Seller;

provided that: (x) in no event will the USIC Adjustment Amount or the USLICONY Adjustment Amount be paid more than once pursuant to Section 2.07(c)(ii); and (y) in the event that an Initial Condition or a Secondary Condition is satisfied with respect to business assumed by one Ceding Company but not the other, the adjustment or payment contemplated by this Section 2.07 shall apply with respect to the applicable Ceding Company with respect to which such Initial Condition or Secondary Condition has been satisfied notwithstanding the fact that it has not been satisfied with respect to the other; and

(iii)	if (A) the USIC Ceding Commission or the USLICONY Ceding Commission was adjusted pursuant to clause (i) of this Section 2.07(c); and (B) the Specified Person has delivered a notice of the type described in clause (b) of the definition of “Secondary Conditions” that has not, as of the applicable payment dates specified below, been withdrawn or rescinded with respect to the business reinsured by such Ceding Company from the Specified Person, then on each of the first, second and third anniversaries of the Closing Date, the U.S. Branch shall pay the USIC Partial Adjustment Amount to USIC, and SLHIC shall pay the USLICONY Partial Adjustment Amount to USLICONY, as applicable, in each case in cash by wire transfer of immediately available funds to the accounts designated by such applicable Ceding Company; provided that, if either of the Secondary Conditions is satisfied after any such payment has been made, then, within five Business Days after the satisfaction of such condition, (x) Purchaser shall cause the U.S. Branch to pay to USIC an amount equal to (I) the product of the USIC Ceding Commission Adjustment Amount and the applicable Reinsurance Factor as of such applicable anniversary date less (II) the aggregate amount of such previous payments made to USIC pursuant to this Section 2.07(c)(iii), and Purchaser will thereafter have no further obligation to cause the U.S. Branch to make any payments to USIC pursuant to this Section 2.07(c)(iii), and (y) Purchaser shall cause SLHIC to pay to USLICONY an amount equal to (I) the product of the USLICONY Ceding Commission Adjustment Amount and the applicable Reinsurance Factor as of such applicable anniversary date less (II) the aggregate amount of such previous payments made to USLICONY pursuant to this Section 2.07(c)(iii) and Purchaser will thereafter have no further obligation to cause SLHIC to make any payments to USLICONY pursuant to this Section 2.07(c)(iii).

In the event that the Initial Conditions are not satisfied as of the Closing with respect to either Ceding Company and the USIC Ceding Commission or USLICONY Ceding Commission is reduced as contemplated above, then following the Closing and until the Specified Date, (A) Purchaser shall continue to use reasonable best efforts to, and Seller shall cooperate with Purchaser to, cause at least one of the Secondary Conditions to be satisfied and (B) Purchaser shall, and shall cause its Affiliates (including each Transferred Company that is a party to any Specified Administration Agreement, and the Purchaser Insurers, acting in their respective capacities under the Administrative Services Agreements) to use reasonable best efforts to perform and comply with the obligations of the AEB Companies (including the Transferred Companies after the Closing) under the Specified Agreements.

Notwithstanding anything to the contrary in this letter agreement, in no event will any Person be obligated to make any payment, whether to the Specified Person, any of its Affiliates, or otherwise, in connection with the obligations set forth herein, other than obligations arising under the express terms of the Specified Agreements, the responsibility for which shall be determined in accordance with the Transaction Agreements. Subject to the foregoing, in the event of any payment to the Specified Person or any of its Affiliates, or any change in monetary terms in any replacement or extension of any of the Specified Agreements that is adverse to the reinsurer thereunder or the applicable Transferred Company that is a party thereto (as the case may be), in connection with obtaining the satisfaction of any Initial Condition or any Specified Extension, the amount of such payment, or the fair value of the economic cost of such change in terms, shall be borne 50% by the Purchaser Insurers and 50% by USIC and USLICONY; provided, that (x) the maximum aggregate liability of Seller and its Affiliates under this paragraph will not exceed the sum of the USIC Ceding Commission Adjustment Amount and the USLICONY Ceding Commission Adjustment Amount and (y) the fair value of the economic cost of such change in terms shall be determined by mutual agreement of Purchaser and Seller, each of which shall act reasonably and in good faith in the determination and negotiation of such fair value; provided further that, if the parties are unable to agree on such fair value, the parties shall submit the dispute to a nationally recognized independent third party valuation firm that is reasonably acceptable to both parties to determine such fair value. In the event that any such dispute is submitted to an independent third party valuation firm pursuant to the previous sentence, each of Purchaser and Seller shall promptly submit to such firm a written report setting forth its proposed determination of such fair value, such firm shall adopt one of such proposals as the fair value of such economic cost (and may not select or require any alternative proposal or valuation), and such decision shall be final and binding on the parties for all purposes hereunder.

The adjustments to the USIC Ceding Commission and the USLICONY Ceding Commission described in this Section 2.07 shall be reflected in the Purchase Price for all Tax purposes, including for purposes of the allocation contemplated by Section 7.01.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to Purchaser by Seller concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Schedule”) (it being understood and agreed by the parties hereto that disclosure of any item in any section or subsection of the Seller Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Seller Disclosure Schedule to which the relevance of such item is reasonably apparent, notwithstanding the omission of a reference or cross-reference thereto), Seller hereby makes the following representations and warranties to Purchaser, as of the date hereof and as of the Closing Date, as follows:

Section 3.01. Organization, Standing and Authority.

(a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Interfinancial is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia. USIC is an insurance company duly organized, validly existing and in good standing under the laws of the State of Kansas.

(b) Each Seller Party and each AEB Company (i) is duly incorporated or organized and validly existing as a corporation or other legal entity under the laws of its jurisdiction of incorporation or domicile, (ii) has all corporate or other applicable organizational power and authority to carry on the activities it currently conducts in connection with the Business as it is now being conducted and to own, lease and operate its properties and assets and (iii) is duly qualified to do business as a foreign or alien corporation or other legal entity, as the case may be, in good standing in each jurisdiction in which the conduct of the Business makes such qualification necessary, except, in the case of clause (iii), where the failure to be so qualified, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02. Authorization. Seller or the applicable Affiliate of Seller (as applicable) has all requisite corporate or other applicable organizational power to enter into, consummate the transactions contemplated by and carry out its obligations under, each of the Transaction Agreements to which it is or is contemplated to become a party. The execution and delivery by Seller or the applicable Affiliate of Seller (as applicable) of each of the Transaction Agreements to which it is or is contemplated to become a party, and the consummation by Seller or the applicable Affiliate of Seller (as applicable) of the transactions contemplated by each of the Transaction Agreements to which it is or is contemplated to become a party, have been duly authorized by all requisite corporate or other similar organizational action on the part of Seller or the applicable Affiliate of Seller (as applicable). Each of the Transaction Agreements to which Seller or the applicable Affiliate of Seller (as applicable) is or is contemplated to become a party has been, or upon execution and delivery thereof will be, duly executed and delivered by Seller or the applicable Affiliate of Seller (as applicable). Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Agreements to which Seller or the applicable Affiliate of Seller (as applicable) is or is contemplated to become a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of Seller or the applicable Affiliate of Seller (as applicable), enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law) (the “Enforceability Exceptions”).

Section 3.03. Capital Structure; Title to Shares.

(a) Seller is the record and beneficial owner of, and the holder of good, valid and marketable title to, all of the issued and outstanding shares of each of Interfinancial and USLICONY. Interfinancial is the record and beneficial owner of, and holder of good and valid title to, all of the Interfinancial Subsidiary Securities, free and clear of all Liens, and all of the issued and outstanding shares of USIC. USIC is the record and beneficial owner of, and holder of good and valid title to, all of the USIC Subsidiary Securities, free and clear of all Liens. At the Closing, Purchaser (or its applicable Affiliate that purchases Transferred Securities) will acquire good and valid title to the Transferred Securities, free and clear of all Liens.

(b) The capitalization of each of the Transferred Companies is as set forth in Section 3.03 of the Seller Disclosure Schedule. All outstanding shares of capital stock of each Transferred Company that is a corporation are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. All outstanding membership interests of each Transferred Company that is a limited liability company are duly authorized, validly issued and are not subject to preemptive rights, and each owner of membership interests in any Transferred Company that is a limited liability company has been duly admitted as a member of such Transferred Company and has no obligation to make any additional contributions to such Transferred Company for the membership interests it owns or otherwise as a member of such Company. There are no restrictions upon the voting or transfer of the issued and outstanding shares of capital stock or other ownership interests of any Transferred Company pursuant to the organizational documents of the applicable Transferred Company or any agreement to which Seller or the applicable Transferred Company is a party. The Transferred Securities are the only equity securities of the Transferred Companies that are outstanding. There are no securities, options, warrants, rights, commitments or agreements of any kind to which Seller or any of its Affiliates (including any Transferred Company) is a party or by which any of them is bound obligating any of them to issue, sell, deliver, repurchase, redeem or acquire shares of capital stock or other voting or equity interests of any Transferred Company.

(c) None of the Transferred Companies has any Subsidiaries or otherwise owns any shares of capital stock of or other voting or equity interests in, any other Person, except for Investment Assets acquired in the ordinary course of business in accordance with the investment policy of the applicable Transferred Company in effect at the time of such acquisition and comprising less than 5% of the outstanding equity interests of any such Person.

Section 3.04. No Conflict or Violation. Provided that all consents, approvals, authorizations and other actions described in Section 3.05 of the Seller Disclosure Schedule have been obtained or taken, the execution and delivery by Seller or the applicable Affiliate of Seller (as applicable) of, and the consummation by Seller or the applicable Affiliate of Seller (as applicable) of the transactions contemplated by, the Transaction Agreements to which Seller or the applicable Affiliate of Seller (as applicable) is or is contemplated to become a party do not and will not (a) violate or conflict with the organizational documents of Seller or the applicable Affiliate of Seller (as applicable), (b) subject to the Governmental Approvals referred to in Section 3.05, conflict with or violate any Applicable Law or Governmental Order applicable to Seller or the applicable Affiliate of Seller (as applicable) or by which any of them or any of their respective properties, assets or rights is bound or subject, (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets, properties or rights of Seller or the applicable Affiliate of Seller (as applicable) pursuant to, any contract, or any note, bond, loan or credit agreement, mortgage or indenture to which Seller or such applicable Affiliate of Seller is a party or by which any of them or any of their respective properties, assets or rights is bound or subject or (d) result in a breach or violation of any of the terms or conditions of, result in a default under, or otherwise cause an impairment or revocation of, any material Permit used in the Business; except, in the case of clauses (b), (c) and (d) of this Section 3.04, for any such conflicts, violations, breaches, defaults, terminations, accelerations, cancellations or creations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.05. Consents and Approvals. Except in connection, or in compliance, with the approvals, filings and notifications required by Applicable Laws that are set forth in Section 3.05 of the Seller Disclosure Schedule, the execution and delivery by Seller or the applicable Affiliate of Seller (as applicable) of the Transaction Agreements to which it is or is contemplated to become a party do not and will not, and the consummation by Seller or the applicable Affiliate of Seller (as applicable) of the transactions contemplated by the Transaction Agreements to which it is or is contemplated to become a party will not, require any consent, approval, license, permit, order, qualification or authorization of, or registration with or other action by, or any filing with or notification to, any Governmental Authority (each, a “Governmental Approval”) to be obtained or made by or with respect to Seller or such applicable Affiliate of Seller (as applicable), except for any Governmental Approvals the failure to obtain or make which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.06. Certain Contracts.

(a) Section 3.06(a) of the Seller Disclosure Schedule lists each Material Contract to which Seller or any of its Affiliates (including any Transferred Company) is a party or by which it is bound as of the date hereof. The term “Material Contract” means all of the following types of Contracts (but excluding any Reinsurance Contract, any AEB Employee Benefit Plan or any AEB Policy):

(i)	any Contract that (i) contains a restriction on the ability of any AEB Company to solicit specified customers or prospective customers for the purchase, renewal, lapse, or amendment of any AEB Policy or (ii) limits in any way the ability of any AEB Company to compete or engage in the conduct of the Business or in the marketing, selling, and administration of any AEB Policies, in each case, that would be legally binding on Purchaser or any of its Affiliates following the consummation of the transactions contemplated hereby;

(ii)	mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit by or to any of the Transferred Companies or the direct or indirect guarantee by any of the Transferred Companies of any obligation for borrowed money of any other Person, in each case other than Investment Assets held in the ordinary course of business consistent with the Investment Guidelines;

(iii)	any contract with any Significant Producer;

(iv)	(i) the top ten (10) network access agreements pursuant to which any Person is entitled to access DHA’s dental provider network, measured by revenue of the Business during the 12-month period ended June 30, 2015, and any other such network access agreement pursuant to which the Business derived revenue in excess of $500,000 during such period, or (ii) any material network agreement pursuant to which any AEB Company obtains access to any other medical, dental, vision or other provider network of a third party;

(v)	any Contract between DRMS and any client of DRMS that accounted for more than $500,000 of DRMS’s gross revenue during the 12-month period ended June 30, 2015;

(vi)	any Assigned Lease, or any Contract pursuant to which any Transferred Company has the right to occupy real property;

(vii)	any Contract to which Seller or any of its Affiliates (including any Transferred Company) is a party or by which any of them is otherwise bound restricting or granting rights to use or practice rights under Intellectual Property that is material to the Business, but in each case excluding licenses to commercially available software for an annual fee of less than $100,000;

(viii)	any Contract pursuant to which any third Person provides support or maintenance for IT Systems material to the Business (other than off-the-shelf Software) for aggregate annual or one-time fees in excess of $250,000;

(ix)	any Contract pursuant to which any material operational function of the Business is outsourced to or otherwise performed by a third Person;

(x)	any Contract that relates to the acquisition or disposition of any business or operation included in the Business entered into since January 1, 2011, or any other Contract that includes an ongoing material indemnification obligation or guarantee of any AEB Company in respect of the Business; or

(xi)	any Contract providing for the provision of goods or services in connection with the Business involving consideration paid or required to be paid with respect to the Business in excess of $1,000,000 annually or $10,000,000 in the aggregate over the term of the contract.

(b) True and complete copies in all material respects of each of the Material Contracts, including in each case all amendments and addenda thereto, have been made available to Purchaser prior to the date hereof. Each of the Material Contracts is in full force and effect and is the valid and binding obligation of Seller and each Affiliate of Seller party thereto, and, to the Knowledge of Seller, as of the date hereof, each other party thereto, subject to the Enforceability Exceptions. None of Seller or any Affiliate of Seller that is party thereto, nor, to the Knowledge of Seller, as of the date hereof, any other Person that is a party thereto, is (or, with the giving of notice or the lapse of time or both, will be), in any material respect, in violation or breach of or default under any of the Material Contracts. None of Seller or any Affiliate of Seller that is party thereto has received written or, to the Knowledge of Seller, oral notice of cancellation of any Material Contract.

Section 3.07. Title to Assets. Seller or one of its Affiliates is the record and beneficial owner of, and holder of good and valid title to, all of the Transferred Assets, free and clear of all Liens other than Permitted Liens. At the Closing, Purchaser will acquire good and valid title to the Transferred Assets, free and clear of Liens, except for Permitted Liens or any Liens arising from acts of Purchaser (other than entering into any Transaction Agreement) or under applicable securities laws. Seller makes no representation or warranty in this Section 3.07 with respect to the Transferred Intellectual Property, which is addressed in Section 3.12.

Section 3.08. Absence of Litigation. Except as disclosed in Section 3.08 of the Seller Disclosure Schedule, there are no Actions relating to the Business (other than claims under or in connection with AEB Policies in the ordinary course of business) pending or, to the Knowledge of Seller, threatened in writing against (i) any Transferred Company or (ii) Seller or any of its other Affiliates with respect to the Business that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 3.09. Compliance with Laws.

(a) Except as disclosed in Section 3.09(a)(i) of the Seller Disclosure Schedule, each of the AEB Companies is, and since January 1, 2013 has been, in compliance in all material respects with all Applicable Laws with respect to the conduct of the Business. Except as set forth in Section 3.09(a)(ii) of the Seller Disclosure Schedule, since January 1, 2013, none of Seller or the AEB Companies has received any written notice or other written or, to the Knowledge of Seller, oral communication from any Governmental Authority or has paid or incurred any penalty or fine imposed by a Governmental Authority, in each case, regarding any actual or alleged material violation of, or failure to comply with, Applicable Law in connection with the Business (other than actual or alleged violations which have been resolved).

(b) Except as set forth in Section 3.09(b) of the Seller Disclosure Schedule, all material deficiencies or violations with respect to the Business in all reports of examinations of the affairs of any Ceding Company (including financial, market conduct and similar examinations) issued by any Insurance Regulator to a Ceding Company on or after January 1, 2013, have been resolved to the reasonable satisfaction of the Insurance Regulator that noted such deficiencies or violations.

(c) Except as set forth in Section 3.09(c) of the Seller Disclosure Schedule, there are no Governmental Orders in effect against or involving any AEB Company under which any AEB Company has any continuing obligation, and none of the AEB Companies is a party to any material Contract with any Governmental Authority (other than any AEB Policy with respect to which a Governmental Authority is a policyholder or contractholder) in each case to the extent relating to the Business.

(d) Except as set forth in Section 3.09(d) of the Seller Disclosure Schedule, since January 1, 2013 each AEB Company has filed all material reports, statements, documents, registrations, filings or submissions required to be filed by such AEB Company with any Governmental Authority to the extent they relate to the Business. All such registrations, filings and submissions were in compliance in all material respects with Applicable Law when filed or as amended or supplemented, and no material deficiencies have been asserted by any Governmental Authority with respect to such registrations, filings or submissions that have not been satisfied.

Section 3.10. Employee Matters.

(a) Section 3.10(a)(i) of the Seller Disclosure Schedule includes a list of all AEB Employee Benefit Plans and all material Seller Employee Benefit Plans. Seller has made available to Purchaser a correct and complete copy of each AEB Employee Benefit Plan and material Seller Employee Benefit Plan, together with any amendments thereto, and any related trust agreement or other funding instrument, with a written description for all unwritten AEB Employee Benefit Plans and material Seller Employee Benefit Plans. Except as disclosed on Section 3.10(a)(ii) of the Seller Disclosure Schedule, there are no material claims or disputes pending, or to the Knowledge of Seller, threatened with respect to any AEB Employee Benefit Plan, other than routine claims for benefits in the ordinary course of business.

(b) None of the AEB Employee Benefit Plans is subject to Title IV of ERISA or is a “multiemployer plan” (as defined in section 3(37) of ERISA). From and after the Closing, Purchaser and its Affiliates (including, from the Closing, the Transferred Companies) shall have no (i) Liabilities in respect of any Seller Employee Benefit Plan, except as set forth in Article VI below, or (ii) ERISA Affiliate Liabilities.

(c) Except as disclosed in Section 3.10(c) of the Seller Disclosure Schedule, no AEB Employee Benefit Plan provides medical, dental, or life insurance coverage or any other welfare benefits after termination of employment.

(d) Each AEB Employee Benefit Plan (i) has been administered in all material respects in accordance with its terms, and (ii) is in compliance in all material respects with all Applicable Laws. With respect to each Seller Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, such plan, and its related trust, has received a determination letter (or opinion letters in the case of any prototype plans) from the IRS that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code.

(e) With respect to Employees and Transferred Company Employees, Seller and its Affiliates (including Transferred Companies) are in compliance, in all material respects, with all Applicable Laws regarding employment, labor and wage and hour, classification of workers as exempt or nonexempt or as employees or independent contractors, and other terms and conditions of employment and other related matters. All individuals who provide, or since January 1, 2013 have provided, services to the Business (including any of the AEB Companies) have at all times been accurately classified by Seller and its Affiliates (including the AEB Companies) with respect to such services as an employee or an independent contractor. No labor organization or group of current Employees or Transferred Company Employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Seller, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Seller, there are no material organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other material labor disputes, pending or threatened against or involving any Employees or Transferred Company Employees.

(f) Except as required by Applicable Law, neither the execution of this Agreement nor the consummation of the transaction contemplated by this Agreement (whether alone or together with any other events) will (i) result in any payment that is the liability of Purchaser becoming due or increase the compensation to any Employee or Transferred Company Employee and director or independent contractor of any Transferred Company, (ii) materially increase any benefits otherwise payable by the Seller or Purchaser to any Employee or Transferred Company Employee and director or independent contractor of any Transferred Company or trigger any funding obligation to any Employee Benefit Plan (including AEB Employee Benefit Plans), (iii) result in the acceleration of the time of, or otherwise secure the funding of, payment or vesting of any such benefits, or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Employee is entitled to receive any additional payment (including any tax gross-up or other payment) from Seller or any of its Affiliates (including the Transferred Companies) as a result of the imposition of the excise taxes required by section 4999 of the Code or taxes required by section 409A of the Code.

Section 3.11. Permits.

(a) (i) The California DHMO holds all Permits from the California DMHC that are necessary for the current operation and conduct of its business and to own or use its assets and properties to the extent relating to its business; (ii) each of the DHMOs and each of the Ceding Companies holds all Permits from all Insurance Regulators that are necessary for the current operation and conduct of the Business; and (iii) each AEB Company holds all other material Permits from all other Governmental Authorities that are necessary for the current operation and conduct of the Business and to own or use its assets and properties to the extent relating to the Business (collectively, the “AEB Companies Permits”), except where the failure to hold an AEB Company Permit would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not be reasonably likely to have a Material Adverse Effect, all such AEB Companies Permits are valid and in full force and effect in accordance with their terms. Each AEB Company is, and since January 1, 2013 has been, in compliance in all material respects with all such AEB Companies Permits.

(b) Since January 1, 2013, the AEB Companies have not received any written notice or written or, to the Knowledge of Seller, oral communication from any Governmental Authority regarding any actual, alleged, or potential material violation of, or failure to comply with, the terms or requirements of any such AEB Company Permit. As of the date hereof, none of the AEB Companies is the subject of any pending or, to the Knowledge of Seller, threatened action seeking the revocation, withdrawal, suspension, termination, cancellation, nonrenewal, modification or impairment of any such AEB Company Permit.

Section 3.12. Intellectual Property.

(a) Section 3.12(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list of (i) all Registered (x) Intellectual Property owned by the Transferred Companies and (y) Transferred Intellectual Property, indicating for each item: (A) the current owner; (B) the jurisdiction where the application or registration is located; and (C) the application or registration number, and (ii) proprietary Software and unregistered Trademarks that are material to the Business and (A) are owned by the Transferred Companies or (B) are Transferred Intellectual Property.

(b) As of the date hereof, Seller and its Affiliates (other than the Transferred Companies) are the exclusive and, if applicable, record owners of the Transferred Intellectual Property, free and clear of all Liens other than Permitted Liens. As of the Closing Date, Purchaser or its designee will be the exclusive owners of the Transferred Intellectual Property, free and clear of all Liens other than Permitted Liens. As of the date hereof and as of the Closing Date, the Transferred Companies are the exclusive and, if applicable, record owners of (i) the Registered Intellectual Property set forth in part (i)(x) of Section 3.12(a) of the Seller Disclosure Schedule and (ii) to the Knowledge of the Seller, all material unregistered Intellectual Property owned by each Transferred Company, in each case, free and clear of all Liens other than Permitted Liens. The Intellectual Property set forth in Section 3.12(a) of the Seller Disclosure Schedule is subsisting and, to the Knowledge of Seller, is valid and enforceable.

(c) Except as set forth in Section 3.12(c) of the Seller Disclosure Schedule and except as would not be reasonably likely to have or result in a material adverse effect on the Business, since January 1, 2013: (i) the operation of the Business has not been and is not infringing or misappropriating the Intellectual Property of any third party; (ii) no third party has asserted in a writing received by Seller or any of its Affiliates (including the Transferred Companies) that its conduct of the Business has infringed or misappropriated the Intellectual Property of any third party and there are no such claims pending or, to the Knowledge of Seller, threatened; and (iii) to the Knowledge of Seller, no third party has infringed or misappropriated or is now infringing or misappropriating any Transferred Intellectual Property or Intellectual Property owned by a Transferred Company.

(d) Seller and its Affiliates (including the Transferred Companies) have taken all actions reasonably necessary to maintain the enforceability of the material Transferred Intellectual Property and the Intellectual Property owned by the Transferred Companies under all Applicable Law (including (i) making and maintaining in full force and effect all necessary filings, registrations and issuances and (ii) maintaining the secrecy of all confidential Intellectual Property used in the Business).

Section 3.13. Insurance Business.

(a) Except as set forth in Section 3.13 of the Seller Disclosure Schedule, since January 1, 2013, any application form, form of insurance policy, written advertising material, rate or rule utilized by the AEB Companies with respect to the Business, the use or issuance of which requires filing or approval, have been appropriately filed, and, if required, approved by the Insurance Regulator of any state in which such application forms, forms of insurance policies, advertising materials and rates or rules are required to be filed (or, with respect to the California DHMO, the California DMHC) and (as applicable) approved or not objected to by such authorities within the period provided for approval or objection, except for failures to effect such filings or secure such approvals, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such application forms, forms of insurance policies, advertising materials and rates or rules are utilized in compliance in all material respects with all Applicable Laws and within the scope of the approvals (if any) received with respect thereto. No material deficiencies have been asserted by any Governmental Authority with respect to any such filings which have not been cured or otherwise resolved.

(b) Seller has made available to Purchaser true and complete copies of all underwriting manuals (including each amendment thereto) utilized by the Ceding Companies with respect to the Business since January 1, 2013. The underwriting standards and ratings applied by each Ceding Company since such date with respect to AEB Policies have conformed in all material respects to those contained in the underwriting manuals utilized by such Ceding Company, as in effect at the times such AEB Policies were underwritten.

(c) Since January 1, 2013, Seller and any applicable Affiliates have timely paid in all material respects all guaranty fund assessments that have been due, claimed or asserted by, or are the subject of any voluntary contribution commitment to, any state guaranty fund or association or any Insurance Regulator in any jurisdiction in which Seller or any applicable Affiliate operates the Business arising out of or resulting from such operation of the Business by Seller and its Affiliates. Except for regular periodic assessments in the ordinary course of business or assessments based on developments that are publicly known within the insurance industry, no material claim or assessment is pending or, to the Knowledge of Seller, threatened against Seller or any Affiliate with respect to the Business by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers.

Section 3.14. Producers; Sale Practices.

(a) Section 3.14(a) of the Seller Disclosure Schedule sets forth a true and correct list of the top 10 Independent Producers, by the gross premium volume produced by the Business in respect of each such Independent Producer for the year ended December 31, 2014 (each, a “Significant Producer”).

(b) Each Significant Producer was duly and appropriately appointed by the applicable Ceding Company to act as a producer for such company at the time such Significant Producer wrote, sold, produced or marketed any of the currently in-force AEB Policies for which it was the producer. To the Knowledge of Seller, each Significant Producer at such time was duly licensed as required by insurance Applicable Law (for the type of business written, sold, produced or marketed on behalf of the applicable AEB Company), except for such failures to be so licensed which have been cured, which have been resolved or settled through agreements with applicable Governmental Authorities, which are barred by an applicable statute of limitations or which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth in Section 3.14(c) of the Seller Disclosure Schedule, since January 1, 2013, none of Seller or any of the AEB Companies has received any written notice or communication from any Governmental Authority that a Significant Producer is in material violation of any Applicable Law applicable to the writing, sale, production or marketing of the AEB Policies for any of the AEB Companies.

Section 3.15. Real Property.

(a) Other than as set forth in Section 3.15(a) of the Seller Disclosure Schedule and other than Investment Assets, the Transferred Companies do not own, and the Transferred Assets do not include, any real property. The real property listed in Section 3.15(a) of the Seller Disclosure Schedule is referred to herein as the “Owned Real Property.” The applicable Person identified on Section 3.15(a) of the Seller Disclosure Schedule directly opposite the name of any Owned Real Property has good and marketable title to such Owned Real Property, free and clear of all Liens other than Permitted Liens.

(b) Seller has a valid and enforceable leasehold interest with respect to the real property leased, subleased or licensed pursuant to each of the Assigned Leases, free and clear of all Liens other than Permitted Liens and subject to the Enforceability Exceptions, and, as of the date hereof, Seller has not received any written notice of any default under any Assigned Lease, and no event has occurred and no condition exists that, with notice or lapse of time or both, would constitute a default in any material respect by Seller or, to the Knowledge of Seller, any other party thereto, under any of the Assigned Leases.

Section 3.16. Existing Reinsurance Contracts.

(a) Section 3.16(a) of the Seller Disclosure Schedule lists each reinsurance agreement to which any AEB Company is a party and under which such AEB Company has ceded, retroceded or assumed any risks in respect of the Business and with respect to which such AEB Company has any outstanding ceded or assumed reserves as of the date hereof (the “Reinsurance Contracts”).

(b) Each of the Reinsurance Contracts and each of the Specified Trust Agreements in full force and effect and constitutes a valid and binding obligation of the AEB Company that is a party thereto and, to the Knowledge of Seller, each other party thereto, enforceable against such AEB Company and, to the Knowledge of Seller, each other party thereto in accordance with its terms, subject to the Enforceability Exceptions. Except as set forth in Section 3.16(b) of the Seller Disclosure Schedule, the applicable AEB Company has not delivered notice or received written or, to the Knowledge of Seller, oral notice of early termination of any such Reinsurance Contract or Specified Trust Agreement. There exists no material breach or event of default with respect to any Reinsurance Contract or Specified Trust Agreement on the part of such AEB Company or, to the Knowledge of Seller, any other party thereto, in each case that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Since January 1, 2013, there has not been any dispute with respect to any material amounts recoverable or payable by any AEB Company pursuant to any Reinsurance Contract. All amounts owed under any Reinsurance Contracts have been timely paid in accordance with their terms.

Section 3.17. Tax.

(a) There are no outstanding audits or other administrative or judicial actions by any Governmental Authority with regard to, or related to, any Taxes of or with respect to the Transferred Assets, the Transferred Companies or the conduct of the Business, nor to the Knowledge of Seller, as of the date hereof, is any such audit or other administrative or judicial action pending or threatened.

(b) All material Tax Returns required to have been filed by or on behalf of any of the Transferred Companies or relating to the conduct of the Business or the ownership of the Transferred Assets on or before the date hereof have been timely filed (taking into account extensions properly obtained) and, to the extent relating to the Transferred Companies, the Business or the Transferred Assets, are correct and complete in all material respects. The foregoing sentence does not serve as a representation to, or a guarantee of, the availability of any Tax loss, Tax basis or other Tax attribute for any Post-Closing Tax Period.

(c) All material Taxes (whether or not shown to be due on the Tax Returns referred to in clause (b)) required to be paid on or before the Closing Date by or with respect to any Transferred Company, or relating to the conduct of the Business or the ownership of the Transferred Assets, have been timely paid.

(d) No written waiver of any statute of limitations relating to Taxes for which any of the Transferred Companies is liable, or Taxes payable with respect to the conduct of the Business or any Transferred Asset, has been granted, and no power of attorney with respect to any such Taxes is in effect or has been granted. The time for filing any Tax Return of or with respect to any Transferred Company, or with respect to the conduct of the Business or any Transferred Asset, has not been extended to a date later than the date hereof. No Person has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) that would be binding upon any Transferred Company after the Closing Date.

(e) None of the Transferred Companies has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Seller) or has any liability for the Taxes of another Person (other than another Transferred Company) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), or as a transferee or successor. No Transferred Company is a party to, bound by or has any obligation under any Tax allocation, Tax sharing, Tax indemnity or similar agreement, arrangement or understanding (“Tax Agreement”) which will be effective following the Closing Date.

(f) None of the Transferred Companies has received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn.

(g) Each of the Transferred Companies has deducted, withheld and timely paid to the appropriate taxing authority all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and has complied in all material respects with applicable tax information reporting requirements. None of the Transferred Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting under Section 481 of the Code (or any corresponding provision or state, local or non-U.S. Law) elected, requested, made or imposed prior to the Closing, (ii) installment sale or open transaction made on or prior to the Closing Date, (iii) election under Section 108(i) of the Code (or similar provision of state, local or non-U.S. Law), or (iv) change in the basis for determining any item referred to in Section 807(c) of the Code with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date. None of the Transferred Companies has participated in a “listed transaction” within the meaning of Treasury Regulations 1.6011-4.

(h) There are no Liens for Taxes on the assets of any Transferred Company or on any Transferred Asset, except for Liens described in clause (b) of the definition of Permitted Liens.

(i) The Tax treatment of each AEB Policy that is a life insurance contract is not, and since the time of issuance (or subsequent modification) has not been, materially less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the Tax treatment either (i) that was purported to apply in written materials provided by the AEB Companies, any Affiliates thereof or, to the Knowledge of Sellers, any third party, to such purchaser, policyholder or intended beneficiaries thereof at the time of its initial issuance (or any subsequent modification of such policy) or (ii) for which policies, products or contracts of that type were designed by the AEB Companies to qualify at such time or were reasonably expected, based on written materials provided by the AEB Companies, any Affiliates thereof or, to the Knowledge of Sellers, any third party, to such purchaser, policyholder or intended beneficiaries at the time such AEB Policy was initially sold or issued or subsequently modified, to qualify at such time, except for changes resulting from changes to the Code after the time of such sale, issuance or modification.

Section 3.18. Financial Statements; Reserves; Books and Records.

(a) Seller has made available to Purchaser true, correct and complete copies of (i) the audited annual statutory financial statements of each of USIC, USLICONY and the USIC Transferred Subsidiaries (other than DHA), together with the report of each such company’s independent auditors thereon, as of and for the years ended December 31, 2012, December 31, 2013 and December 31, 2014 and (ii) the unaudited statutory financial statements of each such company as of and for the quarter ended June 30, 2015 (collectively, the “Statutory Statements”), in each case, as filed with the Insurance Regulator of such entity’s jurisdiction of domicile. The Statutory Statements were prepared in accordance with applicable SAP consistently applied throughout all such periods and, except as set forth in Section 3.18(a) of the Seller Disclosure Schedule, fairly present in all material respects the financial position, admitted assets, liabilities and capital and surplus of the company covered thereby at their respective dates, and the results of operations, changes in surplus, and cash flows of the company covered thereby for the periods covered thereby, subject, in the case of the quarterly Statutory Statements as of and for the quarter ended June 30, 2015, to normal year-end adjustments and the absence of full footnote disclosures and other presentation items. Section 3.18(a) of the Seller Disclosure Schedule sets forth a complete list of all permitted practices used by each such company in the preparation of the Statutory Statements.

(b) Seller has made available to Purchaser copies of the balance sheets of each of DHA and each of the Interfinancial Transferred Subsidiaries (other than DRMS) as of and for the year ended December 31, 2014. Each such balance sheet has been prepared in accordance with GAAP applied on a consistent basis and presents fairly, in all material respects, the financial position of the company covered thereby as of December 31, 2014, subject to the absence of full footnote disclosures and other presentation items.

(c) Seller has made available to Purchaser true, correct and complete copies of the audited annual financial statements of DRMS, together with the report of its independent auditors thereon, as of and for the years ended December 31, 2013 and December 31, 2014. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly, in all material respects, the financial position of DRMS at their respective dates and the results of operations and cash flows of DRMS for the periods covered thereby.

(d) The amounts set forth on the consolidating balance sheet of the Business (including the Transferred Companies) as of December 31, 2014 that is included in the Reference Pro Forma Statement in the columns included under the heading “Legal Entities To Be Sold” were prepared in accordance with the Specified Accounting Principles and fairly present, in all material respects, the financial position of the Transferred Companies as of December 31, 2014, except that the assets and liabilities of the DHMOs are presented in the aggregate rather than individually. The amounts set forth on the pro forma balance sheets of each of the Ceding Companies included in the Reference Pro Forma Statement in the column titled “AEB Portion of USIC Without Surplus,” with respect to the pro forma balance sheet of USIC, and “AEB Portion of USLICONY Without Surplus,” with respect to the pro forma balance sheet of USLICONY, were prepared in accordance with the Specified Accounting Principles and fairly present, in all material respects, the financial position, admitted assets and liabilities of the Business that are included within the admitted assets and liabilities of the applicable Ceding Company as of December 31, 2014 (as shown in its Statutory Statements as of such date), except that such amounts do not include surplus.

(e) Subject to Section 11.11, the reserves required by applicable SAP to be held by each Ceding Company in respect of the AEB Policies as of December 31, 2014, as set forth in the Reference Pro Forma Statement: (i) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in the Reference Pro Forma Statement), (ii) were fairly stated in accordance with applicable SAP and satisfied the requirements of Applicable Law in all material respects as of December 31, 2014 and (iii) were determined in accordance with actuarial assumptions consistent with or more conservative than those called for in relevant policy and contract provisions.

(f) Section 3.18(f) of the Seller Disclosure Schedule sets forth a true and complete list of all outstanding Indebtedness of any of the Transferred Companies as of the date hereof. None of the Transferred Companies is in default, and no waiver of default is presently in effect, in the payment of any principal or interest on any such Indebtedness and, to the Knowledge of Sellers, no event or condition exists with respect to any Indebtedness of the Transferred Companies that would permit (or that with notice or lapse of time, or both, would permit) one or more Persons to cause any Indebtedness of the Transferred Companies to become due and payable before its stated maturity or before its regularly scheduled date of payment.

(g) The Books and Records (i) have been maintained in all material respects in accordance with Applicable Law and (ii) are in material compliance with any and all record keeping maintenance requirements in applicable AEB Policies.

(h) Seller and the AEB Companies maintain a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of the financial reporting of the AEB Companies with respect to the Business and the preparation of financial statements for external purposes in accordance with GAAP or SAP, as applicable. There are no material weaknesses or significant deficiencies in the internal controls over financial reporting of Seller or the AEB Companies with respect to the Business.

Section 3.19. No Undisclosed Liabilities.

(a) None of the Transferred Companies has any Liabilities required to be disclosed or reserved for on a balance sheet prepared in accordance with GAAP, in each case except for (i) Liabilities set forth in Section 3.19(a) of the Seller Disclosure Schedule, (ii) Liabilities disclosed or reserved for under the heading “Legal Entities to be Sold” in the Reference Pro Forma Statement and (iii) Liabilities that (x) were incurred after December 31, 2014 in the ordinary course of business consistent with past practice and (y) have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Business has no Liabilities (other than Liabilities of the Transferred Companies) required to be disclosed or reserved for on a balance sheet of any of the Ceding Companies prepared in accordance with applicable SAP, except (i) Liabilities set forth in Section 3.19(b) of the Seller Disclosure Schedule, (ii) Liabilities disclosed or reserved for in the Statutory Statements and (iii) Liabilities that (x) were incurred after December 31, 2014 in the ordinary course of business consistent with past practice and (y) have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The representations and warranties in this Section 3.19 shall not apply with respect to Taxes, which are covered by Section 3.17.

Section 3.20. Absence of Certain Changes. Except as expressly contemplated or required by this Agreement or as set forth in Section 3.20 of the Seller Disclosure Schedule, since December 31, 2014, (a) Seller, the AEB Companies and their applicable Affiliates have conducted the Business in the ordinary course of business consistent with past practice, (b) there has not been any event, occurrence or condition of any character that has had, or which would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect and (c) none of Seller or any of its Affiliates has taken any action or failed to take any action that would have resulted in a breach of clause (f), (g), (j), (k), (l), (m), (p) or, solely with respect to the foregoing clauses, (q) of Section 5.01, had Section 5.01 been in effect since December 31, 2014.

Section 3.21. Actuarial Report. Seller has delivered to Purchaser true, complete and correct copies of the actuarial report, dated as of May 18, 2015, prepared by Milliman Inc. (“Milliman”) with respect to the Business as of December 31, 2014 (the “Actuarial Report”). The information and factual data furnished by Seller and its Affiliates in writing to Milliman with respect to the Business in connection with the preparation of the Actuarial Report (and any supplements or addenda thereto) were (a) obtained from the Books and Records, (b) generated from the same underlying sources and systems that were utilized by Seller or its applicable Affiliates to prepare the Reference Pro Forma Statement to the extent applicable and (c) to the Knowledge of Seller, did not include any material Data Input Inaccuracies. As of the date hereof, Milliman has not issued to Seller or its Affiliates any new or revised report with respect to the Business or any errata with respect to the Actuarial Report nor has it notified Seller or any of its Affiliates that the Actuarial Report is inaccurate in any material respect.

Section 3.22. Sufficiency of Assets. Except as set forth in Section 3.22 of the Seller Disclosure Schedule and subject to the receipt of all Governmental Approvals and required consents of third parties, the assets, rights, properties and services transferred or made available to Purchaser and its Affiliates pursuant to this Agreement, the other Transaction Agreements and the Assigned Contracts will, as of the Closing, comprise assets, rights, properties and services that are sufficient to permit Purchaser to operate the Business immediately following the Closing Date in substantially the same manner as the Business is being operated as of the date hereof. This Section 3.22 does not address employee matters, which are addressed in Section 3.10, or any Permit needed for the Purchaser Insurers to write new or renewal insurance policies with respect to the Business after the Closing Date.

Section 3.23. Data Protection and Privacy; IT Systems.

(a) Since January 1, 2013, Seller and its Affiliates (including the Transferred Companies) with respect to the Business have been and are in compliance in all material respects with any and all applicable Privacy and Data Security Laws, contractual requirements, terms of use and privacy policies pertaining to the protection, privacy, security, collection, storage, use, disclosure, disposal, maintenance and transmission of Personal Data.

(b) Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, since January 1, 2013, none of Seller and its Affiliates (including the Transferred Companies), or, to the Knowledge of Seller, any third Person working on behalf of any of them, has experienced a breach of security or an incident of unauthorized access, disclosure, use, destruction or loss of any Personal Data that Seller or its Affiliates (including the Transferred Companies) (or a third Person on behalf of any of them) collects, stores, uses, maintains or transmits with respect to the Business.

(c) The IT Systems (i) are in good repair and operating condition and are adequate and suitable for the purposes for which they are being used or held for use, and (ii) do not contain any “malware” that would reasonably be expected to interfere with the ability of the Purchaser and the Transferred Companies to conduct the Business. Seller and its Affiliates (including the Transferred Companies) have implemented, maintain, and comply with commercially reasonable business continuity and backup and disaster recovery plans and procedures with respect to the IT Systems. Since January 1, 2013, there has been no failure, unauthorized access or use, or other adverse event affecting any of the IT Systems that has caused or could reasonably be expected to cause any material disruption to the conduct of the Business.

Section 3.24. Brokers and Finders. Except for Barclays Capital, Inc., whose fees for services rendered in connection herewith will be paid by Seller, no broker, investment banker, financial adviser or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, the AEB Companies or any of their Affiliates.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to Seller by Purchaser concurrently with the execution and delivery of this Agreement (the “Purchaser Disclosure Schedule”) (it being understood and agreed by the parties hereto that disclosure of any item in any section or subsection of the Purchaser Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Purchaser Disclosure Schedule to which the relevance of such item is reasonably apparent, notwithstanding the omission of a reference or cross-reference thereto), Purchaser hereby makes the following representations and warranties to Seller, as of the date hereof and as of the Closing Date as follows:

Section 4.01. Organization, Standing.

(a) Purchaser is a stock life insurance company duly organized, validly existing and in good standing under the laws of Canada. The U.S. Branch is the United States branch of Purchaser.

(b) SLHIC is an insurance company duly organized, validly existing and in good standing under the laws of Connecticut. SLHIC is a direct wholly owned Subsidiary of Purchaser.

Section 4.02. Authorization. Purchaser or the applicable Affiliate of Purchaser (as applicable) has all requisite corporate or other applicable organizational power to enter into, consummate the transactions contemplated by and carry out its obligations under, each of the Transaction Agreements to which it is or is contemplated to become a party. The execution and delivery by Purchaser or the applicable Affiliate of Purchaser (as applicable) of each of the Transaction Agreements to which it is or is contemplated to become a party and the consummation by Purchaser or the applicable Affiliate of Purchaser (as applicable) of the transactions contemplated by each of the Transaction Agreements to which it is or is contemplated to become a party have been duly authorized by all requisite corporate or other similar organizational action on the part of Purchaser or the applicable Affiliate of Purchaser (as applicable). Each of the Transaction Agreements to which Purchaser or the applicable Affiliate of Purchaser (as applicable) is or is contemplated to become a party has been, or upon execution and delivery thereof will be, duly executed and delivered by Purchaser or the applicable Affiliate of Purchaser (as applicable). Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Agreements to which Purchaser or the applicable Affiliate of Purchaser (as applicable) is or is contemplated to become a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of Purchaser or the applicable Affiliate of Purchaser (as applicable), enforceable against it in accordance with its terms, subject in each case to the Enforceability Exceptions.

Section 4.03. No Conflict or Violation. Provided that all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained or taken, the execution and delivery by Purchaser or the applicable Affiliate of Purchaser (as applicable) of, and the consummation by Purchaser or the applicable Affiliate of Purchaser (as applicable) of the transactions contemplated by, the Transaction Agreements to which Purchaser or the applicable Affiliate of Purchaser (as applicable) is or is contemplated to become a party do not and will not (a) violate or conflict with the organizational documents of Purchaser or the applicable Affiliate of Purchaser (as applicable), (b) subject to the Governmental Approvals referred to in Section 4.04, conflict with or violate any Applicable Law or Governmental Order applicable to Purchaser or the applicable Affiliate of Purchaser (as applicable) or by which any of them or any of their respective properties, assets or rights is bound or subject or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of or result in the creation of any Lien (other than Permitted Liens) on any of the assets, properties or rights of Purchaser or any of its Affiliates pursuant to, any material contract or any note, bond, loan or credit agreement, mortgage or indenture to which Purchaser or any of its Affiliates is a party or by which any of them or any of their respective properties or assets is bound or subject; or (d) result in a breach or violation of any of the terms or conditions of, result in a default under, or otherwise cause an impairment or revocation of, any material Permit of Purchaser or its Affiliates; except, in the case of clauses (b), (c) and (d) of this Section 4.03, for any such conflicts, violations, breaches, defaults, terminations, accelerations, cancellations or creations that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.04. Consents and Approvals. Except in connection, or in compliance, with the approvals, filings and notifications required by Applicable Laws that are set forth in Section 4.04 of the Purchaser Disclosure Schedule, the execution and delivery by Purchaser or the applicable Affiliate of Purchaser (as applicable) of the Transaction Agreements to which it is or is contemplated to become a party do not, and the consummation by Purchaser or the applicable Affiliate of Purchaser (as applicable) of the transactions contemplated by the Transaction Agreements to which it is or is contemplated to become a party will not, require any Governmental Approval to be obtained or made by or with respect to Purchaser or the applicable Affiliate of Purchaser (as applicable), except for any Governmental Approvals the failure to obtain or make which, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.05. Absence of Litigation. Except as disclosed in Section 4.05 of the Purchaser Disclosure Schedule, there are no Actions pending or, to the Knowledge of Purchaser, threatened in writing against Purchaser or any of its Affiliates or any of their respective assets, properties or businesses that (i) question the legality of the transactions contemplated by any of the Transaction Agreements or (ii) as of the date hereof, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.06. Compliance with Laws.

(a) Except as disclosed in Section 4.06(a) of the Purchaser Disclosure Schedule, Purchaser and its Affiliates are not in violation of any Applicable Laws (including any Applicable Laws regulating the insurance business) or Governmental Orders applicable to them or their respective assets, properties or businesses, except for violations that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b) Except as set forth in Section 4.06(b) of the Purchaser Disclosure Schedule, all material deficiencies or violations with respect to the respective insurance businesses of Purchaser and its Affiliates that are party to any Transaction Agreement in all reports of examinations of the affairs of Purchaser or any such Affiliate with respect to such businesses (including financial, market conduct and similar examinations) issued by any Insurance Regulator on or after January 1, 2013 (whether in draft or final form), have been resolved to the reasonable satisfaction of the Insurance Regulator that noted such deficiencies or violations, except as would not reasonably be expected to have a Purchaser Material Adverse Effect.

(c) Except as set forth in Section 4.06(c) of the Purchaser Disclosure Schedule, neither Purchaser nor its Affiliates, nor any of their respective properties, assets or rights, is a party to, or bound by, any Governmental Order, except for those Governmental Orders that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

(d) Except as set forth in Section 4.06(d) of the Purchaser Disclosure Schedule, Purchaser and each Affiliate or Purchaser that is a party to a Transaction Agreement has filed all reports, statements, documents, registrations, filings or submissions required to be filed by Purchaser or such Affiliate with any Governmental Authority to the extent they relate to their respective insurance businesses, except for any failures to file that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect. All such registrations, filings and submissions were in compliance in all material respects with Applicable Law when filed or as amended or supplemented, and no deficiencies have been asserted by any Governmental Authority with respect to such registrations, filings or submissions that have not been satisfied, except for any non-compliance or failures to file that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.07. Financial Ability.

(a) Purchaser has, and will have at the Closing, all funds necessary to: (i) pay all amounts required to be paid or deposited by Purchaser and its Affiliates pursuant to Section 2.04; and (ii) consummate the transactions contemplated by this Agreement and the other Transaction Agreements.

(b) Purchaser has previously delivered to Seller copies of (i) (A) the annual unaudited statutory financial statements of the U.S. Branch, and (B) the annual audited financial statements of Purchaser and SLHIC, together with the report of Purchaser’s and SLHIC’s respective independent auditors thereon, in each case as of and for the years ended December 31, 2012, December 31, 2013 and December 31, 2014 and (ii) the unaudited interim statutory financial statements of the Purchaser Insurers, in each case as of and for the three-month period ending June 30, 2015. The foregoing statutory financial statements of the Purchaser Insurers were prepared in all material respects in accordance with SAP, and the foregoing financial statements of Purchaser were prepared in all material respects in accordance with International Financial Reporting Standards (IFRS) and, except as set forth in Section 4.07 of the Purchaser Disclosure Schedule, each of them fairly presents, in all material respects, the financial position, admitted assets, liabilities and capital and surplus of the Purchaser Insurer or company covered thereby at their respective dates and the results of operations, changes in surplus and cash flows of such Purchaser Insurer or company at and for the periods indicated, subject, in the case of the financial statements referenced in clause (ii) above, to normal year-end adjustments.

Section 4.08. Permits.

(a) Except as set forth in Section 4.08(a) of the Purchaser Disclosure Schedule, (i) Purchaser and each of its Affiliates executing any Transaction Agreement holds, or as of the Closing Date will hold, all registrations, filings, licenses, permits, approvals or authorizations issued or granted by Governmental Authorities that are necessary for the current operation and conduct of their respective businesses and to own or use its assets and properties (collectively, the “Purchaser Permits”), except for such failure to hold Purchaser Permits as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Since January 1, 2013, none of Purchaser or any of its Affiliates executing any Transaction Agreement has received any written notice or communication from any Governmental Authority regarding any actual, alleged, or potential violation of, or failure to comply with, the terms or requirements of any such Purchaser Permit, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. As of the date hereof, none of Purchaser or any of its Affiliates executing any Transaction Agreement is the subject of any pending or, to the Knowledge of Purchaser, threatened action seeking the revocation, withdrawal, suspension, termination, cancellation, nonrenewal, modification or impairment of any such Purchaser Permit, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.09. Purchase Not for Distribution. The Transferred Securities to be acquired under the terms of this Agreement will be acquired by Purchaser for its own account and not with a view to distribution. Purchaser will not resell, transfer, assign, pledge or otherwise dispose of any Transferred Securities, except in compliance with the registration requirements of the Securities Act of 1933, as amended and any applicable state securities laws, or pursuant to an available exemption therefrom.

Section 4.10. Purchaser’s Knowledge. None of individuals whose names are set forth on Section 1.01(a) of the Purchaser Disclosure Schedule has, as of the date hereof and after reasonable inquiry of such person’s direct reports working on the transactions contemplated by this Agreement, actual knowledge of any breach of this Agreement by Seller as of the date hereof.

Section 4.11. Brokers and Finders. Except for Morgan Stanley & Co. LLC, whose fees for services rendered in connection herewith will be paid by Purchaser, no broker, investment banker, financial adviser or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

ARTICLE V.

COVENANTS

Section 5.01. Conduct of Business. Between the date hereof and the Closing Date, except (i) as required under any Applicable Law, (ii) as expressly provided for by this Agreement, (iii) as set forth in Section 5.01 of the Seller Disclosure Schedule and (iv) with the prior written consent of Purchaser (which consent, solely with respect to clauses (a)(ii) and (a)(iii) and, solely with respect thereto, clause (q) below, may not be unreasonably withheld, conditioned or delayed), Seller shall cause the Transferred Companies to, and with respect to the Business Seller shall and shall cause its Affiliates (including the other AEB Companies) to, (x) conduct the Business in the ordinary course of business consistent with past practice, (y) use commercially reasonable efforts to maintain the Business and the current significant business relationships and goodwill of the Business with the policyholders, Employees, Independent Producers and other customers, suppliers and service providers of and to the Business, and with the Governmental Authorities with jurisdiction over the Business, and (z) not do any of the following:

(a) (i) sell, transfer, encumber or otherwise dispose of Investment Assets other than in the ordinary course of business consistent with the Investment Guidelines, (ii) other than in the ordinary course of business consistent with past practice, sell, terminate, transfer, exclusively license, encumber or otherwise dispose of any other Transferred Assets or any material assets of the Transferred Companies; or (iii) permit any Transferred Company to acquire any material assets, other than (A) acquisitions of assets in connection with treasury and cash management functions conducted in the ordinary course of business consistent with past practice, (B) acquisitions of Investment Assets in the ordinary course of business consistent with the Investment Guidelines, or (C) any acquisition of a material asset with a value that does not exceed $1,000,000 in the aggregate;

(b) acquire any real property or any direct or indirect interest in real property (other than real estate acquired or held for investment purposes in the ordinary course of business consistent with the Investment Guidelines);

(c) sell, terminate, transfer, encumber or otherwise dispose of the Transferred Securities;

(d) (i) split, combine or reclassify any of Transferred Companies’ outstanding capital stock or equity securities or issue or authorize the issuance of any other stock or securities in respect of, in lieu of or in substitution for shares or other interests representing any of the Transferred Companies’ outstanding capital stock or equity securities, (ii) whether directly or indirectly, purchase, redeem or otherwise acquire any shares or other interests representing outstanding capital stock or equity securities of any of the Transferred Companies or any rights, warrants or options to acquire any such shares or interests or (iii) amend the organizational documents of the Transferred Companies, or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, of the Transferred Companies;

(e) issue, sell, grant, pledge or otherwise encumber any shares or other interests representing the capital stock of or equity interests in any Transferred Company, any other voting securities, or any securities convertible into or exchangeable for any such shares or interests, or issue, sell, grant, or enter into any subscription, warrant, option, conversion, or other right, agreement, commitment, arrangement, or understanding of any kind, contingent or otherwise, to purchase or otherwise acquire, any such shares or interests in any Transferred Company, or any securities convertible into or exchangeable for any such shares or interests in a Transferred Company;

(f) (i) permit any Transferred Company to declare or pay any dividend or other distribution in respect of its equity securities (whether in cash, assets, stock or other securities or otherwise) or (ii) make any capital contributions to any Transferred Company, except after consultation with Purchaser, for such capital contributions as may be reasonably required to satisfy any minimum capital requirements arising under Applicable Law;

(g) permit the Transferred Companies to acquire (by merger, consolidation, acquisition of stock, equity interests or assets, reinsurance or otherwise) any other Person or substantially all the assets or division thereof, except for acquisitions of Investment Assets in compliance with the Investment Guidelines;

(h) except (i) as may be required by Applicable Law, or (ii) pursuant to the terms of any Employee Benefit Plan as in effect on the date hereof, (A) increase the base salary (or wages), target incentive compensation opportunity or severance pay or benefits paid or payable to any Employee or Transferred Company Employee, except for increases in the ordinary course of business consistent with past practice of any such Employee or Transferred Company Employee, (B) adopt, enter into or materially amend any AEB Employee Benefit Plan or, if it would increase the Liability of Purchaser or any Transferred Company, any Seller Employee Benefit Plan, (C) enter into or amend any employment, consulting, indemnification, severance or termination agreement with any Employee or Transferred Company Employee (other than with employees whom Seller is permitted to hire under subclause (D) below), (D) hire any new Employee or Transferred Company Employee who would have a salary grade 16 or higher with Seller or its Affiliate or terminate the services of any Employee or Transferred Company Employee who has a salary grade 16 or higher with Seller or its Affiliate, (E) loan or advance any money or other property to any Employee or Transferred Company Employee, or (F) accelerate the vesting, material payment or funding of any compensation or benefits under any AEB Employee Benefit Plan or, if it would result in Liability to Purchaser or any Transferred Company, under any Seller Employee Benefit Plan;

(i) amend in any material respect, assign, transfer, waive any rights under, terminate, renew (other than pursuant to the terms thereof in the ordinary course of business consistent with past practice) or extend any Assigned Contract, Material Contract, Reinsurance Contract, Specified Trust Agreement or Surviving Intercompany Contract, or enter into any Contract that would be a Material Contract or such a Reinsurance Contract if in effect on the date hereof, provided that USIC and USLICONY may enter into assumed Reinsurance Contracts with clients of DRMS in the ordinary course of business consistent with past practice;

(j) make any material change in the accounting, actuarial, payment, pricing, marketing, price or premium discounting (with respect to new or renewal business), reserving, risk management, underwriting or claims administration policies, practices, standards or principles of any AEB Company, or make any change in the Investment Guidelines, or fail to manage its Investment Assets in compliance with the Investment Guidelines; in each case except as may be required by GAAP, SAP or Applicable Law;

(k) permit the Transferred Companies to incur, assume or guarantee any Indebtedness or guarantee the obligations of another Person, or make any loans, advances or capital contributions to, or investments in, any other Person, other than investments in the ordinary course of business consistent with the Investment Guidelines;

(l) permit the Transferred Companies to make or authorize any capital expenditures that are, in the aggregate, in excess of $1,000,000;

(m) except in connection with claims management activities in the ordinary course of business consistent with past practice, forgive, cancel or compromise any debt or claim, or waive or release any right, of material value, or fail to pay or satisfy when due any material Liability (other than any such Liability that is being contested in good faith);

(n) enter into any settlement or release with respect to any Action or Governmental Order applicable to any Transferred Company or otherwise with respect to the Business (except for claims under policies or contracts of insurance or reinsurance in the ordinary course of business consistent with past practice), unless such settlement or release contemplates only the payment of money without ongoing limits on the conduct or operation of the Business, which payments of money shall not be in excess of $1,000,000 in the aggregate;

(o) abandon, modify, waive, terminate or allow to lapse any material Permit of any Transferred Company or of any Ceding Company to the extent relating to the Business;

(p) (i) make, revoke or amend any material Tax election of or with respect to any of the Transferred Companies, (ii) file any amended Tax Return or claim for refund of or with respect to any of the Transferred Companies, (iii) enter into any closing agreement, or settlement or compromise of any Tax liability or refund, with respect to any of the Transferred Companies, (iv) extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax of or with respect to any of the Transferred Companies, or (v) change any method of Tax accounting of or with respect to any of the Transferred Companies; or

(q) enter into a binding agreement or otherwise commit to take any of the foregoing actions.

Section 5.02. Pre-Closing Access to Information.

(a) Between the date of this Agreement and the Closing Date, subject to Applicable Law, Seller shall afford to Purchaser and its Representatives reasonable access, upon reasonable advance notice and during normal business hours, to all of the properties, Contracts, Books and Records, documents and information relating to the assets, liabilities, business, operations, personnel and other aspects of the Business, the Transferred Assets or the Assumed Liabilities, and to the employees and officers of Seller and its Affiliates whose employment relates to the Business, as Purchaser may reasonably request; including in connection with Purchaser’s diligence on and recruitment of the Employees and Transferred Company Employees, and, during such period, Seller shall, and shall cause its Affiliates to, furnish to Purchaser such information that relates to the Business, the Transferred Assets or the Assumed Liabilities, as Purchaser may from time to time reasonably request; provided, however, that Seller shall not be obligated to provide such access or information to any such Contract, Books and Records, documents or information if doing so would violate Applicable Law or a Contract of confidentiality owing to a third-party or jeopardize the protection of an attorney-client privilege; provided, further, that Seller shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information or entering into joint defense agreements) that would enable otherwise required disclosure to Purchaser or its Representatives to occur without so jeopardizing privilege or contravening such Applicable Law, Contract or obligation of confidentiality. Purchaser agrees that it will hold, and will cause its Affiliates and each of their respective Representatives to hold, any information so obtained in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement and Section 5.04.

(b) Without limiting the foregoing, from the date hereof until the Closing, Seller shall deliver to Purchaser complete copies of the audited or unaudited statutory financial statements of each of the Ceding Companies and each of the DHMOs, together with any notes, exhibits or schedules thereto, that are filed with the Insurance Regulator for the applicable company’s jurisdiction of domicile between the date hereof and the Closing, as promptly as practicable after the filing of such statements with such Insurance Regulator.

Section 5.03. Post-Closing Access to Information.

(a) For a period of five years following the Closing Date, Seller shall: (i) allow Purchaser, upon reasonable prior notice and during normal business hours, through its Representatives, the right, at Purchaser’s expense, to examine and make copies, at Purchaser’s expense, of any Books and Records which were retained by Seller or its Affiliates pursuant to Section 5.05 or this Section 5.03; and (ii) allow Purchaser to interview Seller’s and its Affiliates’ Representatives for any reasonable business purpose relating to the Business, including in connection with Seller’s pre-Closing employment of the Transferred Employees or Purchaser’s preparation or examination of regulatory and statutory filings and financial statements and the conduct of any litigation relating to the Business (other than any litigation or dispute between Seller or its Affiliates, on the one hand, and Purchaser or its Affiliates, on the other hand), or the conduct of any regulatory authority, policyholder, reinsurer or other dispute resolution or any other Third Party Claim (whether or not such Third Party Claim is the subject of an indemnification claim by a Purchaser Indemnified Person or Seller Indemnified Person), whether pending or threatened. Access to such Representatives and Books and Records shall be at Purchaser’s expense and shall not unreasonably interfere with Seller’s or its Affiliates’ or any of their respective successor company’s business operations.

(b) For a period of five years following the Closing Date, Purchaser shall: (i) allow Seller, upon reasonable prior notice and during normal business hours, through its Representatives, the right, at Seller’s expense, to examine and make copies, at Seller’s expense, of any Books and Records which were transferred to Purchaser or its Affiliates at or after the Closing pursuant to Section 5.05 and of which neither Seller nor any of its Affiliates retained a copy; and (ii) allow Seller to interview Purchaser’s and its Affiliates’ Representatives for any reasonable business purpose relating to the Business, including in connection with Seller’s preparation or examination of regulatory and statutory filings and financial statements, and the conduct of any litigation relating to the Business (other than any litigation or dispute between Seller or its Affiliates, on the one hand, and Purchaser or its Affiliates, on the other hand), or the conduct of any regulatory, contract holder, reinsurer or other dispute resolution or any other Third Party Claim (whether or not such Third Party Claim is the subject of an indemnification claim by a Purchaser Indemnified Person or Seller Indemnified Person), whether pending or threatened. Access to such Representatives and Books and Records shall be at Seller’s expense and shall not unreasonably interfere with the business operations of Purchaser or its Affiliates.

(c) Except as otherwise prohibited by Applicable Law and subject to clause (d) and (e) below, each of the parties shall, with respect to the Books and Records to which the other party is entitled to access pursuant to the foregoing provisions of this Section 5.03, (i) comply in all material respects with all Applicable Laws relating to the preservation and retention of records; (ii) apply preservation and retention policies that are no less stringent than those generally applied by such party; and (iii) without limitation to the foregoing, for at least five years after the Closing Date, preserve and retain all original Books and Records retained by or delivered to it (as applicable) and dispose of such original Books and Records only after it shall have given the other party 90 days’ prior written notice of such disposition and the opportunity (at such other party’s expense) to remove and retain such Books and Records.

(d) Notwithstanding any other provision of this Agreement, a party hereto shall not be obligated to provide such access to any Books and Records or information if such party determines, in its reasonable judgment, that doing so would violate Applicable Law (except that copies thereof shall be furnished to the requesting party to the extent permitted under Applicable Law) or a Contract of confidentiality owing to a third-party or jeopardize the protection of an attorney-client privilege; provided, that the party contemplated to provide access shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information or entering into joint defense agreements) that would enable otherwise required disclosure to the other party or its Representatives to occur without so jeopardizing privilege or contravening such Applicable Law, Contract or obligation of confidentiality.

(e) Notwithstanding any other provision of this Agreement to the contrary, Purchaser shall, and shall cause its Affiliates to, retain and preserve all Books and Records (in whatever form maintained) transferred to Purchaser that are subject to a Litigation Hold in effect as of the Closing (of which Seller shall notify Purchaser at or prior to the Closing), until such time as Seller notifies Purchaser in writing that such Books and Records may be destroyed. Seller shall use commercially reasonable efforts to notify Purchaser within thirty (30) days of the termination of any applicable Litigation Hold. Purchaser shall provide Seller and its Affiliates with access to any Books and Records subject to a Litigation Hold in accordance with the foregoing provisions of this Section 5.03; provided that access to Books and Records subject to Litigation Holds shall be limited in time only by the terms of the applicable Litigation Hold.

Section 5.04. Confidentiality.

(a) The terms of the confidentiality agreement, dated May 22, 2015 (the “Confidentiality Agreement”), between Seller and Sun Life Financial Inc. shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate.

(b) Notwithstanding the foregoing, nothing in the Confidentiality Agreement shall restrict, prohibit or delay the ability of Purchaser to exercise its rights or perform its obligations under the Transaction Agreements. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(c) From and after the Closing: (i) Seller shall, and shall cause its Representatives to, maintain in confidence any written, oral or other information to the extent relating to the Transferred Companies or the Business obtained by virtue of Seller’s ownership of the Business prior to the Closing; and (ii) Purchaser shall, and shall cause its Representatives to, maintain in confidence any written, oral or other information of or relating to Seller or its Affiliates (other than information relating to the Transferred Companies or the Business) obtained by virtue of its ownership of the Business from and after the Closing, except, in each case, to the extent that the applicable party is required to disclose such information by judicial or administrative process or pursuant to Applicable Law (provided that, except in connection with any required disclosure pursuant to any Applicable Law relating to Taxes and any filings required by the applicable securities laws, such party has given the other party written notice of such potential disclosure and, to the extent reasonably requested by such other party, cooperated with such other party in seeking an appropriate order or other remedy protecting such information from disclosure) or such information can be shown to have been in the public domain through no fault of the applicable party.

Section 5.05. Maintenance and Transfer of Books and Records. Through the Closing Date, Seller shall, and shall cause its Affiliates to, maintain the Books and Records in all material respects in the same manner and with the same care that the Books and Records have been maintained for the 12-month period prior to the execution of this Agreement. At the Closing, Seller shall cause all Books and Records in the possession of Seller or any of its Affiliates to be delivered to Purchaser (or a Person designated by Purchaser), in accordance with the requirements and guidelines set forth in Section 5.05 of the Seller Disclosure Schedule. Notwithstanding the foregoing, Seller and its Affiliates shall not be required to transfer the Books and Records that: (i) are necessary for Seller to provide services under the Transition Services Agreement (to the extent that such Books and Records cannot reasonably be duplicated and a copy retained by Seller or its applicable Affiliate(s)); or (ii) are not permitted to be disclosed or transferred under Applicable Law; provided, that (A) Seller shall, and shall cause its Affiliates to, provide Purchaser and its Representatives reasonable access to such Books and Records and (B) once such Books and Records are no longer necessary for the provision of such services or are permitted to be transferred, as applicable, Seller shall cause such Books and Records to be delivered to Purchaser (or a Person designated by Purchaser) or, at Purchaser’s option, to be destroyed. Notwithstanding anything to the contrary contained herein, but subject to Section 5.04(c), Seller and its Affiliates shall be entitled to retain copies of any Books and Records transferred to Purchaser.

Section 5.06. Governmental Approvals and Filings; Third Party Consents.

(a) Subject to the terms and conditions hereof, Seller and Purchaser shall each use its reasonable best efforts, and shall cooperate fully with each other, (i) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date hereof, the transactions contemplated by the Transaction Agreements and (ii) to obtain as promptly as practicable all necessary permits, orders or other consents, approvals or authorizations of Governmental Authorities necessary in connection with the consummation of the transactions contemplated by the Transaction Agreements; provided that Purchaser shall be responsible for the costs associated with obtaining any such Governmental Approvals. In connection therewith, Seller and Purchaser shall make and cause their respective Affiliates to make all legally required filings as promptly as practicable in order to facilitate prompt consummation of the transactions contemplated by the Transaction Agreements, shall provide and shall cause their respective Affiliates to provide such information and communications to Governmental Authorities as such Governmental Authorities may request, shall take and shall cause their respective Affiliates to take all steps that are necessary, proper, or advisable to avoid any Action by any Governmental Authority with respect to the transactions contemplated by the Transaction Agreements, shall defend or contest in good faith any Action by any third party (other than any Governmental Authority), whether judicial or administrative, challenging any of the Transaction Agreements or the transactions contemplated thereby, or that could otherwise prevent, impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated thereby, and shall consent to and comply with any condition imposed by any Governmental Authority on its grant of any such permit, order, consent, approval, or authorization, other than any Burdensome Condition. Each of the parties shall provide to the other party copies of all applications or other communications to Governmental Authorities in connection with this Agreement in advance of the filing or submission thereof; provided, in no event will any party be required to disclose to the other party any Trade Secrets in respect of itself or any of its Representatives, or any personally identifiable information or personal financial information with respect to any of its Representatives who are natural persons.

(b) Without limiting the generality of the foregoing, within 20 Business Days after the date hereof, (i) Purchaser shall, and shall cause its applicable Affiliates to, file with all applicable Insurance Regulators and the California DMHC the filings and requests for approval listed in Section 4.04 of the Purchaser Disclosure Schedule and (ii) Seller shall, and shall cause its applicable Affiliates to, file with all applicable Insurance Regulators the filings and requests for approval listed in Section 3.05 of the Seller Disclosure Schedule under the heading “Approvals Required to be Obtained by Seller and its Affiliates”, in each case which filings and requests shall be complete and shall include all required exhibits. Purchaser and Seller shall, upon request, furnish each other with all information concerning themselves, their respective Affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of any statement, filing, notice or application made by or on their behalf to any Governmental Authority in connection with the transactions contemplated by the Transaction Agreements; provided, in no event will any party be required to disclose to the other party any Trade Secrets in respect of itself or any of its Representatives, or any personally identifiable information or personal financial information of any of its Representatives who are natural persons. A reasonable time prior to furnishing any written materials to any Insurance Regulator or the California DMHC in connection with the transactions contemplated by the Transaction Agreements, the filing party shall furnish the other party with a copy thereof, and such other party shall have a reasonable opportunity to provide comments thereon, which comments shall be considered by the filing party in good faith; provided, in no event will any party be required to disclose to the other party any Trade Secrets in respect of itself or any of its Representatives, or any personally identifiable information or personal financial information with respect to any of its Representatives who are natural persons. Each party shall give to the other party prompt written notice if it or any of its Affiliates receives any notice or other communication from any Insurance Regulator, the California DMHC or other Governmental Authority in connection with the transactions contemplated by the Transaction Agreements and, in the case of any such notice or communication that is in writing, shall promptly furnish the other party with a copy thereof. If any Governmental Authority requires that a hearing be held in connection with any such approval, each party shall use its reasonable best efforts to arrange for such hearing to be held promptly after the notice that such hearing is required has been received by such party. Each party shall give to the other party reasonable prior written notice of the time and place when any meetings, telephone calls, or other conferences may be held by it with any Governmental Authority in connection with the transactions contemplated by the Transaction Agreements (other than telephone calls regarding routine administrative matters), and the other party shall have the right to have a representative or representatives attend or otherwise participate in any such meeting, telephone call, or other conference unless the relevant Governmental Authority does not consent to attendance or participation by such other party’s representative or such attendance or participation is prohibited by Applicable Law.

(c) Notwithstanding anything herein to the contrary, neither Purchaser nor Seller shall be obligated to take or refrain from taking or to agree to it, its Affiliates or (solely in the case of Purchaser) any of the Transferred Companies or any of their respective Representatives taking or refraining from taking any action or to permit or suffer to exist any restriction, condition, limitation or requirement which, individually or together with all other such actions, restrictions, conditions, limitations or requirements, would constitute a Burdensome Condition. As used in this Agreement, “Burdensome Condition” means any arrangement, condition or restriction (i) in the case of Purchaser, (A) to sell or hold separate or agree to sell, divest or discontinue, before or after the Closing Date, any properties, assets, businesses or licenses of Purchaser, its Affiliates or the Transferred Companies that are material to Purchaser and its Affiliates, taken as a whole, or to the Business, as applicable, or (B) that otherwise is reasonably likely to have a Material Adverse Effect or a material adverse effect on the business, financial condition, operations or results of operations of Purchaser and its Affiliates, taken as a whole; and (ii) in the case of Seller, would require Seller to provide any guarantee or incur any liability with respect to the Transferred Companies after the Closing Date, or restrict the ability of Seller or any of its Affiliates to conduct their respective businesses after the Closing Date.

(d) Neither this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt to sell, transfer, assign, convey or deliver any asset, property, Contract or right that: (i) by its terms or by Applicable Law is not transferable or assignable, as applicable, without the consent or waiver of any third party (other than a Governmental Authority); and (ii) with respect to which such consent or waiver has not been obtained (each, a “Non-Assignable Item”); provided that this Section 5.06(d) shall not affect whether any such asset, property, Contract or right will be deemed to be a “Transferred Asset” or “Assigned Contract” under this Agreement. Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain, prior to the Closing, any consent or waiver from any third party (other than a Governmental Authority) that is required for Seller or its applicable Affiliates to sell, transfer, assign, convey and deliver the Transferred Assets and Assigned Contracts to Purchaser or to provide the services to be provided under the Transition Services Agreement. Purchaser shall, and shall cause each of its Affiliates to, cooperate with Seller and its Affiliates at Seller’s request to assist Seller and its Affiliates in obtaining such consents or waivers. Each of Seller and Purchaser shall bear its own and its Affiliates’ internal costs to obtain such consents and waivers, and the costs payable to third parties for obtaining such consents and waivers shall be borne equally by Seller and Purchaser. If any such consent or waiver cannot be obtained prior to the Closing, then, to the extent permitted by Applicable Law and the terms of any relevant Contracts with third parties, as an additional service to be provided by Seller under the Transition Services Agreement for the applicable term thereof: (A) the Non-Assignable Items subject thereto and affected thereby shall be held, from and after the Closing, by Seller or its applicable Affiliate in trust for the benefit of Purchaser, and all benefits and obligations existing thereunder shall be for Purchaser’s account; (B) Purchaser shall timely pay, perform or otherwise discharge (in accordance with the respective terms and subject to the respective conditions thereof, and in the name of Seller or its applicable Affiliate) all of the covenants and obligations of Seller or its applicable Affiliate incurred after the Closing with respect to such Non-Assignable Item; (C) Seller shall and shall cause its applicable Affiliate to take or cause to be taken such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of such Non-Assignable Items and to effect the collection of money or other consideration that becomes due and payable under such Non-Assignable Item, and shall promptly pay over to Purchaser all money or other consideration received by it in respect of such Non-Assignable Item; and (D) Purchaser and Seller shall mutually cooperate to provide any other alternative arrangements as may be reasonably required to implement the purpose and intent of this Agreement and the other Transaction Agreements so that Purchaser and its Affiliates will have access to the rights and benefits contemplated by such Non-Assignable Item from and after the Closing. If and when such consent or waiver is obtained, Seller shall, and shall cause its applicable Affiliates to, sell, transfer, assign, convey and deliver such Non-Assignable Item to Purchaser for no additional consideration.

Section 5.07. Further Assurances.

(a) Subject to the terms and conditions herein provided, including Section 5.06:

(i)	each of the parties hereto shall, and shall cause its Affiliates to, execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby and by the other Transaction Agreements; and

(ii)	each such party shall, at or prior to the Closing Date, use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby and by the other Transaction Agreements, including the execution and delivery of any documents, certificates, instruments or other papers and the taking of any other actions that are reasonably necessary for the consummation of the transactions contemplated hereby and by the other Transaction Agreements.

(b) Subject to the terms and conditions of this Agreement, on and after the Closing Date, Seller and Purchaser shall, and shall cause their respective Affiliates to, take all reasonable actions and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to carry out any of the provisions hereof, so as to put Purchaser and its Affiliates in full possession and operating control of the Business and to effect fully the separation of the Business from Seller and its Affiliates.

Section 5.08. Privacy and Data Security Compliance; Use of Information. Notwithstanding any other provision of this Agreement or any Transaction Agreement to the contrary, none of Seller, Purchaser or any of their respective Affiliates shall be required to take any action that would violate or conflict with, and each such Person shall comply with, all Privacy and Data Security Laws. Notwithstanding any other provision of this Agreement, Seller and Purchaser shall use their respective reasonable best efforts to ensure that all Personal Data about holders of AEB Policies or other individuals is used, shared, accessed, stored, transmitted, disclosed, or otherwise processed in a manner (including the scope of information) that complies with, and facilitates each party’s compliance with, Privacy and Data Security Laws. For avoidance of doubt, any Personal Data relating to holders of insurance policies accessed by or disclosed to Purchaser or any of its Affiliates pursuant to this Agreement shall be subject to Purchaser’s confidentiality obligations under Section 5.04.

Section 5.09. Reinsurance Contracts.

(a) Between the date hereof and the Closing Date, Seller shall use its commercially reasonable efforts to (and Purchaser shall reasonably cooperate, work in good faith and use its commercially reasonable efforts to assist Seller to) obtain, with respect to each of the assumed Reinsurance Contracts set forth on Section 5.09 of the Seller Disclosure Schedule (the “Specified Assumed Treaties”) and the corresponding Specified Trust Agreement(s), the consent of the cedent under each such Specified Assumed Treaty to the novation, subject to the occurrence of the Closing and effective as of the Effective Time, of such Specified Assumed Treaty and the transfer of (through the change of the grantor under) the corresponding Specified Trust Account(s) to the U.S. Branch and the release of USIC by such cedent under such Specified Assumed Treaty, in each case pursuant to the terms of an Assumed Reinsurance Novation Agreement or pursuant to other terms that may be reasonably acceptable to Purchaser and Seller; provided, in no event shall Seller agree to any amendment to the terms and conditions of any Specified Assumed Treaty or Specified Trust Agreement (whether to become effective prior to, upon or after such novation) without Purchaser’s written consent, except as otherwise permitted under Section 5.01. If such consent is obtained prior to the Closing Date with respect to any Specified Assumed Treaty, such Specified Assumed Treaty and Specified Trust Account(s) shall be novated to the U.S. Branch at the Closing and effective as of the Effective Time pursuant to an Assumed Reinsurance Novation Agreement or pursuant to such other terms that are reasonably acceptable to Purchaser and Seller, and USIC shall be released by the cedent thereunder as set forth in such Assumed Reinsurance Novation Agreement or pursuant to such other agreed terms. If the consent of the applicable cedent with respect to any Specified Assumed Treaty and corresponding Specified Trust Account(s) is not obtained prior to the Closing Date, then: (i) the USIC Coinsurance Agreement will provide that the liabilities assumed by USIC pursuant to such Specified Assumed Treaty will be retroceded to Purchaser Insurer pursuant to such agreement on a modified coinsurance basis as reflected in the form of USIC Coinsurance and Modified Coinsurance Agreement attached hereto as Exhibit A; and (ii) the parties shall, to the extent practicable, continue to cooperate, work together in good faith and use their respective commercially reasonable efforts to obtain such consent after the Closing in accordance with the terms of the USIC Coinsurance Agreement. If any such consent is received after the Closing then, as promptly as reasonably practicable thereafter, the applicable Specified Assumed Treaty shall be novated to Purchaser Insurer pursuant to an Assumed Reinsurance Novation Agreement or pursuant to other terms that may be reasonably acceptable to Purchaser and Seller, or as otherwise provided by the USIC Coinsurance Agreement. Each of the parties shall bear its own costs in connection with obtaining the consent of the applicable cedent to the novation of any Specified Assumed Treaty; provided that no party shall have any obligation to make any payment to any cedent under any Specified Assumed Treaty or any other Person in connection with obtaining any such consent. The terms of this Section 5.09 shall be subject to the terms of Section 2.07(c), in the event of a conflict between the terms of this Section 5.09 and the terms of Section 2.07(c), which shall control with respect to the treatment of the Specified Agreements.

(b) From the date hereof until the Closing, if and when requested by Purchaser, Seller shall (i) use commercially reasonable efforts to obtain the consent of any counterparty to a Reinsurance Contract (other than a Specified Assumed Treaty) necessary or advisable to novate such Reinsurance Contract (and any rights in any trust or other agreement or instrument providing security with respect to such Reinsurance Contract) to a Purchaser Insurer, or (ii) cause the applicable AEB Company to terminate, or recapture risks in respect of the Business ceded under, any Reinsurance Contract, pursuant to the terms thereof or otherwise, in each case, effective at or after the Effective Time, and subject to the occurrence of the Closing. Purchaser shall be responsible for payment of any amounts payable to any counterparty to a Reinsurance Contract in connection with the foregoing, provided that Seller shall not incur any Liability for any such amounts without Purchaser’s prior written consent. If the requisite consent for the novation of a Reinsurance Contract to a Purchaser Insurer is obtained prior to the Closing and if so elected by Purchaser, Purchaser shall cause the applicable Purchaser Insurer to, and Seller shall cause the applicable AEB Company to, enter into instruments of novation prior to or at the Closing and effective upon the Effective Time, in form and substance reasonably acceptable to Seller and Purchaser, to effect the novation of the applicable Reinsurance Contract; provided that none of Seller or its Affiliates (other than the Transferred Companies) shall be required to pay or become obligated to pay any amounts as a result of such novation that would not be assumed by a Purchaser Insurer under a Coinsurance Agreement or otherwise paid by Purchaser or its Affiliates. In the event any amount is paid by any reinsurer to Seller or any of its Affiliates in connection with the termination of, or recapture of risks under, any ceded Reinsurance Contract, other than amounts paid to a Transferred Company or to the extent included in the Final Closing Statement as a receivable retained by Seller and its Affiliates, Seller shall or shall cause its applicable Affiliate to pay such amount to the applicable Purchaser Insurer at or as promptly as practicable after the Closing.

Section 5.10. Non-Solicitation of Employees.

(a) For a period of 24 months following the Closing Date, without the prior written consent of Purchaser, neither Seller nor any of its Affiliates shall, whether directly or indirectly, solicit for employment, employ or otherwise contract for the services of (i) any Transferred Employee or (ii) any director, officer or employee of Purchaser or any of its Affiliates with whom Seller and its Affiliates first had contact or who (or whose performance) became known to Seller and its Affiliates in connection with Purchaser’s evaluation of the transactions contemplated by, the due diligence Purchaser conducted in connection with, or the negotiation of, the Transaction Agreements, or the receipt of services under the Transition Services Agreement; provided, that nothing in this Section 5.10(a) shall prohibit Seller or any of its Affiliates from engaging in general solicitations not directed at such Persons or from soliciting, employing or contracting for the services of (A) any such Person whose employment with or engagement by Purchaser or any of its Affiliates (including the Transferred Companies) has been involuntarily terminated by Purchaser or its applicable Affiliate or who has otherwise ceased to be employed or engaged by Purchaser or any of its Affiliates (including the Transferred

Companies) for a period of at least six months prior to the first contact by Seller or any of its Affiliates with such Person or (B) any Transferred Employee who was, prior to the Closing Date, a Seller Employee and whose employment with or engagement by Purchaser or any of its Affiliates (including the Transferred Companies) has been involuntarily terminated by Purchaser or its applicable Affiliate.

(b) For a period of 24 months following the Closing Date, without the prior written consent of Seller, neither Purchaser nor any of its Affiliates shall, whether directly or indirectly, solicit for employment, employ or contract for the services of any director, officer or employee of Seller or any of its Affiliates with whom Purchaser and its Affiliates first had contact or who (or whose performance) became known to Purchaser and its Affiliates in connection with the evaluation of the transactions contemplated by, the due diligence Purchaser conducted in connection with, or the negotiation of, the Transaction Agreements, or the performance of services under the Transition Services Agreement, other than any Transferred Employee; provided, that nothing in this Section 5.10(b) shall prohibit Purchaser or any of its Affiliates (including the AEB Companies) from engaging in general solicitations not directed at such Persons or from soliciting, employing or contracting for the services of any such Person whose employment with or engagement by Seller and its Affiliates has been involuntarily terminated by Seller or its applicable Affiliate or who has otherwise ceased to be employed or engaged by Seller or any of its Affiliates for a period of at least six months prior to the first contact by Purchaser or any of its Affiliates with such Person.

Section 5.11. Non-Competition. During the period beginning on the Closing Date and ending on the date that is three years and six months after the Closing Date (the “Restricted Period”), Seller shall not, and shall cause its Subsidiaries (together with Seller, the “Restricted Entities”) not to directly or indirectly issue or sell in any state or jurisdiction within the United States, any products or services of a type that comprises part of the Business as of the date hereof and that was underwritten, issued, sold, renewed or serviced as part of the Business during the two years prior to the date hereof (the “Competing Businesses”); provided, however, that this Section 5.11 shall not prohibit or in any way prevent or restrict:

(i)	any Restricted Entity from operating any business other than the Business or from operating the Business from and after the time at which the Business or any portion thereof is recaptured under any Coinsurance Agreement;

(ii)	any Restricted Entity from performing any act or conducting any business expressly required by this Agreement or any other Transaction Agreement;

(iii)	any Restricted Entity from entering into a reinsurance agreement or similar arrangement primarily reinsuring the Competing Business of a ceding company that is not a Restricted Entity, so long as none of the Restricted Entities engages in the issuing, underwriting, selling, distributing, marketing, delivering, cancelling or administering of such underlying reinsured business;

(iv)	any Restricted Entity from (A) making any investment or providing advisory services (or activities related thereto) in a fiduciary or agency capacity and carried out on behalf of clients or other third party beneficiaries in the ordinary course of business, or (B) making passive investments for general insurance accounts or investment management, proprietary investing or trading activities in the ordinary course of its businesses; provided that in no event shall the aggregate ownership interest held by Restricted Entities in any Person engaged in a Competing Business, whether directly or indirectly, equal or exceed 10% of the aggregate voting power or issued and outstanding equity securities of such Person;

(v)	the ownership of, any affiliation with, or the conduct of any other activity with respect to, a Person that conducts, either directly or indirectly, a Competing Business (any such person, together with all of its Affiliates, a “Competing Person”) that is the result of (A) the merger, consolidation, share exchange, sale or purchase of assets, scheme of arrangement or similar business combination involving any Restricted Entity with any Competing Person or (B) the acquisition of any Competing Person or any interests in or securities of any Competing Person by any Restricted Entity, if, in the case of either (A) or (B), at least 75% of the total consolidated revenues of such Competing Person in the calendar year prior to such ownership or affiliation does not relate to a Competing Business;

(vi)	any Restricted Entity from acquiring a Competing Person or 10% or more of the voting power or outstanding equity interests in any Competing Person that derived in excess of 20% (but not in excess of 40%) of its total consolidated revenues in its most recent fiscal year from activities that constitute Competing Business; provided, however, that such Restricted Entity may proceed with such acquisition if such Restricted Entity divests, within 24 months of its acquisition, a sufficient portion of such Competing Person such that the total consolidated revenues from activities that constitute Competing Business that remain with any such Competing Person after such divestment over the last four full fiscal quarters prior to such acquisition are not greater than 20% of its consolidated revenues for such period and until such divestiture such Competing Business in not marketed under the “Assurant” brand name (other than through minor factual references to the owner of such Competing Business); or

(vii)	subject to the foregoing clause (vi), any Restricted Entity from foreclosing on collateral of or acquiring any of the outstanding capital stock or other interests in any person that has outstanding indebtedness to any Restricted Entity, or engaging in any activities otherwise prohibited by this Section 5.11 in connection with any such Person as a result of the acquisition of such capital stock or other interests in connection with a debt previously contracted.

Section 5.12. Use of Names.

(a) Prior to or at the Closing, the Transferred Companies shall transfer any and all right, title, or interest, including all associated goodwill, which they may have in or to the Seller Trademarks, including those set forth in Section 5.12(a) of the Seller Disclosure Schedule, to Seller or as Seller may direct. At the Closing, Seller shall enter into a royalty-free license agreement with Purchaser substantially in the form attached hereto as Exhibit K (the “Trademark License Agreement”) permitting Purchaser to use the Seller Trademarks and related Intellectual Property in connection with the operation of the Business in the United States as provided therein.

(b) Except as otherwise contemplated by the Trademark License Agreement, in accordance with the terms thereof: (i) following the Closing Date, Purchaser shall, and shall cause the Transferred Companies to, immediately cease and discontinue any and all uses of the Seller Trademarks, whether or not in combination with other words, symbols, or other distinctive or non-distinctive elements, and all trade, corporate or business names, trademarks, tag-lines, identifying logos, trade dress, monograms, slogans, service marks, domain names, brand names, and other name or source identifiers that incorporate the Seller Trademarks or that are confusingly similar thereto, whether or not in combination with other words, symbols, or other distinctive or non-distinctive elements; and (ii) Purchaser, for itself and its Affiliates (including the Transferred Companies after the Closing), agrees that any and all rights of the Transferred Companies to the Seller Trademarks, including any such rights licensed to the Transferred Companies pursuant to any agreements or other arrangements, whether written or oral, with Seller or its Affiliates, shall terminate on the Closing Date without recourse by Purchaser or the Transferred Companies. Neither Purchaser nor any of its Affiliates shall seek to register in any jurisdiction any trade, corporate, or business name, trademark, tag-line, identifying logo, trade dress, monogram, slogan, service mark, domain name, brand name, or other name or source identifier that is confusingly similar to any of the Seller Trademarks.

(c) (i) Following the Closing Date, Seller shall, and shall cause its Affiliates to, immediately cease and discontinue any and all uses of the Business Trademarks, and all trade, corporate or business names, trademarks, tag-lines, identifying logos, trade dress, monograms, slogans, service marks, domain names, handles, tags, acronyms, brand names, and other name or source identifiers that incorporate the Company Trademarks or that are confusingly similar thereto, whether or not in combination with other words, symbols, or other distinctive or non-distinctive elements; and (ii) Seller, for itself and its post-Closing Affiliates, agrees that any and all rights of Seller or its post-Closing Affiliates to the Company Trademarks, including any such rights licensed to Seller or its post-Closing Affiliates pursuant to any agreements or other arrangements, whether written or oral, with the Transferred Companies, shall terminate on the Closing Date without recourse by Seller or its post-Closing Affiliates. Neither Seller nor any of its post-Closing Affiliates shall seek to register in any jurisdiction any trade, corporate, or business name, trademark, tag-line, identifying logo, trade dress, monogram, slogan, service mark, domain name, brand name, or other name or source identifier that is confusingly similar to any of the Business Trademarks.

Section 5.13. Intellectual Property License. Subject to compliance with the terms and conditions hereof, and effective as of the Closing, Seller, on behalf of itself and its Affiliates (other than the Transferred Companies), hereby grants to Purchaser and its Affiliates (including the Transferred Companies) a non-exclusive, worldwide, perpetual, irrevocable, transferable, sublicensable, paid-up and royalty-free right and license to use and practice the Seller’s Licensed IP Rights solely in connection with the Business, as conducted as of the Closing Date, and any natural or reasonably foreseeable expansions thereof. Purchaser shall, and shall cause its Affiliates and sublicensees to, use reasonable care to maintain and protect the Trade Secrets included in Seller’s Licensed IP Rights.

Section 5.14. Related Party Agreements; Intercompany Balances.

(a) Except as set forth in Section 5.14 of the Seller Disclosure Schedule (the agreements set forth therein, the “Surviving Intercompany Contracts”), all of the intercompany arrangements between Seller and its Affiliates (other than the Transferred Companies), on the one hand, and any Transferred Company, on the other hand, to be terminated immediately prior to the Closing, including, as applicable, by terminating each Transferred Company’s participation in all agreements between more than one of Seller and its Affiliates (other than the Transferred Companies), on the one hand, and such Transferred Company, on the other hand. Seller shall cause all intercompany balances between Seller and its Affiliates (other than the Transferred Companies), on the one hand, and any Transferred Company, on the other hand, including amounts in respect of contributions to Seller Employee Benefit Plans, but excluding balances accrued pursuant to the Surviving Intercompany Contracts, to be paid in full and settled immediately prior to the Closing. As of immediately after the Closing, the Transferred Companies shall not have any further Liability for any intercompany balances, other than to the extent arising under the terms of the Surviving Intercompany Contracts.

(b) Seller shall use commercially reasonable efforts (including through effecting one or more dividends or distributions prior to the Closing) to cause the cash and cash equivalents held by DRMS at the Closing to be no greater than $1,800,000.

Section 5.15. Bank Accounts. Prior to the Closing, Seller shall change, effective as of the Closing, the individuals authorized to draw on or having access to the bank, savings, deposit or custodial accounts and safe deposit boxes maintained by the Transferred Companies to the individuals designated in writing by Purchaser.

Section 5.16. Resignations. If directed by Purchaser by written notice to Seller at least three Business Days prior to the Closing Date, Seller shall cause the directors and officers of the Transferred Companies identified in such written notice to resign such positions, effective as of the Closing.

Section 5.17. Investment Asset Reporting. From the date hereof until the Closing, Seller shall, within fifteen (15) Business Days following the end of each calendar month, deliver to Purchaser a report (the “Investment Asset Report”) consisting of (a) a list of all Investment Assets that would be included in the Baseline Portfolio determined in accordance with the Investment Asset Selection Methodologies as of such month end, including the Agreed Value and fair market value of each such Investment Asset as of such month end; (b) a list of all Investment Assets included in the prior month’s Investment Asset Report sold or otherwise disposed of by the Ceding Companies during the preceding month, (c) a list of the Investment Assets acquired by the Ceding Companies and included in the Baseline Portfolio that have been acquired during the preceding month and (d) a list of all Investment Assets in the Baseline Portfolio that are in arrears or breach or default in the payment of principal or interest or dividends or are, or should be, classified as non-performing, non-accrual, ninety (90) days past due, still accruing and doubtful of collection, in foreclosure or any comparable classification, or are permanently impaired to any extent.

Section 5.18. Kansas City Lease. Prior to the Closing, the parties hereto shall cooperate and work together in good faith to negotiate the final form of the Kansas City Lease that reflects the terms and condition set forth on the Kansas City Lease Term Sheet attached hereto as Exhibit N and such other reasonable terms that are customary for similar lease agreements.

Section 5.19. Commingled Contracts.

(a) Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to identify all Commingled Contracts and, promptly after the date hereof, provide a schedule of Commingled Contracts to Purchaser and supplement such schedule, from time to time as additional Commingled Contracts are subsequently identified. Upon Purchaser’s request, with respect to any Commingled Contract, Seller and Purchaser shall, and shall cause their respective Affiliates to, reasonably cooperate in good faith with Purchaser’s efforts to cause the counterparty to any such Commingled Contract to enter into a new contract with Purchaser or its designee, effective as of the Closing or at the end of the relevant transition service period, if applicable, on terms substantially similar to those contained in such Commingled Contract including with respect to pricing, in order for the Business to receive the applicable benefits under such Commingled Contract (each such new contract (regardless of pricing terms), a “New Contract”); provided that Seller and its Affiliates shall not be required to pay any amounts to any third party, or otherwise to incur any expense, in connection with any efforts to obtain any such New Contract.

(b) If the parties hereto are not able to obtain a New Contract with a counterparty to any such Commingled Contract prior to the Closing or at the end of the relevant transition service period, if applicable, then following the Closing or such period until the later of (A) such time as a New Contract is executed or (B) the second anniversary of the Closing, Seller shall, and shall cause their respective Affiliates to, upon Purchaser’s request, reasonably cooperate in good faith with Purchaser’s efforts to cause such counterparty to enter into a New Contract; provided that Seller and its Affiliates shall not be required to pay any amounts to any third party, or otherwise to incur any expense, in connection with any efforts to obtain any such New Contract

(c) Each of Seller and Purchaser shall bear its own and its Affiliate’s internal costs with respect to this Section 5.19. All third party fees, costs and expenses incurred under or in connection with this Section 5.19 shall be borne by Purchaser. Any license or services fees due with respect to any New Contract shall be borne by Purchaser.

Section 5.20. Transition Matters. Promptly after the date hereof, and in any event within fifteen (15) days thereafter, Seller and Purchaser shall appoint a transition team to:

(a) cooperate in good faith to develop a plan for separating the Business from the businesses of Seller and its retained Affiliates so as to minimize the adverse impact of such separation on each party’s businesses; and

(b) review, revise and update, where appropriate, the schedules to the Transaction Agreements between the date hereof and the Closing, with any such mutually agreed upon revised and updated schedules to replace the corresponding schedules attached to the form of Transaction Agreements.

Section 5.21. Separation of IT Systems and Data. As soon as practicable after the date hereof, Seller shall, and shall cause each of its Affiliates (including the Transferred Companies) to, at Seller’s expense, in compliance with Applicable Laws, separate logically and physically the Seller’s IT Systems from the Transferred Companies’ IT Systems, in such a manner that the Transferred Companies’ IT Systems are not accessible to Seller and its retained Affiliates and the Seller’s IT Systems are not accessible to Purchaser or the Transferred Companies, except as and to the extent such access is necessary for the provision or receipt of services pursuant to the Transaction Agreements or as otherwise set forth herein, and shall take all reasonable precautions necessary to safeguard the confidentiality of any confidential information (including all data) of the Transferred Companies, including, at a minimum, those precautions taken by Seller to protect its own confidential information of a similar nature. In the event Purchaser requests changes to be made between the date hereof and Closing to such IT Systems or data or the separation process that Seller would not otherwise have to, or choose to implement, and Purchaser and Seller mutually agree in writing on the terms and cost of such changes, Seller shall make such changes, which shall be at Purchaser’s expense. In addition, from and after the Closing, Purchaser shall bear the cost of integrating such IT Systems, or converting such data so that it is compatible with the technology systems of Purchaser and its Affiliates.

Section 5.22. Ceding Company Change of Control. If at any time between the date hereof and the five (5)-year anniversary of the Closing Date, Seller or any applicable Affiliate of Seller enters into a non-disclosure agreement with respect to a business transaction that would result in any Ceding Company ceasing to be a Subsidiary of Seller (a “Ceding Company Change of Control”), then Seller shall notify Purchaser of entry into such agreement in writing as promptly as practicable thereafter. Seller shall furnish to Purchaser a copy of any “Form A” or similar application that has been filed during such period with the Insurance Regulator of the applicable Ceding Company’s jurisdiction of domicile with respect to any proposed Ceding Company Change of Control as promptly as practicable, and in any case within five (5) Business Days after such application has been filed. Purchaser shall, and shall cause its Representatives to, keep confidential any information provided to Purchaser pursuant to this Section 5.22, including the fact that any Ceding Company Change of Control is being negotiated and any information included in such “Form A” application.

ARTICLE VI.

EMPLOYEE MATTERS

Section 6.01. Employee Matters.

(a) Purchaser shall, not less than five (5) Business Days prior to the Closing Date, extend offers of employment (“Transfer Offers”) to all then-current Employees. Section 6.01(a) of the Seller Disclosure Schedule sets forth the list of current Employees and Transferred Company Employees as of September 8, 2015 using the format of the Data Room file titled “Census as of 7 28 2015.xls”, with additional columns for each such Employee’s and Transferred Company Employee’s (in each case as of the date hereof) (i) recognized years of service, (ii) cash severance entitlement (without regard to any outplacement or COBRA premium offsets), (iii) job title, (iv) legal first name, (v) legal last name, (vi) home address line #1, (vii) home address line #2 (if applicable), (viii) home municipality/town, (ix) home state, (x) home zip code, (xi) date of birth, (xii) supervisor name, (xiii) leave status, (xiv) citizenship status description, (xv) visa identification number, (xvi) visa type name, (xvii) visa issued date, (xviii) visa expiration date, (xix) work email address, (xx) work area code, (xxi) work phone number, (xxii) work phone extension, (xxiii) telecommuter status, (xxiv) AEB Division, (xxv) AEB Department, (xxvi) frequency for actual rate of pay, (xxvii) base salary and (xxviii) target bonus opportunity. As soon as reasonably practicable, and in any event within 15 days after the date hereof, Seller shall supplement Section 6.01(a) of the Seller Disclosure Schedule to provide as of the date hereof, with respect to each Employee and each Transferred Company Employee, (I) years of service under the Seller 401(k) Plan as of December 31, 2015 (including the 2015 calendar year), (II) hours of service under the Seller 401(k) Plan in calendar year 2016, and (III) earned but unused paid time-off, and such supplemental information, once provided, shall be deemed to be a part of Section 6.01(a) of the Seller Disclosure Schedule for all purposes hereunder. Seller shall be entitled to update Section 6.01(a) of the Seller Disclosure Schedule periodically prior to the Closing Date to reflect any new hires, transfers, resignations and other employment additions and terminations of Employees and Transferred Company Employees which may have occurred subsequent to the date hereof in the ordinary course of business of the Business and in compliance with Section 5.01(h). No later than ten (10) Business Days prior to the Closing Date, Seller shall deliver to Purchaser an updated version of Section 6.01(a) of the Seller Disclosure Schedule with information updated as of the nearest practicable date. In addition, no later than five (5) Business Days after the Closing Date, Seller shall deliver to Purchaser a further updated copy of Section 6.01(a) of the Seller Disclosure Schedule with information as of the Closing Date. Each time that Seller provides a version of Section 6.01(a) of the Seller Disclosure Schedule to Purchaser, Seller shall provide to Purchaser a separate list of the social security numbers of the Employees and Transferred Company Employees matched to their respective individual employee identifier codes (as such identifiers are used in Section 6.01(a) of the Seller Disclosure Schedule).

(b) The Transfer Offers shall set forth the proposed terms of employment (or service) for the then-current Employees, including (i) base salary (or wages) no less than the base salary (or wages) as set forth on Section 6.01(a) of the Seller Disclosure Schedule, (ii) base salary (or wages) and target incentive compensation opportunities that is no less in the aggregate than the base salary (or wages) and target incentive compensation opportunities provided to such Employee as set forth on Section 6.01(a) of the Seller Disclosure Schedule, (iii) severance benefits that are no less than the severance benefits provided by Seller and its Affiliates as set forth on Section 6.01(a) of the Seller Disclosure Schedule, (iv) the same employee defined contribution pension and welfare benefits then provided to similarly-situated employees of Purchaser’s U.S. group benefits business, other than retiree medical, and (v) a job location that does not increase such employee’s commute by more than 25 miles when compared to the commute from such employee’s residence to the job location to which such employee reports as set forth on Section 6.01(a) of the Seller Disclosure Schedule. Employment or service, as applicable, pursuant to a Transfer Offer shall be contingent upon such Employee being employed by (or providing on-going services with) Seller or any of its Subsidiaries immediately prior to the Closing Date. Each Employee who accepts Purchaser’s Transfer Offer and each current Transferred Company Employee shall be a “Transferred Employee” upon the Closing Date (or, in the case of Employees out on a short-term or long-term disability leave or any other leave of absence on the Closing Date, the return of such Employee to active employment no later than twelve months after the Closing Date). Effective as of the date they become Transferred Employees (the “Transfer Date”), such Transferred Employees shall cease to be employees of Seller and its Affiliates and shall cease any further participation in (and shall cease to accrue benefits under) Seller Employee Benefit Plans. In the event that an Employee does not accept an offer from Purchaser that conforms to the terms described in this Section 6.01(b), then Seller and its Affiliates (other than the Transferred Companies) shall be prohibited from soliciting or hiring such person to the same extent that Seller is restricted from soliciting or hiring other individuals under Section 5.10.

(c) Purchaser shall, for a period of two (2) years immediately following the Closing Date, provide each Transferred Employee with (i) base salary (or wages) no less than the base salary (or wages) as set forth on Section 6.01(a) of the Seller Disclosure Schedule, (ii) base salary (or wages) and target incentive compensation opportunities that is no less in the aggregate than the base salary (or wages) and target incentive compensation opportunities provided to such Employee as set forth on Section 6.01(a) of the Seller Disclosure Schedule, (iii) employee defined contribution pension and welfare benefits that are the same as the benefits then provided to similarly-situated employees of Purchaser’s U.S. group benefits business, other than retiree medical, and (iv) severance benefits that are no less than the severance benefits provided by Seller and its Affiliates as set forth on Section 6.01(a) of the Seller Disclosure Schedule.

(d) As of the Closing Date, the Transferred Companies shall terminate participation in each Seller Employee Benefit Plan, and in no event shall any Employee or Transferred Company Employee be entitled to accrue any benefits under such Seller Employee Benefit Plans with respect to services rendered or compensation paid on or after the Closing Date.

(e) Notwithstanding anything in this Agreement to the contrary, (A) Seller shall be solely responsible for all Liabilities arising from, related to or based upon the termination of any Employee who is terminated by Seller or its respective Affiliates prior to, on or after the Closing Date in the event such Employee receives, but does not accept, a Transfer Offer from Purchaser that complies with the requirements of Section 6.01(b) (and any such Liabilities shall be considered Excluded Benefits Liabilities for purposes of this Agreement) and (B) Purchaser shall be solely responsible for all Liabilities arising from, related to or based upon the termination of any Employee and any Transferred Company Employee who is terminated by Seller or its respective Affiliates on or after the Closing Date in the event such employee is not offered employment or service with Purchaser in accordance with the provisions of this Section 6.01. The responsibility of providing all notices required under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2109 et seq., or the regulations promulgated thereunder (the “WARN Act”) (including comparable state, local or other Applicable Laws) and for taking all remedial measures, including, without limitation, the payment of all amounts, penalties, liabilities, costs and expenses if such notices are not provided, with respect to any obligations under the WARN Act (including comparable state, local or other Applicable Laws) arising out of or resulting from (i) any termination of employment of any Transferred Employees by Purchaser and its Affiliates on or after the Closing Date shall be borne by Purchaser and (ii) any termination of employment of any Employee who does not become a Transferred Employee for any reason shall be borne by Seller.

(f) Purchaser shall permit each Transferred Employee participating in each Seller Employee Benefit Plan that is a defined contribution plan with a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Seller 401(k) Plan”) to effect, and Purchaser agrees to cause its defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Purchaser 401(k) Plan”) to accept, in accordance with Applicable Law, a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of his or her account balances (including earnings thereon through the date of transfer and promissory notes evidencing all outstanding loans) under the Seller 401(k) Plan if (i) such rollover to the Purchaser 401(k) Plan is elected in accordance with Applicable Law by such Transferred Employee and (ii) if his or her account balance includes a promissory note evidencing an outstanding loan, such rollover to Purchaser 401(k) Plan is effected by a deadline and under procedures to be mutually determined by Purchaser and Seller in coordination with the record-keepers of the Purchaser 401(k) Plan and the Seller 401(k) Plan. Seller shall cause all unvested balances of the Transferred Employee in the Seller 401(k) Plan to vest effective upon the Closing Date.

(g) Seller shall retain responsibility for all claims incurred by Transferred Employees (and their covered dependents) prior to the Transfer Date under Seller Employee Benefit Plans which provide medical and dental coverage, life and accident insurance and disability coverage. Purchaser shall be responsible for payment of medical, dental, life and accident insurance and disability benefits for claims incurred by Transferred Employees (and their covered dependents) on or after the Transfer Date. For purposes of this paragraph, a claim shall be deemed to have been incurred when the medical or other service giving rise to the claim is performed. On and after the Closing Date, Purchaser, either itself or through an Affiliate, will be responsible for providing continuation coverage for all Transferred Employees under COBRA or any other Applicable Law.

(h) Purchaser shall assume, recognize and provide each Transferred Employee all the Transferred Employee’s earned but unused paid time-off as of the Closing Date as set forth on the final version of Section 6.01(a) of the Seller Disclosure Schedule as determined under Seller’s policy in effect as of the Closing Date. Notwithstanding the foregoing, in the event that

Seller or one of its Affiliates is required under Applicable Law to make a payment after the Closing Date in settlement of any such accrued paid time off of a Transferred Employee, Purchaser shall reimburse and hold harmless Seller and its Affiliates for such payment.

(i) From and after the Closing Date, Purchaser shall assume any and all obligations for and shall pay any unpaid incentive bonuses, whether the obligation with respect thereto arises before, after or as a result of the Closing Date, payable to any Transferred Employee pursuant to the terms of any AEB Employee Benefit Plans or Seller Employee Benefit Plan. In no event shall the amount of such payment by Purchaser to any Transferred Employee, if and when they ultimately become due, be less than the amount of such incentive bonus that was accrued as of the Closing Date with respect to such Transferred Employee on the Final Closing Statement. From and after the Closing Date, neither Seller nor any of its Affiliates shall have any responsibility for such payment obligations.

(j) Purchaser shall, or shall cause one of its Affiliates to, make available to the Transferred Employees a flex spending account plan for medical and dependent care expenses under a new or existing plan established or maintained under Section 125 and Section 129 of the Code (the “Purchaser’s FSA”), effective as of the Closing Date. As of the Closing Date, Purchaser, or one of its Affiliate, shall use commercially reasonable efforts to credit the applicable account under Purchaser’s FSA of each Transferred Employee participating in the Seller Employee Benefit Plan maintained pursuant to Section 125 and Section 129 of the Code (the “Seller’s FSA”) with an amount equal to the positive balance, if any, of such Transferred Employee’s account under the Seller’s FSA immediately prior to the Closing Date. Within 30 days after the Closing Date, the Seller shall transfer (or cause to be transferred) to Purchaser a cash payment equal to the aggregate amount of all Transferred Employees’ positive balances, if any, under all of the applicable Seller’s FSAs. Provided that Purchaser has received the transfer of any such positive balances, (i) Purchaser agrees to cause Purchaser’s FSA to honor and continue through the end of the calendar year in which the Closing Date occurs the elections made by each Transferred Employee under the Seller’s FSA that are in effect immediately prior to the Closing Date and (ii) Purchaser shall assume and be solely responsible for all claims for reimbursement by Transferred Employees, whether incurred prior to, on or after the Closing Date, that have not been paid in full pursuant to Seller’s FSA as of the Closing Date, which claims shall be paid pursuant to and under the terms of Purchaser’s FSA. For the avoidance of doubt, except as provided herein, in no event shall Seller or any of its Affiliates have any liability or obligation under Purchaser’s FSA, nor shall Purchaser or any of its Affiliates have any liability or obligations under Seller’s FSA.

(k) Purchaser agrees to (i) provide coverage for the Transferred Employees under its or an Affiliate’s employee benefit plans as of the applicable Transfer Date, (ii) waive any pre-existing conditions (to the extent waived or satisfied under any comparable Seller Employee Benefit Plan), waiting periods and actively at work requirements under any such plans in which the Transferred Employees commence to participate after the Closing Date, and (iii) use commercially reasonable efforts to cause each group health plan of Purchaser and its Affiliates in which a Transferred Employee may participate from and after the Closing Date to honor any expenses incurred by the Transferred Employees and their beneficiaries under the same type of Seller Employee Benefit Plans during the portion of the calendar year in which the Transfer Date occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses. Transferred Employees shall be given credit for all purposes under each employee benefit plan, program, policy or arrangement (other than any long-term incentive plan) of Purchaser or Purchaser’s Affiliate in which the Transferred Employees commence to participate for all service with Seller as set forth in Section 6.01(a) of the Seller Disclosure Schedule (to the extent such credit was given by the applicable Employee Benefit Plan), except to the extent such credit would result in a duplication of benefits.

(l) In no event shall the terms of this Section 6.01 be deemed to (i) establish, amend, or modify any AEB Employee Benefit Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Purchaser or any of its Affiliates; (ii) alter or limit the ability of Purchaser or any of its Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement after the Closing; or (iii) confer upon any current or former employee or other Person any right to employment or continued employment or continued service with Purchaser or any of its Affiliates, preclude the ability of Purchaser or any of its Affiliates to terminate the employment or services of or demote the position of any employee for any reason, or constitute or create an employment agreement with any such Person. For greater certainty, “Affiliates” above includes, following the Closing, the Transferred Companies.

(m) If, prior to the first anniversary of the Closing Date, Purchaser or any of its Affiliates (including the Transferred Companies) terminates the employment of any Seller Employee who becomes a Transferred Employee at the Closing in any circumstance under which Purchaser or any of its Affiliates (including the Transferred Companies) is required under the terms of its employee benefit plans to make any severance payment to such Seller Employee, Seller shall promptly reimburse Purchaser, by wire transfer of immediately available funds to an account designated by Purchaser, for an amount equal to the lesser of (i) the amount of such required severance payment and related payroll taxes and (ii) the amount of severance that Seller would have had to pay to such Seller Employee had such Seller Employee been terminated by Seller or any of its Affiliates at the Closing, which will be equal to the amount set forth in the update to Section 6.01 of the Seller Disclosure Schedule required to be delivered pursuant to Section 6.01(a), plus related payroll taxes.

ARTICLE VII.

TAX MATTERS

Section 7.01. Allocation of Consideration. In addition to the allocation of the Purchase Price contemplated by Article II, Seller and Purchaser shall further allocate the Purchase Price, as finally determined pursuant to Article II, and any other applicable consideration (the “Allocable Amount”) in accordance with the requirements of Section 1060 of the Code (and the regulations promulgated thereunder) for all Tax purposes; provided that such allocation for Tax purposes shall be consistent with the allocation of the Purchase Price as contemplated by Article II and the pro forma allocation set forth on Exhibit M, to the extent permitted by Applicable Law. As soon as practicable following the date on which the Final Closing Statement becomes final and binding on the parties pursuant to Section 2.06(g), Purchaser shall prepare a schedule reflecting the allocation of the Allocable Amount and shall submit such allocation to Seller for review. Purchaser and Seller shall use commercially reasonable efforts to agree on the amount and proper allocation of the Allocable Amount in accordance with Section 1060 of the Code. If Seller and Purchaser have not agreed on the allocation within 90 calendar days after the date on which the Final Closing Statement becomes final and binding on the parties pursuant to Section 2.06(g), then Purchaser and Seller shall each have the right to deliver notice to the other party of its intent to refer the matter for resolution to the Independent Accountant. Purchaser and Seller will each deliver to the other and to the Independent Accountant a notice setting forth in reasonable detail their proposed allocations. Within 30 days after receipt thereof, the Independent Accountant will deliver the allocation schedule and provide a written description of the basis for its determination of the allocations therein (such allocations, whether agreed to by Purchaser and Seller or determined by the Independent Accountant (the “Final Allocation”) shall be final, binding and conclusive on Purchaser and Seller and the parties will report, and will cause their respective Affiliates to report, the federal, state, local and other Tax consequences of the transactions, including the filing of Internal Revenue Service Form 8594, in a manner consistent with such Final Allocation). One-half of all fees, costs and expenses of retaining the Independent Accountant shall be borne by Seller and one-half of such fees, costs and expenses of retaining the Independent Accountant shall be borne by Purchaser. Each party will bear the costs of its own counsel, witnesses (if any) and employees.

Section 7.02. Transfer Taxes. Purchaser and Seller each shall bear 50% of all Transfer Taxes applicable in connection with the transfers to Purchaser contemplated herein. “Transfer Taxes” means any and all sales, use, stamp, documentary, filing, recording, transfer, goods and services, provincial sales, harmonized sales, real estate, stock transfer, intangible property transfer, personal property transfer, registration, securities transactions, conveyance and notarial Taxes, and similar fees, Taxes and governmental charges (together with any interest, penalty, addition to Tax, and additional amount imposed in respect thereof) arising out of or in connection with the transactions contemplated by this Agreement.

Section 7.03. Filing of Tax Returns.

(a)

(i)	Seller shall prepare and timely file, or cause to be prepared and timely filed, all Consolidated Returns that include the Transferred Companies, regardless of when such Tax Returns are required to be filed.

(ii)	Seller shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for the Transferred Companies for taxable periods that end on or before the Closing Date and that are required to be filed prior to the Closing Date (taking into account any extensions) other than Tax Returns described in Section 7.03(a)(i).

(b) Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all other Tax Returns for or with respect to the Transferred Companies for taxable periods that end on or before the Closing Date that are not described in Section 7.03(a), including the relevant portion of all Tax periods that begin on or before the Closing Date and end after the Closing Date

(a “Straddle Period”). Such Tax Returns shall be prepared in a manner consistent with the positions taken, and with accounting methods used, on the Tax Returns filed by or with respect to the Transferred Companies prior to the date on which the Closing occurs, unless otherwise required by Applicable Law or agreed by Seller and Purchaser. Purchaser shall deliver any such Tax Return to Seller for Seller’s review at least 30 days (or, in the case of premium tax returns, 10 days) prior to the date such Tax Return is required to be filed for Seller’s approval (which shall not be unreasonably withheld, conditioned or delayed). For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of the Straddle Period ending on the Closing Date shall (x) in the case of real or personal property Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days from the beginning of such Straddle Period through the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (y) in the case of any other Tax, be deemed equal to the amount of Tax which would be payable if the relevant Tax period ended on the Closing Date. Any exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a per diem basis.

(c) Purchaser shall prepare and timely file, or cause the Transferred Companies to prepare and timely file, all Tax Returns required to be filed by or with respect to the Transferred Companies for any Tax period beginning after the Closing Date.

(d) Except to the extent otherwise required by Applicable Law, neither Seller nor Purchaser shall, and shall not permit any of its Affiliates to, without the prior written consent of the other party, which consent may not be unreasonably withheld, conditioned or delayed, amend any Tax Returns of or with respect to the Transferred Companies relating in whole or in part to a taxable period ending on or before the Closing Date in a manner that would reasonably be expected to adversely affect the other party or any of its Affiliates.

Section 7.04. Tax Refunds. Any Tax refund (whether received in cash or applied as a credit, and including any interest paid or credited with respect thereto) (a “Tax Refund”) relating to the Transferred Companies for Taxes paid for any Tax period (or portion thereof) ending on or prior to the Closing Date (other than to the extent such refund results from the carryback of a Tax attribute of the Company or any of its Subsidiaries relating to a Tax period (or portion thereof) beginning after the Closing Date and other than to the extent included as a receivable on the Final Closing Statement) shall be the property of Seller. If received by Purchaser or the Transferred Companies, Purchaser shall, or shall cause the Transferred Companies to, pay such Tax Refund promptly to Seller, net of any Tax cost to Purchaser or any of its Affiliates attributable to the receipt of such refund and any reasonable expenses with respect thereto. In the event that any such Tax Refund is subsequently contested by any Tax Authority, such contest shall be handled in accordance with the procedures in Section 10.05. Any additional Taxes resulting from the contest shall be indemnified in accordance with Section 10.02. All other Tax Refunds relating to the Transferred Companies shall be the property of Purchaser, and if received by Seller or its Affiliates, Seller shall, or shall cause its Affiliates to, pay such Tax Refund promptly to Purchaser, net of any Tax cost to Seller or any of its Affiliates attributable to the receipt of such refund and any reasonable expenses with respect thereto.

Section 7.05. Cooperation and Exchange of Information. Seller and Purchaser shall provide each other with such cooperation and information as either of them or their respective Affiliates may reasonably request of the other in filing any Tax Return, amended Tax Return or claim for Tax Refund, determining a liability for Taxes or a right to a Tax Refund, or participating in or conducting any contest in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax Authorities. Each party and its Affiliates shall make its employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Each of Seller and Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Transferred Companies for each Tax period first ending after the Closing Date and for all prior Tax periods until the later of (i) the expiration of the statute of limitations of the Tax period to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified in writing of such extensions for the respective Tax periods, and (ii) three years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 7.05 shall be kept confidential except as otherwise may be necessary in connection with the filing of Tax Returns or claims for Tax Refunds or in conducting a contest or as otherwise may be required by Applicable Law or the rules of any stock exchange.

Section 7.06. Section 338(h)(10) Election.

(a) With respect to the sale of any Transferred Company that is a domestic corporation for U.S. federal income tax purposes (“Transferred U.S. Corporations”), Seller and Purchaser shall, upon notice to Seller by Purchaser prior to the Closing with respect to such Transferred U.S. Corporation, jointly make a Section 338(h)(10) Election in accordance with Applicable Law and under any comparable provision of state, local or foreign law for which a separate election is permissible and as set forth herein. Purchaser and Seller agree to cooperate in good faith with each other in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of such an election, including the exchange of information and the joint preparation and filing of Form 8023 and related schedules. Purchaser and Seller agree to report the transfers under this Agreement consistent with any such elections and shall take no position contrary thereto unless required to do so by Applicable Law with respect to Taxes pursuant to a determination as defined in Section 1313(a) of the Code.

(b) Purchaser shall be responsible for the preparation and filing of all Section 338 Forms in accordance with Applicable Law with respect to Taxes and the terms of this Agreement and shall deliver such Section 338 Forms to Seller at least 30 days prior to the date such Section 338 Forms are required to be filed for Seller’s review and comment. Seller shall provide Purchaser with such information as Purchaser reasonably requests in order to prepare the Section 338 Forms by the later of 30 days after Purchaser’s request for such information or 30 days prior to the date on which Purchaser is required to deliver such forms to Seller.

(c) The Purchase Price allocable to the Transferred U.S. Corporations for which Section 338(h)(10) Elections are made pursuant to Section 7.06(a) (the “Transferred U.S. Corporations Purchase Price”), Liabilities of such Transferred U.S. Corporations and other relevant items shall be allocated in accordance with Section 338(b)(5) of the Code and the Treasury Regulations thereunder. Within 120 days of the Closing Date, Seller shall deliver to Purchaser a statement (the “Allocation”), allocating the Transferred U.S. Corporations Purchase Price (plus assumed Liabilities, to the extent properly taken into account) among the assets of such Transferred U.S. Corporations. If within ten (10) days after the delivery of the Allocation Purchaser notifies Seller in writing that Purchaser objects to the allocation set forth in the Allocation, Purchaser and Seller shall use commercially reasonable efforts to resolve such dispute within twenty (20) days. In the event that Purchaser and Seller are unable to resolve such dispute within twenty (20) days, Purchaser and Seller shall jointly retain the Independent Accountant to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the Allocation shall be adjusted to reflect such resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Purchaser and Seller.

(d) “Section 338 Forms” means all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local Tax authority in connection with a Section 338(h)(10) Election. Section 338 Forms shall include, without limitation, any “statement of section 338 election” and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treasury Regulations Section 1.338-1 or Treasury Regulations Section 1.338-1(h)(10) or any successor provisions. “Section 338(h)(10) Election” means an election described in Section 338(h)(10) of the Code with respect to Purchaser’s acquisition of a Transferred U.S. Corporation pursuant to this Agreement. Section 338(h)(10) Election shall include any corresponding election under state or local law pursuant to which a separate election is permissible with respect to Purchaser’s acquisition of the Transferred U.S. Corporations pursuant to this Agreement.

Section 7.07. Miscellaneous. Seller and Purchaser agree to treat all payments made by either of them to or for the benefit of the other or the other’s Affiliates or the Transferred Companies under this Article VII and under other indemnity provisions of this Agreement as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof to the extent permissible under Applicable Law. Prior to the Closing Date, Seller shall terminate all Tax Agreements to which any Transferred Company is a party such that no Transferred Company shall have any obligations thereunder following the Closing. Seller shall make or cause to be made (and shall refrain from making or causing to be made, as applicable) Tax elections (including on a protective basis) so that no Transferred U.S. Corporation for which no Section 338(h)(10) Election is made pursuant to Section 7.06(a) shall suffer any reduction in tax basis or other attributes pursuant to Treasury Regulations Section 1.1502-36. Seller shall not make or permit to be made any election under Section 336(e) of the Code with respect to the disposition of the Transferred Securities hereunder.

ARTICLE VIII.

CONDITIONS TO CLOSING

Section 8.01. Conditions to Obligations of Each Party.

The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a) Governmental Consents and Approvals. All consents, approvals, or authorizations of, declarations or filings with, or notices to, any Governmental Authority in connection with the transactions contemplated hereby that are set forth in Section 8.01(a) of the Seller Disclosure Schedule shall have been obtained or made and shall be in full force and effect, and all waiting periods required under Applicable Law with respect thereto shall have expired or been terminated, in each case without the imposition of a Burdensome Condition with respect to the party asserting the failure of this condition or its Affiliates (for such purposes, the Transferred Companies to be considered Affiliates of Purchaser).

(b) No Injunction or Illegality. There shall be no law or Governmental Order in existence that prohibits the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements.

Section 8.02. Conditions to Obligations of Purchaser.

The obligations of Purchaser under this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Purchaser to the extent permitted by Applicable Law:

(a) Representations and Warranties. (i) Each of the Seller Specified Representations that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and each of the other Seller Specified Representations that are not so qualified shall be true and correct in all material respects and (ii) each of the representations and warranties of Seller contained in Article III of this Agreement (other than those referenced in subclause (i) above) shall be true and correct in all respects (without regard to materiality or Material Adverse Effect or other materiality qualifiers or references therein), in each case as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent that any such representations and warranties are given as of a particular date and relate solely to a particular date or period, which representations and warranties shall be true and correct as of such date or period), except in the case of clause (ii) above where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Covenants. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

(c) Bringdown Certificate. Seller shall have delivered to Purchaser the certificate of Seller contemplated by Section 2.05(a)(xiv).

Section 8.03. Conditions to Obligations of Seller. The obligations of Seller under this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Seller to the extent permitted by Applicable Law:

(a) Representations and Warranties. (i) Each of the Purchaser Specified Representations that are qualified by materiality or Purchaser Material Adverse Effect shall be true and correct in all respects, and each of the other Purchaser Specified Representations that are not so qualified shall be true and correct in all material respects and (ii) each of the representations and warranties of Purchaser contained in Article IV of this Agreement (other than those referenced in subclause (i) above) shall be true and correct in all respects (without regard to materiality or Purchaser Material Adverse Effect or other materiality qualifiers or references therein), in each case as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent that any such representations and warranties are given as of a particular date and relate solely to a particular date or period, which representations and warranties shall be true and correct as of such date or period), except in the case of clause (ii) above where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Covenants. Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

(c) Bringdown Certificate. Purchaser shall have delivered to Seller the certificate of Purchaser contemplated by Section 2.05(b)(xiii).

ARTICLE IX.

TERMINATION PRIOR TO CLOSING

Section 9.01. Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a) by Seller or Purchaser in writing, if there shall be any Governmental Order which prohibits or restrains the parties from consummating the transactions contemplated hereby, and such Governmental Order shall have become final and nonappealable; provided that prior to termination under this Section 9.01(a), the party seeking to terminate this Agreement shall have used reasonable best efforts to have such Governmental Order vacated;

(b) by either Seller or Purchaser in writing, if the Closing has not occurred on or before June 1, 2016 (as it may be extended as contemplated below or by Section 11.14, the “Outside Date”), unless the failure of the Closing to occur is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; provided that, if on the Outside Date the condition set forth in Section 8.01(a) has not been satisfied then, upon the written notice of either party to the other party, the Outside Date shall be extended to a date and time that is not later than 5:00 p.m., New York City time, on September 1, 2016; or

(c) at any time on or prior to the Closing Date, by mutual written consent of Seller and Purchaser.

Section 9.02. Termination Procedure. In the event of termination by Purchaser or Seller pursuant to Section 9.01, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

(i)	upon the request of Seller, Purchaser shall return to Seller or destroy all Evaluation Material (as defined in the Confidentiality Agreement) received from Seller and its Affiliates, whether obtained by Purchaser before or after the execution hereof, on the terms and subject to the limitations set forth in the Confidentiality Agreement; and

(ii)	information received by Purchaser with respect to the Business shall be treated in accordance with the Confidentiality Agreement and Section 5.04.

Section 9.03. Survival. In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall thereafter become null and void as to all parties, and no party hereto shall have any liability to any other party hereto or their respective Affiliates or their respective Representatives, except as set forth in Section 5.04, this Article IX and Article XI, which shall survive the termination hereof pursuant to this Article IX; provided, however, that nothing in this Agreement shall relieve any party hereto from liability for (x) any willful and material breach of this Agreement prior to such termination or (y) for fraud in the event that such party is finally determined by a court of competent jurisdiction to have willfully and knowingly committed a fraud, with specific intent to deceive and mislead any other party, regarding such party’s representations, warranties, covenants or other agreements set forth in this Agreement; provided, further, that any claim for fraud may only be brought against the party that committed such fraud. For purposes hereof, “willful and material breach” means a material breach by a party of the applicable provision of this Agreement as a result of an action or failure to act by such Person that it knew would result in a breach of this Agreement.

ARTICLE X.

INDEMNIFICATION

Section 10.01. Survival.

(a) The representations and warranties of Seller and Purchaser contained in this Agreement shall survive the Closing solely for purposes of this Article X and shall terminate and expire on the date that is 18 months following the Closing Date; provided, that the Seller Specified Representations, the Purchaser Specified Representations and the representations and warranties of Seller set forth in Section 3.17 shall survive for the applicable statute of limitations plus sixty days and the representations and warranties of Seller set forth in Section 3.18(d) shall not survive the Closing.

(b) To the extent that it is to be performed after the Closing, each covenant in this Agreement will, for purposes of this Article X, survive and remain effect in accordance with its terms plus a period of six months thereafter, after which no claim for indemnification with respect thereto may be brought hereunder. All covenants in this Agreement that by their terms are required to be fully performed at or prior to the Closing shall survive until the date that is eighteen months following the Closing Date.

(c) Notwithstanding the foregoing, any claim for indemnification in respect of any breach of any representation, warranty, covenant or agreement for which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding paragraphs (a) and (b) of this Section 10.01 if such claim for indemnification is asserted by written notice (which includes a reasonable description of the claim based on facts known at the time and a good faith estimate of the Indemnifiable Loss) given as required herein prior to the expiration of the applicable period of survival. Any claim for indemnification in respect of any representation, warranty, covenant or agreement that is not asserted by notice given as required herein prior to the expiration of the applicable survival period specified in the preceding paragraphs (a) and (b) of this Section 10.01 shall not be valid and any right to indemnification for such claim shall be deemed to have been irrevocably waived after the expiration of such period of survival.

Section 10.02. Indemnification.

(a) Seller shall indemnify and hold harmless Purchaser, its Affiliates and their respective directors, officers, employees, successors and assigns (collectively, the “Purchaser Indemnified Persons”) from and against any and all Indemnifiable Losses asserted against, imposed upon or incurred or suffered by any Purchaser Indemnified Person resulting from or arising out of:

(i)	any inaccuracy in or breach of any representation or warranty of Seller made in this Agreement;

(ii)	any breach or non-fulfillment of any agreement or covenant of Seller under this Agreement; or

(iii)	any Excluded Liabilities.

(b) Purchaser shall indemnify and hold harmless Seller, its Affiliates and their respective directors, officers, employees, successors and assigns (collectively, the “Seller Indemnified Persons”) from and against any and all Indemnifiable Losses asserted against, imposed upon or incurred or suffered by any Seller Indemnified Person resulting from or arising out of:

(i)	any inaccuracy in or breach of any representation or warranty of Purchaser made in this Agreement;

(ii)	any breach or non-fulfillment of any agreement or covenant of Purchaser under this Agreement;

(iii)	any Assumed Liability;

(iv)	the operation of the Business after the Closing Date (except to the extent such Indemnifiable Loss is subject to indemnification by Seller of any Purchaser Indemnified Person pursuant to Section 10.02(a) or is a Liability otherwise expressly assumed or retained by Seller or its Affiliates pursuant to any of the Transaction Agreements); or

(v)	any ACA Fees incurred by Seller or any of its Affiliates (including the Ceding Companies) with respect to premiums written in connection with the Business from and after the Effective Time (for the avoidance of doubt, any ACA Fees incurred by Seller or any of its Affiliates with respect to premiums written in connection with the Business prior to the Effective Time shall by borne and paid by Seller and its Affiliates).

(c) For purposes of determining whether any representation and warranty has been breached and the amount of any Indemnifiable Losses under this Article X, each representation and warranty contained in this Agreement (other than the representations and warranties set forth in Section 3.19 or Section 3.20(b) or clauses (vii), (viii), (ix) or (x) of Section 3.06(a)) shall be read without regard to any materiality or Material Adverse Effect qualifier contained therein.

Section 10.03. Certain Limitations.

(a) No party shall be obligated to indemnify and hold harmless its respective Indemnitees under Section 10.02(a)(i) (in the case of Seller, and other than with respect to an inaccuracy in or breach of any Seller Specified Representation) or Section 10.02(b)(i) (in the case of Purchaser, and other than with respect to an inaccuracy in or breach of any Purchaser Specified Representation) (i) with respect to any claim or series of claims arising out of substantially similar facts and circumstances, unless such claim or series of claims involves Indemnifiable Losses in excess of $50,000 (the “Threshold Amount”) (nor shall any claim that does not exceed the Threshold Amount be applied to or considered for purposes of calculating the amount of Indemnifiable Losses for which the Indemnitor is responsible under clause (ii) below) and (ii) unless and until the aggregate amount of all Indemnifiable Losses of the Indemnitees under Section 10.02(a)(i) or such Section 10.02(b)(i), as the case may be, exceeds $9,400,000 for all Indemnifiable Losses (the “Deductible”), at which point such Indemnitor shall be liable to its respective Indemnitees for the value of the Indemnitee’s claims under Section 10.02(a)(i) (other than with respect to a breach of any Seller Specified Representation) or Section 10.02(b)(i) (other than with respect to a breach of any Purchaser Specified Representation), as the case may be, that is in excess of the Deductible, subject to the limitations set forth in this Article X. The maximum aggregate liability of Seller, on the one hand, and Purchaser on the other hand, to their respective Indemnitees for any and all Indemnifiable Losses under Section 10.02(a)(i), in the case of Seller (other than with respect to a breach of any Seller Specified Representation), or Section 10.02(b)(i), in the case of Purchaser (other than with respect to a breach of any Purchaser Specified Representation), shall be $141,000,000; provided, that the maximum aggregate liability of Seller to all Purchaser Indemnified Persons for any or all Indemnifiable Losses under this Agreement shall not exceed the Purchase Price. The limitations in this Section 10.03(a) shall not apply to claims made under Section 10.02(a)(iii), Section 10.02(b)(iii) or Section 10.02(b)(iv).

(b) If any Indemnitee (or its Affiliates) actually recognizes a Tax benefit or Tax cost in respect of an Indemnifiable Loss as described in the proviso in the definition of “Indemnifiable Losses” set forth in Section 10.04(iv) subsequent to an Indemnity Payment made by an Indemnitor to an Indemnitee with respect to such Indemnifiable Loss on or prior to the date that falls two years from the end of the taxable year in which such Indemnifiable Loss was incurred, then such Indemnitee or Indemnitor shall promptly pay to the Indemnitor the amount of such Tax benefit or Tax cost, as applicable, recognized by such Indemnitee (or its Affiliates), in the case of a Tax benefit, up to the amount of such Indemnity Payment received by the Indemnitee, net of any expenses incurred by such Purchaser Indemnified Person in pursuing such Tax benefit, within 15 days after the Indemnitee (or such Affiliate) recognizes such Tax benefit in the form of cash actually received or reduction in cash Taxes actually paid. If any Tax benefit (or portion thereof) in respect of an Indemnifiable Loss as described in the proviso in the definition of “Indemnifiable Losses” set forth in Section 10.04(iv), that either (i) reduces the Indemnity Payments made by an Indemnitor prior to the time such payment is made or (ii) obligates an Indemnitee to make payments to the Indemnitor under the immediately preceding sentence of this Section 10.03(b), is disallowed as a result of an audit or otherwise, the applicable Indemnitor shall promptly pay to the applicable Indemnitee the amount of such disallowed Tax benefit within 30 days after the Indemnitee notifies the Indemnitor that the adjustment with respect to such disallowance has been paid or otherwise taken into account.

(c) Each Indemnitee shall use commercially reasonable efforts to mitigate all Indemnifiable Losses for which indemnification may be sought hereunder to the extent such mitigation is required by Applicable Law; provided that the costs and expenses of such mitigation shall constitute Indemnifiable Losses hereunder.

(d) Notwithstanding anything herein to the contrary, in the event that a Purchaser Indemnified Person is entitled to seek indemnification from Seller under Section 10.02(a)(iii) in respect of any Indemnifiable Loss resulting from or arising out of any Excluded Liability (other than any Excluded Liability that comprises Covered Taxes, Excluded Benefits Liabilities, Excluded Escheatment Matters or Indebtedness, or to the extent related to the businesses of Seller or its Affiliates (other than the Transferred Companies) other than the Business) and the matter giving rise to such Indemnifiable Loss also constitutes an inaccuracy in or breach of any representation or warranty of Seller made in this Agreement, such Purchaser Indemnified Person shall be entitled to seek indemnification from Seller only under Section 10.02(a)(i) and no claim with respect thereto may be brought under Section 10.02(a)(iii).

Section 10.04. Definitions. As used in this Agreement:

(i)

“Consolidation Scenario” means the scenario and related assumptions employed by Milliman that results in each of (i) the $650.7 million “Total Actuarial Value” set forth in the 10% discount rate column of Table A-5 (“Updates to Appraisal Values – 0713”) in the memorandum from Milliman, dated July 12, 2015, with respect to the Business, which is saved as file #5.1.11 in the Data Room, and (ii) an additional $279 million representing the estimated value of the expense savings expected upon consolidation, as calculated in Table 1-C of the Actuarial Report;

(ii)	“Indemnitee” means any Person entitled to indemnification under this Agreement;

(iii)	“Indemnitor” means any Person required to provide indemnification under this Agreement;

(iv)	“Indemnifiable Losses” means any and all damages, losses, Liabilities, obligations, costs and expenses (including reasonable and documented out-of-pocket attorneys’ and other professional fees and expenses); provided, that any Indemnity Payment (x) shall in no event include any amounts constituting consequential or punitive damages; provided, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, Indemnifiable Losses shall include recoveries for lost profits (including diminution in value used by a trier of fact in determining lost profits) if and only if (1) such damages for lost profits are recoverable under the laws of the State of New York; (2) the Indemnitee satisfies all elements necessary for proof of such damages for lost profits under such laws; and (3) such lost profits are calculated on the basis of assumptions included in the Consolidation Scenario; provided, further, that the Purchaser Indemnified Persons may recover lost profits only to the extent such lost profits are attributable to the Business; (y) shall be net of any (A) amounts recovered by the Indemnitee for the Indemnifiable Losses for which such Indemnity Payment is made under any insurance policy, reinsurance agreement, warranty or indemnity or otherwise from any Person other than a party hereto (net of any actual costs, expenses or premiums incurred in connection with obtaining such proceeds), and the Indemnitee shall promptly reimburse the Indemnitor for any such net amount that is received by it from any such other Person with respect to any Indemnifiable Losses after any indemnification with respect thereto has actually been paid pursuant to this Agreement, (B) amounts included in the calculation of the USIC Required Asset Value, the USLICONY Required Asset Value, the Final USIC Stockholders Equity or the Final Seller Stockholders Equity and (C) Tax benefits actually recognized (in the form of a cash Tax refund or reduction in cash Taxes payable) by the Indemnitee or its Affiliates in respect of any Indemnifiable Losses for which such Indemnity Payment is made (it being understood that no Indemnity Payment to be made hereunder may be withheld or otherwise delayed due to the fact that an anticipated Tax benefit has not actually been recognized by the applicable Indemnitee) and (z) shall be increased by any Tax costs actually recognized by the Indemnitee or its Affiliates as a result of such Indemnitee’s entitlement to indemnification hereunder;

(v)	“Indemnity Payment” means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement; and

(vi)	“Third Party Claim” means any claim, action, suit, or proceeding made or brought by any Person that is not a party to this Agreement.

Section 10.05. Procedures for Third Party Claims.

(a) If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee in respect of which an Indemnitor may be obligated to provide indemnification under this Agreement, the Indemnitee shall give such Indemnitor reasonably prompt written notice (but in no event later than 30 days after becoming aware of such Third Party Claim) thereof and such notice shall include a reasonable description of the claim based on facts known at the time and any documents relating to the claim and an estimate of the Indemnifiable Loss and shall reference the specific sections of this Agreement that form the basis of such claim to the extent reasonably ascertainable; provided, that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is actually prejudiced by such delay (except that the Indemnitor shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnitor, within five Business Days after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(b) The Indemnitor shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnitor. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor shall not as long as it conducts such defense be liable to the Indemnitee for legal expenses incurred by the Indemnitee in connection with the defense thereof subsequent to the Indemnitor notifying the Indemnitee in writing of its election to assume such defense. If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense. The Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee (A) for any period during which the Indemnitor has not assumed the defense thereof (other than during any period in which the Indemnitee shall have not yet given notice of the Third Party Claim as provided above) or (B) if the Third Party Claim involves conflicts of interest for the Indemnitee and the Indemnitor (in the reasonable opinion of counsel to the Indemnitee) that would make representation by the same counsel inappropriate, in which event the Indemnitor shall be responsible for only one counsel for the Indemnitee. If the Indemnitor chooses to defend any Third Party Claim, the other party hereto shall cooperate in the defense thereof. Such cooperation shall include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information that are relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, in each case, that such other party shall not be obligated to provide such records, information or access to

Indemnitor if doing so would violate Applicable Law or jeopardize the protection of an attorney-client privilege. Whether or not the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or pay, settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnitor has assumed the defense of a Third Party Claim, the Indemnitor may only pay, settle, compromise or discharge a Third Party Claim with the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that the Indemnitor may pay, settle, compromise or discharge such a Third Party Claim without the written consent of the Indemnitee if such settlement (i) includes a release of the Indemnitee from all Liability in respect of such Third Party Claim, (ii) does not subject the Indemnitee to any injunctive relief or other equitable remedy, (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnitee and (iv) does not impose any financial cost on the Indemnitee (other than by application of the limitations set forth Section 10.03(a)). If the Indemnitor submits to the Indemnitee a bona fide settlement offer with respect to a Third Party Claim that has been accepted by all Persons bringing such Third Party Claim and otherwise satisfies the requirements set forth in the proviso of the immediately preceding sentence and the Indemnitee refuses to consent to such settlement, then thereafter the Indemnitor’s liability to the Indemnitee with respect to such Third Party Claim shall not exceed the Indemnitor’s portion of the settlement amount included in such settlement offer.

(c) Notwithstanding anything in this Agreement to the contrary, Seller shall have the sole right to represent the interests of the Transferred Companies and settle all issues in its sole discretion, and to employ counsel of its choice at its expense, in any audit or other examination or administrative or court proceeding relating to Taxes (“Tax Proceedings”) for all taxable periods (or portions thereof) ending on or before the Closing Date; provided that Seller shall not pay, discharge, settle, compromise, litigate or otherwise dispose of any item subject to such Tax Proceedings in a manner that could adversely affect Purchaser or any of its Affiliates without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Purchaser shall be entitled, at its expense, to participate in the conduct of any Tax audit and any judicial or administrative proceeding relating to any such Tax audit that may adversely affect Purchaser or any of its Affiliates. All other Tax Proceedings with respect to the Transferred Companies shall be controlled by Purchaser.

Section 10.06. Direct Claims. The Indemnitor will have a period of 30 days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim. If the Indemnitor does not so respond within such 30 day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be entitled to pursue such remedies as may be available to the Indemnitee.

Section 10.07. Sole Remedy. The parties hereto acknowledge and agree that, except (a) as set forth in Section 11.14, (b) as expressly contemplated by Section 2.06, (c) for any remedy expressly contemplated by any other Transaction Agreement with respect to a claim made under such Transaction Agreement and (d) under the circumstances described in Section 9.03(y), if the Closing occurs, their sole and exclusive remedy following the Closing with respect to any and all claims arising out of or related to the transactions contemplated by this Agreement shall be pursuant to the provisions set forth in this Article X.

Section 10.08. Certain Other Matters.

(a) Upon making any Indemnity Payment, Indemnitor will, to the extent of such Indemnity Payment, be subrogated to all rights of Indemnitee against any third Person (other than any Tax Authority) in respect of the Indemnifiable Loss to which the Indemnity Payment related. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnitor will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.

(b) The rights and remedies of any party in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations, warranties and covenants of Seller, and the Purchaser Indemnified Persons’ rights to indemnification with respect thereto, shall not be affected or deemed waived by reason of (and the Purchaser Indemnified Persons shall be deemed to have relied upon the representations and warranties of Seller set forth herein notwithstanding) (i) any investigation made by or on behalf of any of the Purchaser Indemnified Persons (including by any of its Representatives) or by reason of the fact that any of the Purchaser Indemnified Persons or any of such Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, regardless of whether such investigation was made or such knowledge was obtained before or after the execution and delivery of this Agreement or (ii) Purchaser’s waiver of any condition set forth in Article VIII. The representations, warranties and covenants of Purchaser, and the Seller Indemnified Persons’ rights to indemnification with respect thereto, shall not be affected or deemed waived by reason of (and the Seller Indemnified Persons shall be deemed to have relied upon the representations and warranties of Purchaser set forth herein notwithstanding) (i) any investigation made by or on behalf of any of the Seller Indemnified Persons (including by any of its Representatives) or by reason of the fact that any of the Seller Indemnified Persons or any of such Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, regardless of whether such investigation was made or such knowledge was obtained before or after the execution and delivery of this Agreement or (ii) Seller’s waiver of any condition set forth in Article VIII.

ARTICLE XI.

GENERAL PROVISIONS

Section 11.01. Publicity. Except (a) as may otherwise be required by Applicable Law, regulation or obligation pursuant to any listing agreement with any national securities exchange, or (b) such other public communications to the extent reasonably necessary in order to perform a party’s obligations and to enforce a party’s rights under the Transaction Agreements, no press release or public announcement, including any presentation to a rating agency or the investment community, concerning this Agreement or the transactions contemplated hereby shall be made by Seller, on the one hand, or Purchaser, on the other hand, prior to the Closing Date without advance approval thereof by the other party, such approval not to be unreasonably withheld or delayed. The parties hereto shall cooperate with each other in making any press release or public announcement concerning the Business on or prior to the Closing Date.

Section 11.02. Expenses. Regardless of whether any or all of the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided herein or in any Transaction Agreement, Purchaser and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, shall each bear their respective direct and indirect fees, costs and expenses incurred in connection with the negotiation and preparation of this Agreement, the Transaction Agreements and the consummation of the transactions contemplated hereby or thereby, including all fees and expenses of their respective Representatives.

Section 11.03. Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following respective addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 11.03):

(a)	If to Purchaser:

Sun Life Assurance Company of Canada
150 King Street West
Toronto, ON M5H 1J9, Canada
Attention: General Counsel
Email address: melissa.kennedy@sunlife.com

With concurrent copies (which shall not constitute notice) to:

Sun Life Assurance Company of Canada (U.S. Branch)
One Sun Life Executive Park
Wellesley Hills, MA 02481
Attention: Scott M. Davis
Email address: scott.davis@sunlife.com

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention:	Nicholas F. Potter
Michael D. Devins
Email address:	nfpotter@debevoise.com
mddevins@debevoise.com

(b)	If to Seller:

Assurant, Inc. 28 Liberty Street, 41st Floor New York, New York 10005
Attention:	Stephen Gauster, Senior Vice President, Chief Corporate Counsel and Assistant Secretary
Email address: Stephen.Gauster@assurant.com

With a concurrent copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:	John M. Schwolsky Rajab S. Abbassi

Email address:	jschwolsky@willkie.com rabbassi@willkie.com

Any party may, by notice given in accordance with this Section 11.03 to the other parties, designate another address or person for receipt of notices hereunder, provided that notice of such a change shall be effective upon receipt.

Section 11.04. Entire Agreement. This Agreement, the other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of Seller and its Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.

Section 11.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible. If any provision of this Agreement is determined by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

Section 11.06. Assignment. This Agreement may not be assigned, in whole or in part, by operation of law or otherwise without the prior written consent of each of the parties hereto;

provided, that Purchaser may assign any or all of its rights and obligations hereunder to one or more of its Affiliates; provided, further, that (a) no such assignment will relieve Purchaser of its obligations hereunder and (b) no such assignment shall have the effect of changing the identity of any Purchaser Affiliate that is contemplated to be a party to any of the Coinsurance Agreements, the Trust Agreements, the Administrative Services Agreements, the Business Transition Agreements, the Transition Services Agreement, the HIPAA BAAs or the Assumed Reinsurance Novation Agreements. Any attempted assignment in violation of this Section 11.06 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their successors and permitted assigns.

Section 11.07. Waivers and Amendments. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by each of the parties hereto. No provision of this Agreement may be waived except by a written instrument signed by the party against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.08. Disclosure Schedules. Matters reflected in any section or subsection of the Seller Disclosure Schedule or Purchaser Disclosure Schedule are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any section or subsection of the Seller Disclosure Schedule or Purchaser Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement, the Seller Disclosure Schedule or Purchaser Disclosure Schedule. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Applicable Law or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.

Section 11.09. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO SUCH STATE’S PRINCIPLES OF CONFLICT OF LAW THAT COULD COMPEL THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) Each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any federal court located in New York County in the State of New York, over any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby; provided, however, that, if said court determines that it does not have subject matter jurisdiction, then said action, suit or proceeding may be brought in the Supreme Court of the State of New York for New York County. Each party hereto agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party at the respective addresses set forth in Section 11.03 (or at such other address for a party as such party may have designated in accordance with Section 11.03) shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any such action, suit or proceeding brought in any such court and any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto agrees that any final, nonappealable judgment in any such action, suit or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party may be subject, by suit upon such judgment.

(c) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.

Section 11.10. Rules of Construction. Interpretation of this Agreement and the other Transaction Agreements (except as specifically provided in any such other Transaction Agreements, in which case such specified rules of construction shall govern with respect to such other Transaction Agreements) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recitals, Article, Section, paragraph, Schedule and Exhibit are references to the Preamble, Recitals, Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) references to “$” mean, and all payments required to be made under this Agreement shall be required to be made in, U.S. dollars; (d) the word “including” and words of similar import means “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section; (g) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements; (h) the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law include a reference to the corresponding rules and regulations; (k) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section; (l) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; and (m) any term of this Agreement providing that Seller or any of its Affiliates has “made available” any document or information to Purchaser means that such document or information was uploaded in full to the Data Room at least three (3) Business Days prior to the date hereof.

Section 11.11. Certain Limitations.

(a) Notwithstanding anything to the contrary contained herein, the other Transaction Agreements, the Seller Disclosure Schedule or any of the Schedules or Exhibits hereto or thereto, Purchaser acknowledges and agrees that neither Seller nor any of its Affiliates (including the AEB Companies), nor any Representative of any of them, makes or has made, and Purchaser has not relied on, any inducement or promise to Purchaser except as specifically made in this Agreement or any representation or warranty to Purchaser, oral or written, express or implied, other than as expressly set forth in Article III. Without limiting the generality of the foregoing, other than as expressly set forth in Article III, no Person has made any representation or warranty to Purchaser with respect to the Business, the AEB Companies, the Transferred Securities, the Assigned Contracts, the Assumed Liabilities or any other matter, including with respect to (i) merchantability, suitability or fitness for any particular purpose, (ii) the operation of the Business or the AEB Companies by Purchaser after the Closing, (iii) the probable success or profitability of the Business or the AEB Companies after the Closing or (iv) any information, documents or material made available to Purchaser, its Affiliates or their respective Representatives in any “data rooms,” information memoranda, management presentations, functional “break-out” discussions or in any other form or forum in connection with the transactions contemplated by this Agreement, including any estimation, valuation, appraisal, projection or forecast with respect to the Business or the AEB Companies. With respect to any such estimation, valuation, appraisal, projection or forecast (including the confidential information memoranda prepared by or on behalf of Seller in connection with the transactions contemplated by this Agreement or the Actuarial Report), Purchaser acknowledges that: (i) there are uncertainties inherent in attempting to make such estimations, valuations, appraisals, projections and forecasts; (ii) it is familiar with such uncertainties; (iii) it is not acting and has not acted in reliance on any such estimation valuation, appraisal, projection or forecast delivered by or on behalf of Seller to Purchaser (other than as expressly set forth in Article III); (iv) such estimations, valuations, appraisals, projections and forecasts are not and shall not be deemed to be representations or warranties of Seller or any of its Affiliates (other than as expressly set forth in Article III) and (v) it shall have no claim against any Person with respect to any such valuation, appraisal, projection or forecast (other than as expressly contemplated by this Agreement).

(b) Seller makes no express or implied representation or warranty hereby or otherwise under this Agreement as to the future experience, success or profitability of the Business, whether or not conducted in a manner similar to the manner in which the Business was conducted prior to the Closing, that the reserves held by or on behalf of the AEB Companies or the assets supporting such reserves have been or will be adequate or sufficient for the purposes for which they were established, or that the reinsurance recoverables taken into account in determining the amount of such reserves will be collectible.

(c) Purchaser further acknowledges and agrees that it (i) has made its own inquiry and investigation into and, based thereon, has formed an independent judgment concerning the

Business, the AEB Companies, the Transferred Securities, the Assigned Contracts and the Assumed Liabilities, (ii) has been provided adequate access to such information as it has deemed necessary to enable it to form such independent judgment, (iii) has had such time as it deems necessary and appropriate fully and completely to review and analyze such information, documents and other materials and (iv) has been provided an opportunity to ask questions of Seller with respect to such information, documents and other materials and has received answers to such questions that it considers satisfactory. Purchaser further acknowledges and agrees that neither Seller nor any of its Affiliates has made any representations or warranties, express or implied, as to the accuracy or completeness of, and that Purchaser and its Affiliates have made their investment decision with respect to the acquisition of the Transferred Securities without reliance upon such information, documents and other materials other than the representations and warranties expressly set forth in this Agreement or the other Transaction Agreements.

(d) Purchaser acknowledges and agrees that: (i) Independent Producers who marketed, sold or placed AEB Policies in connection with the Business may have certain rights with respect to such AEB Policies and related records; (ii) neither Seller nor any of its Affiliates has the power to transfer, assign or sell such rights or records, including any such rights comprising or purporting to be the right to renew any such AEB Policy upon its expiration or termination; and (iii) any representations or warranties contained in the Transaction Agreements with respect to such rights and records are made subject to the acknowledgements set forth in clauses (i) and (ii) above.

Section 11.12. No Third Party Beneficiaries. Other than the rights granted to the Purchaser Indemnified Persons and the Seller Indemnified Persons under Article X, nothing in this Agreement is intended or shall be construed to give any Person (including, but not limited to, the employees of Seller or any Affiliate of Seller), other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 11.13. Execution in Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to any Transaction Agreement by means of electronic transmission utilizing readable image scan technology shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 11.14. Equitable Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition (subject to the terms of this Agreement) to any other remedy to which such party is entitled at law or in equity. In the event that any Action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives any defense or counterclaim, that there is an adequate remedy at law. If, prior to the Outside Date, any party hereto brings any Action in accordance with this Section 11.14 to enforce specifically the performance of the terms and provisions hereof by the other party, the Outside Date shall be automatically extended (i) for the period during which such action is pending, plus 10 Business Days or (ii) by such other time period established by the court presiding over such action, as the case may be.

(The remainder of this page is intentionally left blank)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ASSURANT, INC.

By:	/s/ Larry Port
	Name:	Larry Port
	Title:	Senior Vice President

SUN LIFE ASSURANCE COMPANY OF CANADA

By:	/s/ Dean Connor
	Name:	Dean Connor
	Title:	President and Chief Executive Officer

By:	/s/ Colm Freyne
	Name:	Colm Freyne
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Master Transaction Agreement]

Exhibit A

COINSURANCE / MODIFIED COINSURANCE AGREEMENT

Between

Union Security Insurance Company

(referred to as the Ceding Company)

and

The United States Branch of Sun Life Assurance Company of Canada

(entered through the State of Michigan)

(referred to as the Reinsurer)

- i -

- ii -

Section 11.13.	Incontestability	33
Section 11.14.	Negotiated Agreement	33
Section 11.15.	Dollar References	33

INDEX OF SCHEDULES

Schedule A	Investment Guidelines
Schedule B	Terminal Settlement
Schedule C	Specified Reinsured Contracts
Schedule D	Specified Trust Agreements
Schedule E	Reinsured Contracts Indemnification Numbers

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COINSURANCE / MODIFIED COINSURANCE AGREEMENT

THIS COINSURANCE [/ MODIFIED COINSURANCE] AGREEMENT (this “Agreement”) is made and entered into on [                    ] and effective as of the Effective Time by and between Union Security Insurance Company, a Kansas-domiciled insurance company (the “Ceding Company”) and the United States Branch of Sun Life Assurance Company of Canada, entered through the State of Michigan, the United States branch of Sun Life Assurance Company of Canada, a stock life insurance company organized under the Insurance Companies Act (Canada), (the “Reinsurer”). For purposes of this Agreement, the Ceding Company and the Reinsurer shall each be deemed a “Party.”

WHEREAS, Assurant, Inc. (“Assurant”) and Sun Life Assurance Company of Canada have entered into that certain Master Transaction Agreement dated as of [●], 2015 (the “Master Transaction Agreement”); and

WHEREAS, the Master Transaction Agreement provides, among other things, for the Ceding Company and the Reinsurer to enter into this Agreement; and

WHEREAS, the Ceding Company wishes to appoint the Reinsurer to provide administrative and other services with respect to the Reinsured Risks (as defined below), and the Reinsurer, as Administrator, desires to provide such administrative services and other services pursuant to the Administrative Services Agreement (as defined below); and

WHEREAS, simultaneously with the execution and delivery of this Agreement on the date hereof, the Ceding Company, the Reinsurer and the Trustee (as defined below) will enter into the Trust Agreement (as defined below) pursuant to which the Trustee shall hold assets as security for the satisfaction of the obligations of the Reinsurer to the Ceding Company under this Agreement.

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Ceding Company and the Reinsurer agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Definitions. Any capitalized term used but not defined herein shall have the meaning set forth in the Master Transaction Agreement. The following terms have the respective meanings set forth below throughout this Agreement:

“ACA Fees” shall have the meaning set forth in the Master Transaction Agreement.

“Accounting Period” means each calendar quarter during the term of this Agreement or any fraction thereof (i) beginning on the date hereof and ending on the last day of a calendar quarter or (ii) ending on the Recapture Date or the date this Agreement is otherwise terminated in accordance with Article VIII, as applicable.

“Action” means any claim, litigation, action, audit, suit, investigation or proceeding by or before any Governmental Authority, or any binding arbitration.

“Administrative Services Agreement” means the Administrative Services Agreement entered into between the Ceding Company and the Reinsurer as of the date hereof.

“Administrator” means the Reinsurer in its capacity as administrator under the Administrative Services Agreement.

“Agreement” has the meaning set forth in the preamble.

“Bank Accounts” shall have the meaning set forth in Section 3.6.

“Business Transition Agreement” means the Business Transition Agreement entered into between the Ceding Company and the Reinsurer as of the date hereof.

“Capital Reporting Deadline” means, as of any date, the date that is either: (i) sixty (60) calendar days after the end of each calendar year, or (ii) forty-five (45) calendar days after the end of any calendar quarter other than the calendar quarter ending on December 31.

“Ceded Reinsurance Contracts” shall mean each reinsurance agreement to which the Ceding Company is a party and under which the Ceding Company has ceded liabilities with respect to the Reinsured Contracts, as such reinsurance agreements may be in force and effect from time to time and at any time, in each case that are (i) in force or are being treated as being in force as of the date hereof or (ii) terminated but under which there remains any outstanding liability or obligation from the reinsurer. Any Ceded Reinsurance Contract that is novated to the Reinsurer shall cease to be a Ceded Reinsurance Contract upon the effectiveness of such novation.

“Ceding Commission” means the USIC Ceding Commission as defined in the Master Transaction Agreement.

“Ceding Company” has the meaning set forth in the preamble.

“Ceding Company Domiciliary State” means the State of Kansas, or, if the Ceding Company changes its state of domicile to another state within the United States, such other state; provided; if the Ceding Company changes its state of domicile to the State of New York, the “Ceding Company Domiciliary State” shall continue to be the State of Kansas for all purposes under this Agreement.

“Ceding Company Extra-Contractual Obligations” means (i) all Extra-Contractual Obligations to the extent arising out of, resulting from or related to any act, error or omission before the Effective Time, whether or not intentional, negligent, fraudulent, in bad faith or otherwise, by the Ceding Company or any of its Affiliates or any service providers or Producers engaged or compensated by the Ceding Company or any of its Affiliates or otherwise; and (ii) all Extra-Contractual Obligations to the extent arising out of, resulting from or related to any act, error or omission after the Effective Time, whether or not intentional, negligent, fraudulent, in bad faith or otherwise, directly by the Ceding Company or any of its Affiliates or

Representatives, unless such act, error or omission was undertaken pursuant to the Transition Services Agreement or at the specific direction or request of the Reinsurer or any of its Affiliates, in which case any resulting error or omission shall not be a Ceding Company Extra-Contractual Obligation.

“Ceding Company Indemnified Parties” has the meaning set forth in Section 9.1

“Closing Date” shall have the meaning set forth in the Master Transaction Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the United States Treasury Regulations promulgated thereunder.

“Collateral” has the meaning set forth in Section 3.11(a).

“Contractholder” means the holder of any Reinsured Contract.

“Effective Time” means 12:01 a.m. (New York time) on [                    ].1

“Eligible Assets” has the meaning set forth in Section 4.4.

“Extra-Contractual Obligations” means all Liabilities to any Person arising out of or relating to the Reinsured Contracts (other than Liabilities arising under the express terms and conditions and within the policy limits of the Reinsured Contracts), including, without limitation, any loss in excess of the limits arising under or covered by any Reinsured Contract, any liability for fines, penalties, Taxes, fees, forfeitures, compensatory, consequential, punitive, exemplary, special, treble, bad faith, tort, statutory or any other form of extra-contractual damages, as well as all legal fees and expenses relating thereto, which Liabilities arise out of, result from or relate to, any act, error or omission, whether or not intentional, negligent, fraudulent, in bad faith or otherwise (actual or alleged), arising out of or relating to the Reinsured Contracts, including, without limitation, (i) the form, sale, marketing, distribution, underwriting, production, issuance, cancellation or administration of the Reinsured Contracts, (ii) the investigation, defense, prosecution, trial, settlement (including the failure to settle) or handling of claims, benefits, or payments under the Reinsured Contracts, or (iii) the failure to pay or the delay in payment or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Reinsured Contracts.

“Fair Market Value” means (i) as to cash, the amount thereof; and (ii) as to an asset other than cash, the amount at which such asset could be bought or sold in a current transaction between willing parties other than in a forced or liquidation sale.

“Final Closing Statement” shall have the meaning set forth in the Master Transaction Agreement.

[1]	Insert date that is first day of the month in which Closing occurs.

“Governmental Authority” shall have the meaning set forth in the Master Transaction Agreement.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and its implementing regulations, including, without limitation, the amendments and associated regulations enacted and implemented pursuant to the Health Information Technology for Economic and Clinical Health Act.

“Indemnifiable Losses” shall have the meaning set forth in the Master Transaction Agreement.

“Indemnitee” means any Person entitled to indemnification under this Agreement.

“Indemnitor” means any Person required to provide indemnification under this Agreement.

“Independent Accountant” shall have the meaning set forth in the Master Transaction Agreement.

“Interest Rate” means the average of the daily “prime rate” (expressed as a rate per annum) published in The Wall Street Journal for each of the days in the applicable period.

“Investment Guidelines” means the Investment Guidelines set forth in Schedule A.

“Liabilities” shall have the meaning set forth in the Master Transaction Agreement.

“Master Transaction Agreement” has the meaning set forth in the recitals.

“MCCSR Ratio” means the ratio obtained by comparing the total Available Capital of SLA to the Base Required Capital of SLA, as provided in Section 1.2.1. of the Guideline on Minimum Capital and Surplus Requirements issued by the Office of the Superintendent of Financial Institutions Canada in November 2014 and effective as of January 1, 2015, or any replacement measure of regulatory capital adequacy applied by OSFI as the principal determinant of whether a life insurance company will be subject to regulatory supervision; provided further, that any calculation of the MCCSR Ratio as of a date other than the last day of a calendar year shall be based on the Reinsurer’s good faith estimate using, to the extent any factors are not reasonably available, amounts based on reasonable estimation and annualization.

“ModCo Account” shall have the meaning set forth in Section 5.1 of this Agreement.

“ModCo Account Balance” shall mean, as of a given date, an amount equal to the aggregate Statutory Book Value of the assets in the Specified Trust Accounts as of such date.

“ModCo Contract Liabilities” shall mean that portion of the Reinsured Liabilities allocable to the Specified Reinsured Contracts.

“ModCo Distribution Amount” shall have the meaning set forth in Section 5.4(a) of this Agreement.

“Notice of Minimum Balance” shall have the meaning set forth in the Trust Agreement.

“OSFI” means the Canadian Office of the Superintendent of Financial Institutions, or any successor Governmental Authority that is the principal prudential regulatory authority of SLA in Canada.

“Party” shall have the meaning set forth in the preamble.

“Premiums” means

(i)	premiums, considerations, deposits, payments, policy fees and other amounts received by or on behalf of the Ceding Company in respect of the Reinsured Contracts; and

(ii)	without duplication, (A) uncollected premiums and agents’ balances in the course of collection, (B) deferred premiums and agents’ balances and installments booked but deferred and (C) accrued retrospective premiums, each as accrued as of the Effective Time as set forth in the Final Closing Statement under “Reinsurance items to be Transferred” as to the Ceding Company.

“Privacy and Security Laws” means any applicable data privacy, data security, or data protection law or regulation in the United States of America, including, without limitation, HIPAA.

“Producer” shall have the meaning of “Independent Producer” set forth in the Master Transaction Agreement.

“RBC Ratio” means the percentage equal to (i) the quotient of the Total Adjusted Capital of the Reinsurer divided by the Company Action Level RBC, multiplied by (ii) 100; provided, that in the event there is a material change in the factors and formulae prescribed by the insurance regulatory authority in the Reinsurer’s state of domicile with respect to the components of and methodologies contained in such calculation, the Parties shall amend this Agreement to incorporate an alternate calculation that is reasonably equivalent to the components of and methodologies contained in the calculation of the Reinsurer’s RBC Ratio in effect as of the Effective Time within thirty (30) calendar days after the implementation of such change, and if the Parties cannot agree on any such alternative, the Reinsurer shall continue to calculate its RBC Ratio as if such material change had not occurred; provided further, that any calculation of the RBC Ratio as of a date other than the last day of a calendar year shall be based on the Reinsurer’s good faith estimate using, to the extent any factors are not reasonably available, amounts based on reasonable estimation and annualization.

“Recapture Date” has the meaning set forth in Section 8.3(a).

“Recoveries” has the meaning set forth in Section 3.2(a).

“Reinsured Contracts” means (i) any insurance contract, policy, certificate, binder, slip, cover or other agreement of insurance, including all supplements, riders and endorsements issued or written in connection therewith and extensions thereto, that (A) has been issued, renewed or written by the Ceding Company and corresponds to a policy form of the Ceding Company identified by form or other reference number on Schedule E hereto, including such contracts that are renewed at any time prior to the Effective Time, or (B) is issued or renewed by the Reinsurer after the Effective Time on behalf of the Ceding Company as administrator under the Administrative Services Agreement and (ii) the Underlying Reinsurance Agreements.2 For the avoidance of doubt, Reinsured Contracts include (x) pre-paid dental contracts issued, renewed or written by the Ceding Company identified by form or other reference number in Schedule E and (y) conversion and ported policies issued pursuant to group policies included as Reinsured Contracts, but in the case of individual conversions only to the extent identified by policy number in Schedule E.

“Reinsured Liabilities” means the following Liabilities of the Ceding Company arising out of or relating to the Reinsured Contracts: (a) all Liabilities for claims, benefits, claim and other loss adjustment expenses including litigation expenses, policy loans, interest on claims or unearned premiums, amounts payable for returns or refunds of premium amounts and any other amounts payable under the terms of the Reinsured Contracts (including, for the avoidance of doubt, all amounts payable to cedents under the express terms of the Underlying Reinsurance Agreements), in each case whether incurred before, at or after the Effective Time; (b) all Liabilities arising out of changes to the terms and conditions of the Reinsured Contracts permitted or required under Section 2.3; (c) all premium taxes due or accrued in respect of Premiums paid with respect to the Reinsured Contracts after the Effective Time, net of premium tax credits, deductions and offsets available to the Ceding Company arising out of assessments or charges described in subclause (d); (d) all assessments and similar charges payable after the Effective Time with respect to the Reinsured Contracts in connection with participation by the Ceding Company or the Reinsurer, whether voluntary or involuntary, in any guaranty association established or governed by any state or other jurisdiction, based on Premium paid with respect to the Reinsured Contracts after the Effective Time; (e) all commissions, expense allowances, other compensation, and other servicing and administration fees and other obligations (including deposits of working capital) payable with respect to the Reinsured Contracts to Producers, networks, third party administrators and reinsurance intermediaries, whether incurred before, at or after the Effective Time; (f) all escheat and unclaimed property Liabilities arising under the Reinsured Contracts, whether incurred before, at or after the Effective Time (it being understood that any fines or penalties due with respect to periods prior to the Effective Time shall constitute Ceding Company Extra-Contractual Obligations), (g) all premiums and other amounts payable after the Effective Time under the Ceded Reinsurance Contracts in respect of the Reinsured Contracts, (h) all ACA Fees payable after the Effective Time based on Premiums payable or paid after the Effective Time, reduced by a proportion of the exemptions of the Ceding Company and its “controlled group” equal to the ratio of the “net premiums” applicable to the Reinsured Contracts to the total “net premiums” of the Ceding Company and other members of its controlled group with respect to such fees, (i) without duplication of the foregoing, (A) provision for experience rating refunds, (B) interest maintenance reserve, (C) other remittances and items not allocated, and (D) aggregate write-ins for liabilities, each to the extent a reserve or accrual has been established and reported in a specific line item in the Final Closing Statement under “Reinsurance items to be Transferred”, as to the Ceding Company, (j) all state comprehensive health assessments based on Premiums paid with respect to the Reinsured Contracts after the Effective Time, (k) all increases in trust account funding requirements under the Specified Reinsured Contracts and the Specified Trust Agreements after the Effective Time; and without

[2]	Schedule will not include the “Specified Reinsurance Contracts” as to which novations are effective at Closing.

- 6 --

duplication, (l) all Reinsurer Extra-Contractual Obligations; in each of the cases of subclauses (a) through (l) above, net of amounts actually collected under the Ceded Reinsurance Contracts by or on behalf of the Ceding Company in respect of the Reinsured Contracts. For the avoidance of doubt, “Reinsured Liabilities” excludes the Ceding Company Extra-Contractual Obligations.

“Reinsured Risks” shall have the meaning set forth in Section 2.1.

“Reinsurer” has the meaning set forth in the preamble.

“Reinsurer Domiciliary State” means the State of Michigan, or, if the Reinsurer changes its port of entry to another state within the United States, such other state.

“Reinsurer Extra-Contractual Obligations” means all Extra-Contractual Obligations arising out of, resulting from or relating to any act, or omission occurring after the Effective Time, whether or not intentional, negligent, in bad faith or otherwise, by the Reinsurer or any of its Affiliates (including any Transferred Company), or any service providers engaged or compensated by the Reinsurer or its Affiliates or other agent of the Reinsurer or its Affiliates; including any act or omission of any other Person after the Effective Time that is subject to supervision by the Reinsurer pursuant to the Administrative Services Agreement or that otherwise arises out of any request or instructions of the Reinsurer to such Person.

“Reinsurer Indemnified Parties” has the meaning set forth in Section 9.2.

“Required Balance” means with respect to any date of determination, an amount equal to (a) 100% of the Statutory Reserves as of such date less (b) the ModCo Account Balance.

“Reserve Credit” means full statutory financial statement credit for the reinsurance ceded to the Reinsurer under this Agreement in the Ceding Company’s Statutory Financial Statements required to be filed by the Ceding Company with the Governmental Authority charged with supervision of insurance companies in the Ceding Company Domiciliary State.

“Reserve Credit Event” means the failure of the Ceding Company to receive Reserve Credit due to (i) the failure of the Reinsurer to remain an authorized reinsurer in the Ceding Company Domiciliary State and to take steps to permit the Ceding Company to obtain Reserve Credit within the time provided under and in accordance with Section 4.1, or (ii) the Reinsurer being placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or the institution against the Reinsurer of proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations.

“SAP” means, with respect to any insurance company, the statutory accounting principles prescribed or permitted by the Insurance Regulator for the jurisdiction in which such insurance company is domiciled, consistently applied.

“Security Funding Reporting Date” shall have the meaning set forth in Section 4.8(a).

“SLA” means Sun Life Assurance Company of Canada.

“Specified Accounting Principles” shall have the meaning set forth in the Master Transaction Agreement.

“Specified Reinsured Contracts” means those Underlying Reinsurance Agreements set forth on Schedule C.3

“Specified Trust Accounts” means the trust accounts established by the Ceding Company pursuant to the Specified Trust Agreements.

“Specified Trust Agreements” means those trust agreements entered into by the Ceding Company for the benefit of the cedents under the Specified Reinsured Contracts, as set forth on Schedule D.

“Specified Trustees” means the trustees under the Specified Trust Agreements.

“Statutory Book Value” means, (i) with respect to any asset held in the Trust Account, the sum of (A) the maximum amount permitted to be carried by Reinsurer as an admitted asset consistent with SAP applicable to the Reinsurer, without regards to any permitted practice applicable to Reinsurer, consistently applied, plus (B) the accrued investment income on such asset, and (ii) with respect to any asset held in a Specified Trust Account, (C) the maximum amount permitted to be carried by the Ceding Company as an admitted asset consistent with SAP applicable to the Ceding Company, without regards to any permitted practice applicable to the Ceding Company, consistently applied plus (D) the accrued investment income on such asset.

“Statutory Financial Statements” means, with respect to any Party, the annual and quarterly statutory financial statements of such Party filed with the Insurance Regulator for the jurisdiction of domicile of such Party to the extent such Party is required by Applicable Law to prepare and file such financial statements.

“Statutory Reserves” means, as of any date of determination, the amount that would be required by the Ceding Company to be reflected in lines 1 through 4; and lines 9.2, 9.4 and 12 (limited to loss adjustment expense amounts contained therein) of the Liabilities, Surplus and Other Funds page of the 2014 NAIC Annual Statement Blank (or the equivalent line or lines in the event of changes to the NAIC Annual Statement Blank subsequent to December 31, 2014) in respect of the Reinsured Liabilities.

“Tax” shall have the meaning set forth in the Master Transaction Agreement.

“Terminal Settlement” has the meaning set forth in Section 8.4(a).

“Terminal Settlement Statement” has the meaning set forth in Section 8.4(a).

“Total Adjusted Capital” means, as of any date of determination, total adjusted capital as calculated in accordance with the Applicable Laws of the state of domicile of the Reinsurer.

“Transaction Agreements” shall have the meaning set forth in the Master Transaction Agreement.

[3]	Schedule to list USIC’s assumed reinsurance treaties with three clients of DRMS with respect to which approximately $275 million of assets (as of December 31, 2014) are currently held in trust.

“Triggering Event” means any of the following has occurred and is continuing:

(a) the Reinsurer’s RBC Ratio as of any quarter-end is below 150% and the Reinsurer has not cured such shortfall within ten (10) Business Days following the applicable Capital Reporting Deadline;4

(b) the MCCSR Ratio of SLA as of any quarter-end is below 150% and SLA has not cured such shortfall within ten (10) Business Days following the applicable Capital Reporting Deadline; provided, if there has been a material change in the calculation of the MCCSR Ratio or if OSFI applies an alternative measure as the principal measure of regulatory capital adequacy of life insurance companies, then this clause (a) shall be deemed to refer instead to the MCCSR Ratio that represents the supervisory minimum capital ratio applicable to SLA under Applicable Law of its jurisdiction of domicile;

(c) there has been a failure by the Reinsurer to pay any material undisputed amounts due hereunder, or to fund the Trust Account to any material undisputed required amount, and such breach has not been cured within thirty (30) calendar days after written notice thereof from the Ceding Company;

(d) a Reserve Credit Event has occurred and is continuing;

(e) the Administrative Services Agreement is terminated in accordance with Section 9.2(a) thereof; or

(f) the Reinsurer has been placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations, and such proceedings have not been terminated within 30 days.

“Trust Account” means the trust account established by the Reinsurer for the benefit of the Ceding Company under the Trust Agreement.

“Trust Agreement” means that certain Trust Agreement dated as of the date hereof by and among the Reinsurer, the Ceding Company and [                    ].

“Trustee” means [                    ].

“Underlying Companies” means the insurance companies that have ceded any liabilities or obligations to the Ceding Company pursuant to any Underlying Reinsurance Agreement.

“Underlying Reinsurance Agreements” means the reinsurance agreements listed in Schedule [    ] under which the Underlying Companies have ceded any liabilities or obligations to the Ceding Company, including any such reinsurance agreement entered into or renewed by the Reinsurer after the Effective Time on behalf of the Ceding Company as administrator under the Administrative Services Agreement.

[4]	In the USLICONY Coinsurance Agreement, clause (a) of the “Triggering Event” definition will be revised to replace “150%” with “225%” and clause (b) will be deleted.

ARTICLE II.

BASIS OF REINSURANCE AND BUSINESS REINSURED

Section 2.1. Coverage. Upon the terms and subject to the conditions and other provisions of this Agreement, as of the Effective Time, the Ceding Company hereby cedes to the Reinsurer, and the Reinsurer hereby agrees to indemnify the Ceding Company for one hundred percent (100%) of the Reinsured Liabilities payable by the Ceding Company after the Effective Time (the “Reinsured Risks”). The reinsurance effective under this Agreement shall be maintained in force, without reduction, unless such reinsurance is terminated or recaptured as provided herein. With respect to the Specified Reinsured Contracts, the reinsurance hereunder shall be on a modified coinsurance basis; and with respect to all other Reinsured Liabilities, the reinsurance hereunder shall be on a coinsurance basis.

Section 2.2. Reserves. On and after the Effective Time, the Reinsurer shall establish and maintain as a liability on its Statutory Financial Statements reserves for the Reinsured Contracts ceded hereunder, calculated consistent with applicable SAP.

Section 2.3. Reinsured Contract Changes. Except (i) as directed by or consented to by the Reinsurer or (ii) for any change required by the terms of any Reinsured Contract initiated by the holder of such Reinsured Contract or mandated by Applicable Law, in which case the Ceding Company shall consult with the Reinsurer as to any such change, the Ceding Company shall not, on its own initiative, change the terms of any Reinsured Contract.

Section 2.4. Liability. The Reinsurer’s Liability under this Agreement shall attach simultaneously with that of the Ceding Company under the Reinsured Contracts, and the Reinsurer’s Liability under this Agreement shall be subject in all respects to the same terms, rates, conditions and Premiums payable to the Ceding Company, and, subject to Section 2.3, to the same modifications, alterations and cancellations of the Reinsured Contracts as the Ceding Company.

Section 2.5. Indemnity Reinsurance. This Agreement is a modified coinsurance agreement (with respect to the Specified Reinsured Contracts) and an indemnity coinsurance agreement (with respect to all other Reinsured Contracts) solely between the Ceding Company and the Reinsurer, and the performance of the obligations of each Party under this Agreement shall be rendered solely to the other Party. The Ceding Company shall be and shall remain the only party hereunder that is liable to any insured, Contractholder, claimant or beneficiary under any policy reinsured hereunder.

Section 2.6. Territory. The territorial limits of this Agreement shall be identical with those of the Reinsured Contracts.

ARTICLE III.

PAYMENTS; ADDITIONAL CONSIDERATIONS; ADMINISTRATION

Section 3.1. Payments by the Parties.

(a) Payments by the Parties at Closing.

(i)	On the Closing Date, the Ceding Company shall transfer to the Trust Account, on behalf of the Reinsurer, the amount of Eligible Assets contemplated in Section 2.04(c)(i) of the Master Transaction Agreement. For the avoidance of doubt such Eligible Assets include accrued interest on the assets in such portfolio.

(ii)	On the Closing Date, the Reinsurer shall pay to the Ceding Company, the USIC Ceding Commission as contemplated in Section 2.04(a)(i) of the Master Transaction Agreement.

(iii)	If the estimated Required Balance as of the Effective Time exceeds the aggregate Statutory Book Value of the Eligible Assets transferred to the Trust Account contemplated in Section 3.1(a)(i) (in each case, as set forth in the Estimated Closing Statement), the Reinsurer shall, on the Closing Date, transfer to the Trust Account additional Eligible Assets with a Statutory Book Value equal to such excess.

(b) Post-Closing Adjustment. The payments on the Closing Date shall be adjusted and settled between the Ceding Company and the Reinsurer in accordance with Section 2.07 of the Master Transaction Agreement.

Section 3.2. Additional Consideration.

(a) As additional consideration for the Reinsurer entering into this Agreement, as of the Effective Time, the Ceding Company hereby sells, assigns, transfers and delivers to the Reinsurer as premium hereunder all of its rights, title and interest in one hundred percent (100%) of all of the following amounts actually received or receivable at or after the Effective Time by the Ceding Company or the Reinsurer, whether in its role as reinsurer hereunder or as Administrator, with respect to the Reinsured Contracts (items (i) though (vi) below, collectively, the “Recoveries”):

(i)	Premiums;

(ii)	Interest, principal and other payments under contract loans;

(iii)	All amounts actually collected or collectable under the Ceded Reinsurance Contracts (or in accordance with any trust or other agreement or instrument providing security for the Ceding Company with respect to such Ceded Reinsurance Contracts) in respect of the Reinsured Contracts based on the Reinsured Risks paid or payable by the Reinsurer (including all recoveries, returns, amounts in respect of profit sharing and all other sums to which the Ceding Company may be entitled under the Ceded Reinsurance Contracts in respect of the Reinsured Contracts);

(iv)	All ModCo Distribution Amounts;

(v)	All rights of the Ceding Company to (A) other amounts recoverable under reinsurance contracts and (B) healthcare and other amounts receivable, each as accrued as of the Effective Time as set forth in the Final Closing Statement under “Reinsurance items to be Transferred” as to the Ceding Company; and

(vi)	Without duplication, all other payments, collections, releases of funds, recoveries and other considerations or payments with respect to the Reinsured Contracts, including all premiums, payments, reimbursements, interest or other amounts that the Ceding Company receives or is entitled to receive after the Effective Time in connection with any reinstatement or reissuance of a Reinsured Contract.

(b) The Ceding Company agrees to execute and record all additional documents and take all other steps reasonably requested by the Reinsurer to effectuate such transfer to the Reinsurer. Direct receipt by the Reinsurer, including in its role as Administrator under the Administrative Services Agreement, or any of its Affiliates of any Recoveries shall satisfy the Ceding Company’s obligations to transfer any such amount to the Reinsurer hereunder.

(c) Pursuant to the Administrative Services Agreement, the Reinsurer shall have the right in accordance with the terms thereof to collect all Recoveries. The Parties acknowledge and agree that the Reinsurer shall be responsible for and has hereby assumed the financial risk of any uncollected or uncollectible Recoveries.

(d) The Parties intend the Ceding Company’s assignment pursuant to Section 3.2(a) to be a present assignment of all of the Ceding Company’s rights, title and interest in the Recoveries and not an assignment as collateral. To the extent that the Ceding Company receives or recovers any Recoveries or other amounts from any third party attributable to the Reinsured Contracts, the Ceding Company shall hold such amounts in trust for the benefit of the Reinsurer and shall immediately transfer and deliver such amounts to the Reinsurer, together with any endorsements required to effect the transfer and any pertinent information that the Ceding Company may have relating thereto. The Reinsurer is hereby authorized to endorse for payment to the Reinsurer any checks, drafts, money orders and other instruments pertaining to the Recoveries and other amounts that are payable to, or to the order of, the Ceding Company and received by the Reinsurer under this Agreement, whether they are delivered to the Bank Accounts or otherwise transferred and delivered by the Ceding Company to the Reinsurer.

(e) Upon any recapture of the reinsurance ceded under this Agreement, (i) the Recoveries shall be automatically re-assigned to the Ceding Company, without the need for any action on the part of the Parties and (ii) the Ceding Company shall have the right to direct the Specified Trustees to distribute future ModCo Distribution Amounts to the Ceding Company.

Section 3.3. Contract Administration. The Reinsurer shall administer the Reinsured Contracts, the Ceded Reinsurance Contracts (any trust or other agreement or instrument providing security for the Ceding Company with respect to any Ceded Reinsurance Contract), the Underlying Reinsurance Agreements and the Specified Trust Agreements directly on behalf of the Ceding Company, in each instance in accordance with the terms of the Administrative Services Agreement.

Section 3.4. Defenses. The Reinsurer accepts, reinsures and assumes the Reinsured Risks subject to any and all defenses, set-offs and counterclaims to which the Ceding Company would be entitled with respect to the Reinsured Risks, it being expressly understood and agreed to by the Parties hereto that no such defenses, set-offs, or counterclaims are or shall be waived by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and that the Reinsurer is and shall be fully subrogated in and to all such defenses, set-offs and counterclaims.

Section 3.5. Guaranty Association Assessments, ACA Fees and Premium Taxes. The Ceding Company and the Reinsurer shall settle amounts due with regard to guaranty association assessments, ACA Fees, premium taxes and premium tax credits included in the Reinsured Liabilities in accordance with the terms of the Administrative Services Agreement.

Section 3.6. Offset. Except as otherwise provided under Applicable Law, any undisputed debits or credits incurred in favor of or against either the Ceding Company or the Reinsurer under or with respect to this Agreement are deemed mutual debits or credits and may be set off, and only the net balance shall be allowed or paid, regardless of any insolvency, rehabilitation, conservatorship or comparable proceeding by or against the Ceding Company or the Reinsurer. Such right shall apply to the full extent permitted under the laws of the state of domicile of the insolvent party. Notwithstanding anything to the contrary in this Agreement, each Party acknowledges and agrees that it shall have no right hereunder or pursuant to Applicable Law to offset any amounts due or owing (or to become due or owing) to the other Party under this Agreement against any amounts due or owing by such other Party or any of its Affiliates under the other Transaction Documents or any other agreement, contract or understanding.

Section 3.7. Certain Reports from the Reinsurer.

(a) The Reinsurer shall provide to the Ceding Company periodic accounting and other reports with respect to the Reinsured Contracts as specified in the Administrative Services Agreement. Except as otherwise set forth herein or in the Administrative Services Agreement, settlement with respect to amounts owed hereunder by the Reinsurer to the Ceding Company and by the Ceding Company to the Reinsurer shall be performed through the direct payment by the Reinsurer of Reinsured Risks and direct receipt by the Reinsurer of Recoveries on an ongoing basis in its capacity as Administrator under the Administrative Services Agreement.

(b) Each calendar quarter, the Reinsurer shall provide to the Ceding Company, by the relevant Capital Reporting Deadline, a calculation of the RBC Ratio of the Reinsurer and the MCCSR Ratio of SLA, as of the last day of the immediately preceding calendar quarter, (x) with respect to quarters other than the last quarter of a calendar year, based on the Reinsurer’s or SLA’s (as applicable) good faith estimate using, to the extent any factors are not reasonably available, amounts based on reasonable estimation and annualization or (y) with respect to the last quarter of a calendar year, as calculated by the Reinsurer or SLA (as applicable). In addition, if the RBC Ratio of the Reinsurer as of any quarter-end is below the amount described in clause (a) of the definition of “Triggering Event” herein, or if the MCCSR Ratio of SLA as of any quarter-end is below the amount described in clause (b) of the definition of “Triggering Event” herein, the Reinsurer shall provide to the Ceding Company evidence that such shortfall has been cured by the tenth (10th) Business Day following the applicable Capital Reporting Deadline, if applicable. Each such calculation shall include reasonable supporting detail with respect to such calculation.

(c) The Reinsurer shall provide written notice to the Ceding Company of the occurrence of any Triggering Event within five (5) Business Days after it becomes aware of occurrence. In addition, the Reinsurer shall cooperate fully with the Ceding Company and promptly respond to the Ceding Company’s reasonable inquiries from time to time concerning the determination of whether a Triggering Event has occurred and is continuing.

(d) At the Ceding Company’s request, the Reinsurer shall provide the Ceding Company with (i) copies of its most recent annual and quarterly NAIC statutory financial statements and (ii) a copy of the most recent annual audited financial statements of SLA, along with the audit report thereon. The Ceding Company shall maintain the confidentiality of each such statutory financial statements and reports for a period of five (5) years after receipt thereof, in each case to the extent that such statements and reports are not publicly available.

Section 3.8. Ceded Reinsurance Contracts.

(a) The Ceding Company agrees that it shall not modify, amend, renew, recapture or terminate any Ceded Reinsurance Contract, or any trust or other agreement or instrument providing security for the Ceding Company with respect to any Ceded Reinsurance Contract, or waive any of its rights under any such agreement except with the Reinsurer’s prior written consent or at the Reinsurer’s instruction. The Ceding Company shall not enter into any new ceded reinsurance agreement with respect to any of the Reinsured Contracts.

(b) From and after the Effective Time, upon the Reinsurer’s reasonable request, the Ceding Company shall reasonably cooperate with the Reinsurer and use its commercially reasonable efforts to terminate or cause the recapture of any Ceded Reinsurance Contract or to novate any Ceded Reinsurance Contract (and any trust or other agreement or instrument providing security for the Ceding Company with respect to such Ceded Reinsurance Contract) from the Ceding Company to the Reinsurer on terms and conditions reasonably acceptable to the Ceding Company and the Reinsurer. The Ceding Company shall promptly advise the Reinsurer of any communications with respect to any such proposed termination, recapture or novation. All correspondence from either the Ceding Company or the Reinsurer to any reinsurer under any Ceded Reinsurance Contract in connection with any such proposed termination, recapture or novation shall be in a form approved by the other Party; provided that any such approval shall not be unreasonably withheld, conditioned or delayed. In the event any amount is paid by any reinsurer to the Ceding Company or any of its Affiliates in connection with the recapture of risks under any Ceded Reinsurance Contract, the Ceding Company shall or shall cause its applicable Affiliate to pay such amount to the Reinsurer promptly upon receipt thereof.

Section 3.9. Producers. As regards the Reinsured Contracts, the Ceding Company shall not modify or amend, or waive any of its rights under, any agreement between it or any of its Affiliates, on the one hand, and any Independent Producer, on the other hand, who has solicited, marketed or sold any of the Reinsured Contracts, except with the Reinsurer’s prior written consent or at the Reinsurer’s instruction.

Section 3.10. Novation. Following the Effective Time, if requested by the Reinsurer and subject to obtaining all applicable approvals from any Person, the Ceding Company shall reasonably cooperate with the Reinsurer and use its commercially reasonable efforts to novate any Underlying Reinsurance Agreements (and any rights in any trust or other agreement or instrument providing security with respect to any such Underlying Reinsurance Agreement) from the Ceding Company to the Reinsurer or a designated Affiliate of the Reinsurer; provided that each of the Ceding Company and the Reinsurer shall, to the extent practicable, cooperate, work together in good faith and use their respective commercially reasonable efforts to obtain the consent of the cedent under any Underlying Reinsurance Agreement that is a Specified Reinsured Contract to the novation of such Specified Reinsured Contract and the corresponding Specified Trust Account on terms and conditions reasonably acceptable to the Ceding Company and the Reinsurer, and upon receipt of such consent the Parties shall cause such Specified Reinsured Contract and Specified Trust Account to be novated to the Reinsurer; provided, further, that the Parties shall have no obligation to make any payment to such cedent or any other Person in connection with obtaining any such consent. The Ceding Company shall promptly advise the Reinsurer of any communications with respect to any such proposed novation. All correspondence from either the Ceding Company or the Reinsurer to any Underlying Company under any Underlying Reinsurance Agreement as applicable, in connection with any such proposed novation shall be in a form approved by the other Party; provided that any such approval shall not be unreasonably withheld, conditioned or delayed. The Reinsurer shall be responsible for the cost of obtaining any consents for the novations contemplated by this Section 3.11, except that each of the Parties shall bear its own costs in connection with obtaining the consent of the applicable cedent to the novation of any Specified Reinsurance Contract. Any Underlying Reinsurance Agreement that is novated to the Reinsurer pursuant to this Section shall cease to be an Underlying Reinsurance Agreement upon the effectiveness of such novation.

Section 3.11. Security Interest.

(a) The Parties intend the Ceding Company’s assignment pursuant to Section 3.2(a) to be a present assignment of all of the Ceding Company’s rights, title and interest in the Recoveries and not an assignment as collateral. However, to the extent that such assignment is not recognized as a present assignment, is not valid or is recharacterized as a pledge rather than a lawful conveyance to the Reinsurer, the Ceding Company does hereby grant, bargain, sell, convey, assign and otherwise pledge to the Reinsurer, all of the Ceding Company’s right, title and interest, if any (legal, equitable or otherwise) to all Recoveries (and any Bank Account, lockbox or other account set up for the receipt of the Recoveries after the Effective Time) (the “Collateral”) to secure all of the Ceding Company’s obligations under this Agreement.

(b) This Section 3.11 is being included in this Agreement to ensure that, if an insolvency or other court determines that, notwithstanding the provisions of this Agreement, including Section 3.2(a), and the express intent of the Parties in entering into this Agreement, the Ceding Company retained ownership of or any rights in the Collateral, the Reinsurer’s rights to the Collateral are protected with a first priority, perfected security interest, and it is the intent of the Parties that this Section 3.11 be interpreted as such.

(c) Nothing contained herein shall be construed to support the conclusion that the Ceding Company will retain any ownership of or any rights in the Collateral after the Effective Time or to support the conclusion that the Reinsurer does not acquire full ownership thereof as of the Effective Time.

(d) The Ceding Company shall execute and deliver and the Reinsurer is authorized to execute and deliver any and all financing statements reasonably requested by the Reinsurer to the extent that it may appear appropriate to the Reinsurer to file such financing statements in order to perfect the Reinsurer’s title under Article 9 of the Uniform Commercial Code, as said code has been enacted in the State of Kansas, the State of Michigan, or any other applicable jurisdiction to any and all Collateral and the Ceding Company shall do such further acts and things as the Reinsurer may request in order that the security interest granted hereunder may be maintained as a first perfected security interest.

ARTICLE IV.

LICENSES; RESERVE CREDIT; SECURITY

Section 4.1. Licenses; Reserve Credit. At all times during the term of this Agreement, the Reinsurer shall (a) use its reasonable best efforts to hold and maintain its license or accreditation in the Ceding Company Domiciliary State, and (b) take all other actions so that the Ceding Company may receive Reserve Credit. The Reinsurer shall promptly notify the Ceding Company of any event or change in its licensing or accreditation in the Ceding Company Domiciliary State or other condition that would be reasonably likely to result or has resulted in any loss of, or impairment to, Reserve Credit. Furthermore, upon any loss of Reserve Credit, the Ceding Company and the Reinsurer agree to amend this Agreement or the Trust Agreement, enter into other agreements or execute additional documents, or provide alternative forms of security as reasonably needed to comply with the credit for reinsurance laws and regulations and/or the requirements of the applicable Governmental Authority of the Ceding Company Domiciliary State to ensure the Ceding Company obtains Reserve Credit.

Section 4.2. Security.

(a) On or prior to the Closing Date, the Reinsurer, as grantor, shall establish and thereafter shall maintain, at its sole cost and expense, the Trust Account with the Trustee, naming the Ceding Company as sole beneficiary thereof to secure the Reinsurer’s obligations hereunder. The Reinsurer shall maintain the Trust Account in accordance with the terms of this Agreement and the Trust Agreement until such time as a Trust Account is no longer required pursuant to Section 4.9. Concurrently with the execution of this Agreement, the Trust Account is being funded with Eligible Assets in accordance with Section 2.04(c)(i) of the Master Transaction Agreement and Section 3.1.

(b) In accordance with the terms set forth herein and in the Trust Agreement, and subject to the provisions of Section 4.6 and Section 4.7 hereof, the Reinsurer shall ensure that the

Trust Account holds Eligible Assets in accordance with the terms hereof with a Statutory Book Value equal to the Required Balance. All transfers to and withdrawals from the Trust Account shall be in accordance with and subject to the requirements set forth herein and in the Trust Agreement.

(c) During the term of the Trust Agreement, the Reinsurer shall not, and shall direct that the Trustee shall not, grant or cause or permit to be created or granted in favor of any third person any security interest whatsoever in any of the assets in the Trust Account.

Section 4.3. Trust Account and Settlements. The Trustee shall hold assets in the Trust Account pursuant to the terms of the Trust Agreement. All settlements of account under this Agreement between the Ceding Company and the Reinsurer shall be made in United States dollars in cash or its equivalent.

Section 4.4. Eligible Assets. The assets that may be held in the Trust Account shall consist of cash or investments of the type consistent with the requirements for authorized investments and admitted assets under the insurance laws of the Reinsurer Domiciliary State; provided, that (i) each such investment that is a security is issued by an institution that is not the Reinsurer, Ceding Company or an Affiliate of either Party and (ii) such investments comply with the Investment Guidelines; provided, further, that during the continuance of a Triggering Event, such assets shall also meet all requirements under the insurance laws of the Ceding Company Domiciliary State with respect to providing Reserve Credit to the Ceding Company and must consist of securities that have been designated as Class One or Class Two by the Securities Valuation Office of the National Association of Insurance Commissioners, (the assets meeting the requirements of this sentence being the “Eligible Assets”). Following the Closing Date, the Reinsurer shall, in accordance with Section 4.8(b), provide to Ceding Company a quarterly report listing each asset in the Trust Account and the Statutory Book Value of each such asset as of the end of the relevant calendar quarter and certify that each such asset is an Eligible Asset. The Parties agree to make such changes to the Investment Guidelines as the State of Michigan Insurance Department may request so long as the effect of such changes does not materially adversely affect the liquidity and overall quality of the trust assets.

Section 4.5. Deposit of Assets. Prior to depositing assets in the Trust Account, the Reinsurer will execute assignments or endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Ceding Company, or the Trustee upon the direction of the Ceding Company, may whenever necessary negotiate these assets without the consent or signature from the Reinsurer or any other entity.

Section 4.6. Modification During a Triggering Event. The Parties acknowledge and agree that, upon the occurrence of a Triggering Event, certain provisions of this Agreement and the Trust Agreement shall cease to be effective, and other provisions shall automatically be effective, so long as such Triggering Event continues, as described herein and in the Trust Agreement. Provisions that will automatically become modified upon the occurrence and during the continuation of a Triggering Event are as follows: (a) the assets constituting Eligible Assets shall be modified as set forth in Section 4.4; (b) the valuation of Eligible Assets in the Trust Account under Section 4.2(b) hereof and all other applicable sections of this Agreement shall be modified from Statutory Book Value to Fair Market Value; (c) Section 4.7(a) governing the use and application of assets in the Trust Account by the Ceding Company prior to a Triggering Event shall not apply, (d) Section 4.7(b) governing the use and application of assets in the Trust Account during the continuance of a Triggering Event by the Ceding Company shall apply, (e)

Section 4.8(a)(i) governing the adjustment of the security held in the Trust Account prior to a Triggering Event shall not apply, and (f) Section 4.8(a)(ii) governing the adjustment of the security held in the Trust Account during a Triggering Event shall apply. In addition, as soon as is practicable, but not more than ten (10) Business Days following the date on which the Reinsurer becomes aware of the occurrence of a Triggering Event (unless the Ceding Company shall agree to a longer period, then by the end of such longer period), the Reinsurer shall (i) substitute any assets in the Trust Account that are not Eligible Assets for assets which are Eligible Assets, and (ii) deposit additional assets consisting of Eligible Assets in the Trust Account sufficient to ensure that the aggregate Fair Market Value of the Eligible Assets in the Trust Account is not less than the Required Balance as of the last day of the immediately prior calendar quarter end, computed taking into account the occurrence of a Triggering Event. Upon the termination of any Triggering Event, the above-described modifications to the provisions hereof shall cease to apply, and this Agreement shall be interpreted and applied as though no Triggering Event had occurred.

Section 4.7. Withdrawal of Assets from the Trust Account.

(a) Outside a Triggering Event. So long as no Triggering Event has occurred and is continuing, the Ceding Company and Reinsurer agree that the assets maintained in the Trust Account may be withdrawn by the Ceding Company (or any successor by operation of law of the Ceding Company, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Company) without diminution because of any insolvency, rehabilitation, conservatorship or comparable proceeding (an “Insolvency”) on the part of the Ceding Company or Reinsurer, in accordance with the terms of the Trust Agreement, in order to pay or reimburse the Ceding Company for any undisputed amounts due from the Reinsurer under this Agreement and not yet recovered from the Reinsurer, including any Reinsured Risks, Terminal Settlement, or other amounts due under this Agreement, which amounts have not been paid by the Reinsurer within ten (10) days following its receipt of a specific written notice thereof. The amount of any such withdrawal in excess of amounts then due to the Ceding Company hereunder shall be deemed maintained in trust for the benefit of Reinsurer and promptly returned to the Trust Account, along with interest on such amounts at the Interest Rate for the period that such amounts are held by the Ceding Company.

(b) During a Triggering Event. During the continuation of a Triggering Event, the Ceding Company and Reinsurer agree that the assets maintained in the Trust Account may be withdrawn by the Ceding Company, or any successor by operation of law of the Ceding Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution because of insolvency on the part of the Ceding Company or Reinsurer, at any time without notice or consent from the Reinsurer but only for one or more of the following purposes:

(i)	to reimburse the Ceding Company for the Reinsurer’s share of premiums returned to the owners of the Reinsured Contracts reinsured hereunder because of cancellations of the Reinsured Contracts;

(ii)	to reimburse the Ceding Company for the Reinsurer’s share of benefits or losses payable by the Ceding Company pursuant to the provisions of the Reinsured Contracts reinsured hereunder;

(iii)	to fund an account with the Ceding Company in an amount at least equal to the deduction, for reinsurance ceded, from the Ceding Company liabilities for Reinsured Contracts ceded hereunder. The account must include, but not be limited to, amounts for policy reserves, claims and losses incurred, including losses incurred but not reported, loss adjustment expenses, and unearned premium reserves; or

(iv)	to pay any other amounts the Ceding Company claims are due hereunder.

The Ceding Company shall return to the Trust Account (x) within five (5) Business Days of withdrawal, assets withdrawn in excess of all amounts due under Sections 4.7(b)(i), (ii) and (iv), or (y), in the case of Section 4.7(b)(iii), assets that are subsequently determined not to be due, within five (5) Business Days of such determination. The Ceding Company shall pay to the Reinsurer interest on such excess withdrawn amounts under Sections 4.7(b)(i), (ii) or (iv) at the Interest Rate for the period that such assets are held by the Ceding Company. Any such excess amount shall at all times be held by the Ceding Company (or any successor by operation of law of the Ceding Company, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company) in trust for the benefit of the Reinsurer and be maintained in a segregated account, separate and apart from any assets of the Ceding Company for the sole purpose of funding the payments and reimbursements described in paragraphs (i), (ii) and (iv) of Section 4.7(b). The Ceding Company shall pay interest in cash to the Reinsurer on the amount withdrawn or drawn upon under Section 4.7(b)(iii), equal to the actual amount of interest, dividends, and other income earned on the assets in such segregated account so long as the Fair Market Value of the assets in such segregated account and the Fair Market Value of any remaining assets in the Trust Account after payment of such interest equals at least, in the aggregate, the Required Balance, and shall otherwise credit to such segregated account all such income earned on the assets in such segregated account. The Ceding Company may at any time substitute or exchange any assets held in such account and invest or reinvest such assets, provided that the assets so substituted or exchanged and all reinvestment assets are Eligible Assets.

Section 4.8. Adjustment of Security and Withdrawals.

(a) The amount of security required to be provided by Reinsurer hereunder shall be adjusted following the end of each calendar quarter based on (1) the Required Balance as of the end of such calendar quarter calculated by the Reinsurer as Administrator and furnished to the Ceding Company in a report no later than ten (10) Business Days following the end of such calendar quarter (the “Security Funding Reporting Date”) and (2) (A) the Statutory Book Value or, during the continuation of a Triggering Event, the Fair Market Value, of Eligible Assets as of the end of such calendar quarter as furnished by the Reinsurer to the Ceding Company in a report no later than the Security Funding Reporting Date. The amount of security held in the Trust Account shall be adjusted as follows:

(i)	So long as no Triggering Event has occurred and is continuing:

(1)	If the aggregate Statutory Book Value of the Eligible Assets held in the Trust Account as of the end of such calendar quarter is less than the Required Balance, calculated based on the most recent report delivered by the Reinsurer under this Section 4.8, then Reinsurer shall, no later than ten (10) Business Days following the Security Funding Reporting Date, transfer additional Eligible Assets to the Trust Account so that the aggregate Statutory Book Value of the Eligible Assets held in the Trust Account is not less than the Required Balance.

(2)	If the aggregate Statutory Book Value of the Eligible Assets in the Trust Account as of the end of such calendar quarter exceeds the Required Balance, then Reinsurer shall have the right to withdraw such excess amount in accordance with the terms of the Trust Agreement.

(ii)	During the continuation of a Triggering Event:

(1)	If the aggregate Fair Market Value of the Eligible Assets held in the Trust Account as of the end of such calendar quarter is less than the Required Balance, calculated based on the most recent report delivered by the Reinsurer under this Section 4.8, then Reinsurer shall, no later than ten (10) Business Days following the Security Funding Reporting Date, transfer additional Eligible Assets to the Trust Account so that the aggregate Fair Market Value of the Eligible Assets held in the Trust Account is not less than the Required Balance.

(2)	If the aggregate Fair Market Value of the Eligible Assets held in the Trust Account as of the end of such calendar quarter exceeds the Required Balance, then the Reinsurer shall have the right to withdraw such excess upon the prior written consent of the Ceding Company which consent shall not be unreasonably withheld.

(b) The report required to be delivered by the Reinsurer as described in Section 4.8(a) shall include a listing of each asset in the Trust Account and the Statutory Book Value and Fair Market Value of each such asset as of the end of the relevant Accounting Period and indicate if any such asset is not an Eligible Asset. In the event that the Ceding Company disagrees with the calculation of the Statutory Book Value of any Eligible Asset or whether any asset is an Eligible Asset as set forth in such report, the Ceding Company may deliver written notice to the Reinsurer of such disagreement and the Parties shall attempt in good faith to resolve such disagreement. Any resolution agreed to in writing by the Parties shall be final and binding upon the Parties. If the Parties are unable to resolve any disagreement as to the calculation of the Statutory Book Value of any Eligible Asset or whether any asset is an Eligible Asset within ten (10) Business Days after the Ceding Company delivers written notice of any such disagreement to the Reinsurer, the Parties shall jointly request the Independent Accountant to determine the Statutory Book Value of the disputed Eligible Asset or whether the disputed asset is an Eligible Asset as of the relevant date. The Independent Accountant’s determination of the Statutory Book Value of the disputed Eligible Asset or whether the disputed asset is an Eligible Asset shall be final and binding upon the Parties. Each Party shall pay one-half of the Independent Accountant’s fees, costs and expenses associated with the Independent Accountant’s determination. After a final and binding resolution of any dispute described in this Section 4.8(b) is reached, the Parties agree to make any necessary adjustments under Section 4.8(a) so that (i) absent the occurrence and continuation of a Triggering Event, the aggregate Statutory Book Value of the Eligible Assets held in the Trust Account is not less than the Required Balance, or (ii) during the continuation of a Triggering Event, the aggregate Fair Market Value of the Eligible Assets held in the Trust Account is not less than the Required Balance.

Section 4.9. Termination of Trust Account. Notwithstanding anything to the contrary herein, if the report required to be delivered by the Reinsurer as described in Section 4.8(a) demonstrates that the Required Balance is less than or equal to $45,000,000,5 then (a) the Reinsurer and the Ceding Company shall promptly deliver a Notice of Minimum Balance to the Trustee to terminate the Trust Account and (b) the Reinsurer shall have no further obligation to maintain any asset in the Trust Account pursuant to this Agreement.

Section 4.10. Investment Guidelines and Policies. The Reinsurer agrees to direct the Trustee to invest the assets in the Trust Account in a manner consistent in all material respects with the investment guidelines and practices applied by the Reinsurer to the investment of investment assets supporting similar types of insurance liabilities. The Reinsurer shall certify in writing by January 31 of each year that it has complied with the covenant in the preceding sentence.

ARTICLE V.

MODIFIED COINSURANCE ACCOUNT6

Section 5.1. ModCo Account. In order to secure the obligations of the Reinsurer to the Ceding Company hereunder with respect to the ModCo Contract Liabilities, the Ceding Company shall establish a modified coinsurance account on its books and records (the “ModCo Account”). The ModCo Account shall be clearly designated as a segregated account on the books, records and information systems of the Ceding Company and shall be comprised of the assets held in the Specified Trust Accounts. The Ceding Company will own all assets held in relation to the ModCo Account.

Section 5.2. ModCo Account Funding. On the Effective Date, the Ceding Company shall credit to the ModCo Account an amount equal to the ModCo Account Balance as of such date.

Section 5.3. ModCo Account Income.

(a) To the extent permitted under the terms of the Specified Trust Agreements, the Ceding Company hereby agrees to designate as the asset manager of the assets held in the Specified Trust Accounts such Person as may be selected by Reinsurer from time to time and

[5]	This amount will be $5,000,000 in the USLICONY Coinsurance Agreement.
[6]	Modified coinsurance provisions will not be included in the USLICONY Coinsurance Agreement.

communicated in writing to Ceding Company. The initial asset manager shall be [SLF-affiliated asset manager TBD]. The parties acknowledge and agree that any fees, expenses or other amounts payable to any such asset manager shall be borne by Reinsurer.

(b) To the extent permitted under the terms of the Specified Trust Agreements, the Ceding Company shall direct the Specified Trustees in accordance with the terms of each Specified Trust Agreement to transfer all income in respect of the Specified Trust Accounts directly to the Reinsurer, as the designee of the Ceding Company, or to a separate account established in the name and for the benefit of the Reinsurer, as the designee of the Ceding Company.

Section 5.4. ModCo Distribution Amount.

(a) In connection with the reinsurance of the Liabilities described in clause [(l)] of the definition of “Reinsured Liabilities” hereunder, the Reinsurer shall deposit, or shall cause to be deposited, any additional amounts required to be deposited into the Specified Trust Accounts after the Effective Date pursuant to the terms of the Specified Reinsured Contracts. Without duplication of amounts transferred pursuant to Section 5.3, in the absence of a recapture, the Ceding Company shall direct the Specified Trustees to transfer directly to the Reinsurer all amounts to be distributed from the Specified Trust Accounts at or after the Effective Time. The amounts payable from the Specified Trust Accounts pursuant to Section 5.3(b) or this Section 5.4(a) are referred to herein as the “Modco Distribution Amounts”.

(b) Prior to the first quarter-end date after the Effective Time, the Parties shall cooperate in good faith and mutually agree upon accounting requirements for the Ceding Company and the Reinsurer to reflect the modified coinsurance treatment of the Specified Reinsured Contracts hereunder in their respective statutory financial statements; provided that in no event shall either Party be required to agree to any accounting treatment that is not in accordance with applicable statutory accounting requirements.

Section 5.5. Termination of Specified Trust Accounts. The Reinsurer shall be entitled to any distribution of the assets remaining in the Specified Trust Accounts upon termination of the Specified Trust Agreements. The Ceding Company shall direct the Specified Trustees to transfer such termination amounts directly to the Reinsurer.

Section 5.6. Termination Agreement. Upon the expiration or termination of this Agreement pursuant to Section 8.1, in the absence of a recapture, any remaining ModCo Account Balance outstanding as of such date shall become immediately due and payable to the Reinsurer.

ARTICLE VI.

OVERSIGHTS; COOPERATION

Section 6.1. Oversights. Inadvertent delays, oversights, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either Party from any liability that would have attached had such delay, oversight, error or omission not occurred. The Parties shall nevertheless cooperate in good faith to rectify such delay, oversight, error or omission as soon as possible after discovery so that both Parties shall be restored as closely as possible to the positions they would have occupied if no delay, oversight, error or omission had occurred.

Section 6.2. Cooperation. The Ceding Company and the Reinsurer shall cooperate with each other in order to accomplish the objectives of this Agreement by furnishing additional information and executing and delivering any additional documents as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement or the other Transaction Agreements, or to aid in the preparation of any regulatory filing or financial statement; provided, however, that any such additional documents must be reasonably satisfactory to each Party and not impose upon either Party any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement or the other Transaction Agreements.

ARTICLE VII.

INSOLVENCY

Section 7.1. Insolvency of the Ceding Company.

(a) In the event of the insolvency of the Ceding Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the named insureds or their designees entitled to receive payment or cedents, as applicable, under the Reinsured Contracts on the basis of the liability of the Ceding Company under the Reinsured Contracts, as approved by the liquidation court, without diminution because of the insolvency of the Ceding Company.

(b) It is understood, however, that in the event of such an insolvency of the Ceding Company, the liquidator, receiver or statutory successor of the Ceding Company shall give written notice of the pendency of a claim against the Ceding Company on a Reinsured Contract within a reasonable period of time after such claim is filed in the applicable insolvency proceedings and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer will be chargeable, subject to Applicable Law and court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

(c) In the event of a payment by the Reinsurer pursuant to this Article VII, the Reinsurer shall be subrogated to all rights of the Ceding Company under the Reinsured Contract, in each case to the extent of payments under this Article VII.

Section 7.2. Satisfaction and Discharge. Any payment by the Reinsurer pursuant to this Article VII shall be, to the extent of the payment, in substitution, satisfaction and discharge of the Reinsurer’s obligations to the Ceding Company, or to its receiver, liquidator, rehabilitator, conservator or similar Person or statutory successor, under this Agreement. Neither this Article VII, nor any other provision of this Agreement nor any applicable Reinsured Contract, shall be construed in a manner which would subject the Ceding Company or the Reinsurer to liability for duplicative payment of Reinsured Liabilities reinsured under this Agreement. It is the intent of the Parties to comply with Section 40-221a of the Kansas Insurance Code and any successor statute or amendments thereto. To the extent this Section 7.2 is deemed to be inconsistent with such Section, Section 7.1(a) shall be amended and restated without any further action by the Parties as follows:

“(a) In the event of the insolvency of the Ceding Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Ceding Company or to its domiciliary liquidator on the basis of the liability of the Ceding Company under the Reinsured Contracts without diminution because of the insolvency of the Ceding Company.”

ARTICLE VIII.

DURATION; RECAPTURE

Section 8.1. Duration. This Agreement shall continue in force until such time as (i) the Ceding Company’s Liability arising out of or related to all Reinsured Contracts is terminated in accordance with their respective terms, or (ii) in accordance with Section 8.3, if the Ceding Company has elected to recapture the reinsurance of Reinsured Contracts in full, and the Terminal Settlement has been completed in accordance with Section 8.4.

Section 8.2. Survival. Notwithstanding the other provisions of this Article VIII, the terms and conditions of Articles I, VII and VIII and the provisions of Sections 11.1, 11.4, 11.5, 11.10 and 11.12 shall remain in full force and effect after the termination of this Agreement.

Section 8.3. Recapture.

(a) During the continuation of a Triggering Event, the Ceding Company shall have the right (but not the obligation) to recapture all, and not less than all, of the reinsurance ceded under this Agreement, by providing the Reinsurer with written notice of its intent to effect recapture. Recapture of the Reinsured Contracts shall be effective on the tenth (10th) day following the day on which the Ceding Company has provided the Reinsurer with such notice or such later day as set forth in the Ceding Company recapture notice (the “Recapture Date”). Upon a recapture by the Ceding Company, the Ceding Company will not recapture or otherwise be liable for any Reinsurer Extra-Contractual Obligations, whether resulting from the Reinsurer’s actions as Administrator under the Administrative Services Agreement or otherwise, incurred before the Recapture Date.

(b) Following a recapture pursuant to Section 8.3(a), subject to the satisfaction of payment obligations described in Section 8.4, both the Ceding Company and the Reinsurer will be fully and finally released from all rights and obligations under this Agreement in respect of the Reinsured Contracts, other than (i) the Reinsurer’s Extra Contractual Obligations under the provisions that expressly survive termination as provided in Section 8.2 and (ii) the continued

settlement of the Reinsured Liabilities incurred prior to the Recapture Date. Following the consummation of the recapture, (A) no additional Recoveries or other amounts payable under such Reinsured Contracts shall be payable to the Reinsurer hereunder, nor, for the avoidance of doubt shall the Reinsurer have any further right to receive any Recoveries, (B) the Reinsurer (including in its capacity as Administrator) shall be relieved of on-going responsibilities for servicing the Reinsured Contracts in accordance with the terms of the Administrative Services Agreement, and (C) the Reinsurer shall have no further obligations with respect to payment of claims, reinsurance of Reinsured Risks or any other obligations whatsoever under this Agreement except for obligations under the provisions that expressly survive termination as provided in Section 8.2. Upon a recapture pursuant to this Section 8.3, the Reinsurer shall sell, assign, transfer and deliver to the Ceding Company, effective as of the Recapture Date, all of Reinsurer’s right, title and interest in the Recoveries and the security interest granted pursuant to Section 3.12 shall be automatically released. Notwithstanding the foregoing, a recapture pursuant to this Section 8.3 will not affect unpaid obligations or Liabilities due under any of the other Transaction Agreements.

(c) Notwithstanding the remedies contemplated by this Article VIII or the other Transaction Agreements, (i) the Ceding Company may, in its sole discretion, require direct payment by the Reinsurer, and (ii) the Reinsurer may, in its sole discretion, require direct payment by the Ceding Company, of any sum in default under this Agreement or any other Transaction Agreement in lieu of exercising the remedies in Article VIII, and it shall be no defense to any such claim that such Party might have had other recourse.

Section 8.4. Recapture Payments.

(a) In connection with a recapture pursuant to Section 8.3, the Reinsurer shall prepare a settlement statement within fifteen (15) calendar days of the Recapture Date (the “Terminal Settlement Statement”) setting forth the terminal settlement calculated in accordance with Schedule B (the “Terminal Settlement”). If the undisputed amount of the Terminal Settlement is positive, then within five (5) Business Days following the date on which the Reinsurer delivers the Terminal Settlement Statement to the Ceding Company (i) the Reinsurer and the Ceding Company shall instruct the Trustee pursuant to the Trust Agreement to transfer to the Ceding Company assets with a Fair Market Value equal to such undisputed amount to the extent not otherwise paid by the Reinsurer in cash prior to such date (or if the assets in the Trust Account are insufficient for such payment, instruct the Trustee to transfer all assets remaining in the Trust Account to the Ceding Company) and (ii) if the assets in the Trust Account are insufficient for payment of such undisputed amount, the Reinsurer shall pay any shortfall to the Ceding Company in cash. If the undisputed amount of the Terminal Settlement is negative, then within five (5) Business Days following the date on which the Reinsurer delivers the Terminal Settlement Statement to the Ceding Company the Ceding Company shall pay such amount to the Reinsurer in cash. In addition, following the Terminal Settlement, the Trust Account shall be terminated and any remaining amounts or amount held in trust pursuant to Article IV shall be released to the Reinsurer after the full satisfaction of the Terminal Settlement pursuant to the Terminal Settlement Statement. The Ceding Company shall promptly take all actions, including providing written consent to the Trustee, to permit such termination of the Trust Account and release of such assets to the Reinsurer.

(b) In the event that the Ceding Company disagrees with the calculation of the Terminal Settlement, the Ceding Company shall within ten (10) Business Days after its receipt of such report deliver written notice to the Ceding Company of such disagreement and the Parties shall attempt in good faith to resolve such disagreement. Any resolution agreed to in writing by the Parties shall be final and binding upon the Parties. If the Parties are unable to resolve any disagreement within ten (10) Business Days after the Reinsurer delivers written notice of any such disagreement to the Ceding Company, the Parties shall jointly request the Independent Accountant to determine the Terminal Settlement in the manner provided in Section 2.06 of the Master Transaction Agreement with respect to disputed items under a Notice of Disagreement (as defined in the Master Transaction Agreement), mutandis mutandis. The Independent Accountant’s determination of the Terminal Settlement shall be final and binding upon the Parties. The fees, costs and expenses associated with the Independent Accountant’s determination shall be allocated between the Ceding Company and the Reinsurer in accordance with the Independent Accountant’s judgment as to the relative merits of the Parties’ proposals in respect of the dispute. After a final and binding resolution of any dispute described in this Section 8.4(b) is reached, the Parties agree to make any necessary adjustments under Section 8.4(a).

ARTICLE IX.

INDEMNIFICATION

Section 9.1. Reinsurer’s Obligation to Indemnify. The Reinsurer hereby agrees to indemnify, defend and hold harmless the Ceding Company and its Affiliates and their respective officers, directors, stockholders, employees, representatives, successors and assigns (collectively, the “Ceding Company Indemnified Parties”) from and against any and all Indemnifiable Losses incurred by the Ceding Company Indemnified Parties to the extent arising from (i) any breach by the Reinsurer of the covenants and agreements of the Reinsurer contained in this Agreement, (ii) written instructions and requests of the Reinsurer pursuant to Section 3.8 or Section 3.9, (iii) any Reinsurer Extra-Contractual Obligations, or (iv) any successful enforcement of this indemnity.

Section 9.2. Ceding Company’s Obligation to Indemnify. The Ceding Company hereby agrees to indemnify, defend and hold harmless the Reinsurer and its Affiliates and their respective officers, directors, stockholders, employees, representatives, successors and assigns (collectively, the “Reinsurer Indemnified Parties”) from and against any and all Indemnifiable Losses incurred by the Reinsurer Indemnified Parties to the extent arising from (i) any breach by the Ceding Company of the covenants and agreements of the Ceding Company contained in this Agreement, (ii) any Ceding Company Extra-Contractual Obligations, or (iii) any successful enforcement of this indemnity.

Section 9.3. Procedures for Third Party Claims.

(a) If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee in respect of which an Indemnitor may be obligated to provide indemnification under this Agreement, the Indemnitee shall give such Indemnitor reasonably prompt written notice (but in no event later than 30 days after becoming aware of such Third Party Claim) thereof and such notice shall include a reasonable description of the claim based on facts known at the time and any documents relating to the claim and an estimate of the Indemnifiable Loss and shall reference the specific sections of this Agreement that form the basis of such claim to the extent reasonably ascertainable; provided, that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is actually prejudiced by such delay (except that the Indemnitor shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnitor, within five Business Days after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(b) The Indemnitor shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnitor. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor shall not as long as it conducts such defense be liable to the Indemnitee for legal expenses incurred by the Indemnitee in connection with the defense thereof subsequent to the Indemnitor notifying the Indemnitee in writing of its election to assume such defense. If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense. The Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee (A) for any period during which the Indemnitor has not assumed the defense thereof (other than during any period in which the Indemnitee shall have not yet given notice of the Third Party Claim as provided above) or (B) if the Third Party Claim involves conflicts of interest for the Indemnitee and the Indemnitor (in the reasonable opinion of counsel to the Indemnitee) that would make representation by the same counsel inappropriate, in which event the Indemnitor shall be responsible for only one counsel for the Indemnitee. If the Indemnitor chooses to defend any Third Party Claim, the other party hereto shall cooperate in the defense thereof. Such cooperation shall include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information that are relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, in each case, that such other party shall not be obligated to provide such records, information or access to Indemnitor if doing so would violate Applicable Law or jeopardize the protection of an attorney-client privilege. Whether or not the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or pay, settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnitor has assumed the defense of a Third Party Claim, the Indemnitor may only pay, settle, compromise or discharge a Third Party Claim with the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that the Indemnitor may pay, settle, compromise or discharge such a Third Party Claim without the written consent of the Indemnitee if such settlement (i) includes a release of the Indemnitee from all liability in respect of such Third Party Claim, (ii) does not subject the Indemnitee to any injunctive relief or other equitable remedy, (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnitee and (iv) does not impose any financial cost on the Indemnitee. If the Indemnitor submits to the Indemnitee a bona fide settlement offer with respect to a Third Party

Claim that has been accepted by all Persons bringing such Third Party Claim and otherwise satisfies the requirements set forth in the proviso of the immediately preceding sentence and the Indemnitee refuses to consent to such settlement, then thereafter the Indemnitor’s liability to the Indemnitee with respect to such Third Party Claim shall not exceed the Indemnitor’s portion of the settlement amount included in such settlement offer.

Section 9.4. Direct Claims. The Indemnitor will have a period of 30 days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim. If the Indemnitor does not so respond within such 30 day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be entitled to pursue such remedies as may be available to the Indemnitee.

Section 9.5. No Duplication of Indemnity.

(a) Any payment arising under this Article IX shall be made by wire transfer of immediately available funds to such account or accounts as the Indemnitee shall designate to the Indemnitor in writing. To the extent that a Reinsurer Indemnified Party or a Ceding Company Indemnified Party has received payment in respect of an Indemnifiable Loss pursuant to the provisions of any other Transaction Agreement, such Reinsurer Indemnified Party or Ceding Company Indemnified Party shall not be entitled to indemnification for such Indemnifiable Loss under this Agreement. In no event shall any Indemnitee (i) be entitled to duplicate Indemnifiable Losses under this Agreement and any other Transaction Agreement attributable to the same underlying event giving rise to such Indemnifiable Loss or Indemnifiable Losses, or (ii) initiate duplicate proceedings under two or more Transaction Agreements seeking recovery for the same Indemnifiable Loss or Indemnifiable Losses.

(b) If the Ceding Company has agreed to take any action or comply with any obligation under the terms of this Agreement and such agreement to act or comply is duplicative of either the Ceding Company’s agreements or obligations under the Master Transaction Agreement, then, in the event of any breach of such agreement to act or comply, the Reinsurer shall only initiate proceedings or otherwise pursue remedies available to it under the terms of this Agreement.

Section 9.6. Good Faith. The Ceding Company and the Reinsurer each hereby covenants and agrees that from and after the Closing Date it shall act in good faith and deal fairly with each other in order to accomplish the objectives of this Agreement, the Master Transaction Agreement and the other Transaction Agreements; provided that each party hereto absolutely and irrevocably waives resort to the duty of “utmost good faith” or any similar principle in connection with the formation of this Agreement, the Master Transaction Agreement or any other Transaction Document.

ARTICLE X.

DAC TAX ADJUSTMENT

Section 10.1. DAC Tax Adjustment. To the extent that Section 848 of the Code and corresponding Regulation 1.848-2 are applicable to the Reinsured Contracts, the Ceding Company and Reinsurer hereby make the joint election provided for in Regulation 1.848-2(g)(8) and agree as follows:

(a) The parties will attach a schedule to their federal income tax return identifying the Agreement as a reinsurance agreement for which the foregoing joint election applies. Such schedule shall be attached to each parties’ federal income tax return filed for the first taxable year ending after the election becomes effective.

(b) The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Code Section 848(c)(1).

(c) Both parties to this Agreement agree to exchange information pertaining to the amount of the net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

(d) Reinsurer will submit a schedule to the Ceding Company by April 1 of each year providing Reinsurer’s calculation of the net consideration for the preceding calendar year. This schedule will be accompanied by a statement signed by an officer of Reinsurer stating that Reinsurer will report such net consideration on its Tax return for the preceding calendar year.

(e) The Ceding Company may contest such calculation by providing an alternative calculation to Reinsurer in writing within thirty (30) days of the Ceding Company’s receipt of Reinsurer’s calculation. If the Ceding Company does not so notify Reinsurer, the Ceding Company will report the net consideration as determined by Reinsurer in the Ceding Company’s Tax return for the previous calendar year.

(f) If the Ceding Company contests Reinsurer’s calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the Ceding Company submits its alternative calculation. If the Ceding Company and Reinsurer reach agreement on an amount of net consideration, each party shall report such amount in their respective Tax returns for the previous calendar year, and if the parties are not able to resolve the dispute by negotiation, the dispute shall be resolved by the Independent Accountant within thirty (30) days of the submission of the dispute to the Independent Accountant by the Ceding Company or Reinsurer. The decision of the Independent Accountant shall be final and binding, and the costs, expenses and fees of the Independent Accountant shall be borne equally by the Ceding Company, on the one hand, and Reinsurer, on the other hand.

(g) This joint election shall be effective for taxable years ending after the Closing Date.

ARTICLE XI.

MISCELLANEOUS

Section 11.1. Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following respective addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 11.1)

(a)	if to the Ceding Company:

Assurant, Inc.
28 Liberty Street, 41st Floor
New York, NY 10005
Attention: Stephen Gauster
Email address: Stephen.Gauster@assurant.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019
		Attention:	John Schwolsky
Donald B. Henderson
		Email address:	jschwolsky@willkie.com
dhenderson@willkie.com
(b)	if to the Reinsurer:

Sun Life Assurance Company of Canada (U.S. Branch)
One Sun Life Executive Park Wellesley Hills, MA 02481 Attention: Scott M. Davis Email address: scott.davis@sunlife.com with copies (which shall not constitute notice) to:

Sun Life Assurance Company of Canada 150 King Street West Toronto, ON M5H 1J9, Canada Attention: General Counsel Email address: melissa.kennedy@sunlife.com

and

Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022
		Attention:	Nicholas F. Potter
Michael D. Devins
		Email address:	nfpotter@debevoise.com
mddevins@debevoise.com

or at such other address for a party hereto as such party may hereafter specify for the purpose by notice to the other Party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.2. Entire Agreement. This Agreement, together with the Schedules referred to herein, the Master Transaction Agreement, the Trust Agreement, the Administrative Services Agreement, the Business Transition Agreement, the Transition Services Agreement and the other documents delivered pursuant hereto and thereto contain the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.

Section 11.3. Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Parties, or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party on exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and, unless provided otherwise in this Agreement or in the other Transaction Agreements, are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

Section 11.4. Governing Law.

EXCEPT AS OTHERWISE SET FORTH HEREIN AS TO THE APPLICATION OF THE INSURANCE LAWS OF THE CEDING COMPANY DOMICILIARY STATE OR THE REINSURER DOMICILIARY STATE, THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 11.5. Dispute Resolution.

(a) The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State, City and County of New York in any action arising out of or relating to this Agreement or the transactions contemplated hereby. The Parties irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, shall be heard and determined in such courts, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. The Parties hereby waive, and agree not to assert, as a defense in any Action arising out of or relating to this Agreement or in respect of any such transaction, that it is not subject to such jurisdiction. The Parties hereby waive, and agree not to assert, to the maximum extent permitted by law, as a defense in any Action for the interpretation or enforcement hereof or in respect of any such transaction, that such Action may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such parties and agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 11.1 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. The Parties agree that final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c) This Section 11.5 will survive recapture or termination of this Agreement.

Section 11.6. No Third Party Beneficiaries. Except as otherwise expressly set forth in any provision of this Agreement, including with respect to the Ceding Company Indemnified Parties and the Reinsurer Indemnified Parties, nothing in this Agreement is intended or shall be construed to give any Person, other than the Parties, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 11.7. Expenses. Except as otherwise provided herein or in the other Transaction Agreements, the Parties hereto shall each bear their respective expenses incurred in connection with the negotiation, preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of counsel, actuaries and other representatives.

Section 11.8. Counterparts. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the Parties hereto. Each counterpart may be delivered by facsimile or electronic mail transmission, which transmission shall be deemed delivery of an originally executed document.

Section 11.9. Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be inoperative or unenforceable for any reason shall, as to that jurisdiction, be ineffective solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. If any provision of this Agreement is determined by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

Section 11.10. Treatment of Confidential Information. The Parties agree to comply with all Privacy and Security Laws in connection with this Agreement. Such requirement shall survive the termination of this Agreement.

Section 11.11. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns and legal representatives. Unless otherwise provided herein, neither this Agreement nor any right or obligation hereunder may be assigned by any Party (in whole or in part) without the prior written consent of the other Party hereto; provided that the Reinsurer shall be permitted to retrocede all or any parts of the risk reinsured hereunder without the consent of the Ceding Company.

Section 11.12. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recitals, Article, Section, paragraph, Schedule and Exhibit are references to the Preamble, Recitals, Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section; (g) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law include a reference to (A) the corresponding rules and regulations and (B) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; (k) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section; (l) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; and (m) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated.

Section 11.13. Incontestability. In consideration of the mutual covenants and agreements contained herein, each Party agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each Party does hereby agree that it shall not contest the validity or enforceability hereof.

Section 11.14. Negotiated Agreement. This Agreement has been negotiated by the Parties and the fact that the initial and final draft will have been prepared by either Party or an intermediary will not give rise to any presumption for or against any Party to this Agreement or be used in any respect or forum in the construction or interpretation of this Agreement or any of its provisions.

Section 11.15. Dollar References. All dollar references in this Agreement are to the currency of the United States.

[The rest of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the day and year first above written.

UNION SECURITY INSURANCE COMPANY

By:
Name:
Title:

THE UNITED STATES BRANCH OF SUN LIFE ASSURANCE COMPANY OF CANADA ENTERED THROUGH THE STATE OF MICHIGAN

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE B

Terminal Settlement

The Terminal Settlement shall equal:

1. Amounts payable by the Reinsurer to the Ceding Company for the Reinsured Risks pursuant to Articles II and III as of the Recapture Date; minus

2. Amounts payable by the Ceding Company to the Reinsurer pursuant to Articles II and III as of the Recapture Date; plus

3. an amount equal to the reserves of the Ceding Company (determined without regard to the reinsurance hereunder) with respect to the liabilities included in clauses (a) through (j) (inclusive) of the definition of “Reinsured Liabilities”, net of the aggregate amount of (i) contract loans, (ii) amounts recoverable by the Ceding Company under the Ceded Reinsurance Contracts, (iii) uncollected premiums and agents’ balances in the course of collection and (iv) deferred premiums and agents’ balances and installments booked but deferred, in each case, as would be reflected in a statutory balance sheet of the Ceding Company determined in accordance with SAP applicable to the Ceding Company with respect to the Reinsured Contracts as of the Recapture Date; minus

4. an amount, determined as of the Recapture Date, starting at $285,000,000 on the Effective Date and amortized to $95,000,000 on a straight-line basis over the five (5)-year period beginning on the Effective Date, and further amortized to $0 on a straight-line basis over the five (5)-year period beginning on the fifth (5th) anniversary of the Effective Date;7 minus

5. an amount equal to the amount of any cash and assets withdrawn by the Ceding Company or any successor by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Company from the Trust Account prior to the Recapture Date, and not used to satisfy claims under the Reinsured Contracts prior to the Recapture Date, or otherwise pay amounts due to the Ceding Company pursuant to this Agreement.

[7]	In the USLICONY Coinsurance Agreement, the amounts $285,000,000 and $95,000,000 will be replaced by $15,000,000 and $5,000,000, respectively.

Exhibit B

TRUST AGREEMENT

BY AND AMONG

THE UNITED STATES BRANCH OF SUN LIFE ASSURANCE COMPANY OF CANADA,

UNION SECURITY INSURANCE COMPANY,

AND

[TRUSTEE]

Dated as of: [●]

EXHIBITS

A – Initial Transferred Assets
B-1 – Form of Beneficiary Withdrawal Notice
B-2 – Form of Grantor Withdrawal Notice
C – Form of Triggering Event Certification
D – Investment Guidelines

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TRUST AGREEMENT

THIS TRUST AGREEMENT, dated as of [●] (this “Agreement”), is by and among The United States Branch of Sun Life Assurance Company of Canada, entered through the State of Michigan, the United States branch of Sun Life Assurance Company of Canada, a stock life insurance company organized under the Insurance Companies Act (Canada) (the “Grantor”), Union Security Insurance Company, an insurance company domiciled in the State of Kansas (the “Beneficiary”), and [Trustee], as trustee (such bank, in its capacity as trustee, being referred to as the “Trustee”).

RECITALS

WHEREAS, pursuant to a Coinsurance Agreement by and between the Beneficiary and the Grantor dated as of the date hereof, (the “Coinsurance Agreement”), the Beneficiary is ceding to the Grantor, and the Grantor is reinsuring the Reinsured Risks (as defined in the Coinsurance Agreement) pursuant to the terms and conditions of the Coinsurance Agreement;

WHEREAS, pursuant to the Coinsurance Agreement, the Grantor desires to establish with the Trustee a trust account, in the name of the Grantor (the “Trust Account”), and transfer to the Trustee, for deposit in the Trust Account, Assets (as hereinafter defined) to be made subject to this Agreement in order to secure payment of amounts at any time and from time to time owing by the Grantor to the Beneficiary under the Coinsurance Agreement;

WHEREAS, the Trustee has agreed to act as Trustee hereunder and, in accordance with the terms hereof, to hold Assets in trust in the Trust Account on the terms herein set forth; and

WHEREAS, this Agreement is made for the benefit of the Beneficiary and for the purpose of setting forth the duties and powers of the Trustee with respect to the Trust Account.

NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

Section 1.	Establishment of Trust Account; Initial Deposit. [1]

(a) Concurrently with the execution and delivery of this Agreement, the Trustee shall establish a Trust Account in the Grantor’s name, and shall administer the Trust Account as Trustee for the sole use and benefit of the Beneficiary in accordance with the terms of this Agreement. Assets credited to the Trust Account shall be subject to withdrawal by the Beneficiary and the Grantor as set forth herein. The Trustee and its lawfully appointed

[1]	Provisions may be added to this Agreement to govern the holding and administration of mortgage loans.

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successors are authorized and shall have power to receive such Eligible Assets as the Grantor (or the Beneficiary on behalf of the Grantor) transfers to or vests in the Trustee or places under the Trustee’s possession and control, and to hold, invest, reinvest, manage and dispose of the same for the uses and purposes and in the manner and according to the provisions hereinafter set forth. All such Eligible Assets at all times shall be maintained in the Trust Account, separate and distinct from all other assets of the Trustee, and shall be continuously maintained by the Trustee.

(b) On the date hereof, the Grantor (or the Beneficiary on behalf of the Grantor) is transferring (or causing to be transferred) to the Trustee, for deposit to the Trust Account, the Eligible Assets listed on Exhibit A hereto, and after the date hereof, the Grantor may transfer to the Trustee, for deposit to the Trust Account, additional Eligible Assets as it may from time to time be required to deposit by this Agreement or the Coinsurance Agreement (all such Eligible Assets in the Trust Account and proceeds thereof are collectively “Assets”). The Grantor, prior to depositing Eligible Assets with the Trustee, shall execute or cause to be executed assignments, endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignment, in order that the Beneficiary or the Trustee, upon the direction of the Beneficiary, may whenever necessary negotiate any such Eligible Assets without the consent or signature from the Grantor or any other Person.

(c) The Grantor hereby represents, warrants and covenants (i) that any assets transferred by the Grantor to the Trustee for deposit to the Trust Account will be in such form that the Beneficiary whenever necessary may, and the Trustee upon direction by the Beneficiary may, negotiate any such assets without consent or signature from the Grantor or any person in accordance with the terms of this Agreement; and (ii) that all assets transferred by the Grantor to the Trustee for deposit to the Trust Account will consist only of Eligible Assets at the time of such transfer. The Trustee shall have no responsibility whatsoever to determine at any time whether any Assets are or continue to be Eligible Assets.

(d) The Trustee hereby confirms and agrees that:

(i) the Trustee shall not change the name or account number of the Trust Account without the prior written consent of the Grantor and the Beneficiary; and

(ii) all securities or other property that take the form of an instrument or certificated security underlying any Assets credited to the Trust Account shall be registered in the name of the Trustee or its nominee, endorsed to the Trustee or in blank (either on the related instrument, on the certificated security or on a stock power), with any powers and resolutions to the Trustee as necessary for the Trustee to freely negotiate such securities.

(e) The Grantor hereby represents, warrants and covenants to the Beneficiary that the Grantor will own its interest in the assets deposited by it into the Trust Account (other than any assets deposited by the Beneficiary on behalf of the Grantor, as to which the Grantor makes no representations or warranties) free and clear of any security interest in, or lien or adverse claim on, such assets, other than the beneficial interests in favor of the Beneficiary created hereunder.

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Section 2.	Withdrawal of Assets.

(a) Beneficiary Withdrawal

(i) Notwithstanding any other provision of this Agreement, but subject to Section 9(a), the Beneficiary shall have the right to withdraw Assets valued at Fair Market Value from the Trust Account from time to time for undisputed amounts due and unpaid by the Grantor under the Coinsurance Agreement, to the extent such failure to pay remains uncured after the expiration of the ten (10)-day cure period contemplated by Section 4.7(a) of the Coinsurance Agreement following Grantor’s receipt of notice of failure to pay undisputed amounts due thereunder (the “Payment Default Notice”). The Beneficiary is permitted to withdraw Assets from the Trust Account under the preceding sentence, following delivery of written notice from a Beneficiary Authorized Officer to the Trustee with a copy to the Grantor, in accordance with Section 2(a)(ii), substantially in the form attached hereto as Exhibit B-1 (a “Beneficiary Withdrawal Notice”), specifying the Assets or cash amount to be withdrawn. Any such withdrawals shall be for an amount necessary to reimburse the Beneficiary for any undisputed amounts due to the Beneficiary and not yet paid by the Grantor under the Coinsurance Agreement (but not in excess of the amount specified in the related Payment Default Notice) and may be utilized and applied by the Beneficiary (or any successor by operation of law of the Beneficiary, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Beneficiary) without diminution because of any insolvency, rehabilitation, conservatorship or comparable status on the part of the Beneficiary or Grantor, only for such purpose. Each withdrawal from the Trust Account by the Beneficiary shall constitute a representation and certification of the Beneficiary to the Grantor that such withdrawal is being made in accordance with the terms of the Coinsurance Agreement and this Agreement. The Beneficiary shall not deliver a Beneficiary Withdrawal Notice except as expressly permitted by this Section 2(a)(i).

(ii) The occurrence of any one of the following four events subsequent to the Beneficiary giving the Beneficiary Withdrawal Notice to the Trustee and the Grantor shall be a condition precedent to the withdrawal of Assets by the Beneficiary in accordance with the Beneficiary Withdrawal Notice delivered under Section 2(a)(i):

(1)	Five (5) Business Days shall have elapsed from and including the date on which the Trustee and the Grantor shall both have received a copy of the Beneficiary Withdrawal Notice, and the Trustee shall not have received any notice, given as provided in Section 14 hereof, from the Grantor disputing the amount requested for withdrawal by the Beneficiary in the Beneficiary Withdrawal Notice; or

(2)	The Trustee shall have received a certificate signed by the Beneficiary and the Grantor fixing and determining the amount of Assets, if any, the Beneficiary may withdraw from the Trust Account; or

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(3)	The Trustee shall have received a certificate from the Beneficiary certifying that a non-appealable award from an arbitration panel or judgment from a court of competent jurisdiction has been entered specifying the amount of Assets which the Beneficiary may withdraw from the Trust Account, with a copy of such arbitration award or judgment attached; or

(4)	The Trustee shall have received, in the manner provided in Section 14 hereof, written confirmation from the Grantor consenting to the withdrawal requested in the Beneficiary Withdrawal Notice.

The satisfaction of such condition precedent shall be the sole condition to the withdrawal of such Assets by the Beneficiary.

(b) Grantor Withdrawal

(i) If the aggregate Statutory Book Value of the Assets at the end of any Accounting Period exceeds the Required Balance at the end of such Accounting Period, the Grantor shall have the right to withdraw Assets from the Trust Account, but only to the extent of such excess. The Grantor shall have the right to withdraw Assets from the Trust Account pursuant to the preceding sentence upon written notice from a Grantor Authorized Officer to the Trustee with a copy to the Beneficiary in accordance with Section 2(b)(ii), substantially in the form attached hereto as Exhibit B-2 (a “Grantor Withdrawal Notice”) specifying the Assets or cash amount to be withdrawn. Each withdrawal from the Trust Account by the Grantor shall constitute a representation and certification of the Grantor to the Beneficiary that such withdrawal is being made in accordance with the terms of the Coinsurance Agreement and this Agreement. Following such withdrawal, the aggregate Statutory Book Value of all Eligible Assets held in the Trust Account shall be at least equal to the Required Balance as of the end of the Accounting Period referenced in the first sentence of this Section 2(b)(i). The Grantor shall not deliver a Grantor Withdrawal Notice except as expressly permitted by this Section 2(b)(i).

(ii) The occurrence of any one of the following four events subsequent to the Grantor giving the Grantor Withdrawal Notice to the Trustee and the Beneficiary shall be a condition precedent to the withdrawal of Assets by the Grantor in accordance with the Grantor Withdrawal Notice delivered under Section 2(b)(i):

(1)	Five (5) Business Days shall have elapsed from and including the date on which the Trustee and the Beneficiary shall both have received a copy of the Grantor Withdrawal Notice, and the Trustee shall not have received any notice, given as provided in Section 14 hereof, from the Beneficiary disputing the amount requested for withdrawal by the Grantor in the Grantor Withdrawal Notice; or

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(2)	The Trustee shall have received a certificate signed by the Beneficiary and the Grantor fixing and determining the amount of Assets, if any, the Grantor may withdraw from the Trust Account; or

(3)	The Trustee shall have received a certificate from the Grantor certifying that a non-appealable award from an arbitration panel or judgment from a court of competent jurisdiction has been entered specifying the amount of Assets which the Grantor may withdraw from the Trust Account, with a copy of such arbitration award or judgment attached; or

(4)	The Trustee shall have received, in the manner provided in Section 14 hereof, written confirmation from the Beneficiary consenting to the withdrawal requested in the Grantor Withdrawal Notice.

The satisfaction of such condition precedent shall be the sole condition to the withdrawal of such Assets by the Grantor.

(c) The party withdrawing Assets as permitted pursuant to Sections 2(a) or 2(b) shall be referred to herein as the “Withdrawing Party” and the Beneficiary Withdrawal Notice or the Grantor Withdrawal Notice, as applicable, shall be referred to herein as a “Withdrawal Notice”.

(d) Following receipt of a Withdrawal Notice, the Trustee shall promptly take any and all steps necessary to transfer, absolutely and unequivocally, all right, title and interest to the invested Assets or cash amount specified in such Withdrawal Notice, and shall deliver such invested Assets or cash amount as specified in such notice to the appropriate party. The Beneficiary or Grantor (as applicable) shall acknowledge receipt of any such Assets withdrawn upon request by the Trustee.

(e) The Trustee shall be fully protected in relying conclusively upon any Withdrawal Notice or any other written demand, instruction, direction, acknowledgment, statement, notice, resolution, request, consent, order, certificate, report, appraisal, opinion, electronic mail, letter, or other communication (collectively, “Communications”) of the Beneficiary or the Grantor, as applicable, for any such withdrawal that on its face conforms to the requirements of this Agreement.

(f) Subject to Section 3 of this Agreement, in the absence of a Withdrawal Notice, the Trustee shall allow no substitutions or withdrawals of any Asset from the Trust Account. The parties hereto agree that the Trustee shall have no responsibility whatsoever to determine that any Assets withdrawn from the Trust Account pursuant to this Section 2 will be used and applied in the manner contemplated therein.

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(g) The Trustee may neither take, nor consent to the taking of, any action which would or could result in the placement of any lien on any Assets. In addition, the Trustee shall have no authority to assign, transfer, pledge, or set off any of the Assets except as expressly permitted herein. Neither the Grantor, nor the Trustee, nor their respective successors and assigns, shall alienate, sell, transfer, assign, encumber or otherwise impair any of the Assets except as stated under this Agreement.

(h) The Grantor may retain (and pay the service fees of) an investment manager (which may be an affiliate of the Grantor) (the “Investment Manager”) to manage and make investment decisions with regard to any of the Assets held in the Trust Account, and the Grantor agrees to provide reasonable advance written notice to the Trustee and the Beneficiary of the appointment of each Investment Manager so retained; provided that the Grantor shall remain responsible for all its obligations or liabilities under this Agreement despite delegation of any such obligations or liabilities to such Investment Manager and the Grantor shall be liable with respect to the services to be provided by the Investment Manager as if provided by the Grantor.

Section 3.	Redemption, Investment and Substitution of Assets.

(a) The Trustee shall surrender for payment all maturing Assets and all Assets called for redemption, deposit the principal amount of the proceeds of any such payment to the Trust Account and provide notice of such payment to the Beneficiary and the Grantor.

(b) From time to time, at the written order and direction of the Grantor or its designated Investment Manager, and without consent of, or prior notice to, the Beneficiary (but subject to Section 3(c) below), the Trustee shall, invest and reinvest the Assets in the Trust Account in Eligible Assets. The Trustee shall have no responsibility whatsoever to determine that such designated investments constitute Eligible Assets, and may rely on the direction of the Grantor or its designated Investment Manager.

(c) From time to time, the Grantor or its designated Investment Manager may direct the Trustee to substitute Assets in the Trust Account, provided that, at the time of such substitution and after giving effect to such substitution, (i) the withdrawn Assets are replaced with other Eligible Assets and the Fair Market Value of the Assets in the Trust Account is at least equal to the Fair Market Value of the Assets in the Trust Account immediately prior to such substitution and (ii) the Statutory Book Value of the Assets in the Trust Account are at least equal to the Required Balance at the end of the immediately preceding Accounting Period. The Trustee shall have no responsibility whatsoever to determine the value of such substituted Assets or that such substituted Assets constitute Eligible Assets.

(d) All investments and substitutions of Assets referred to in paragraphs (b) and (c) of this Section shall be in compliance with the definition of “Eligible Assets” in Section 11. Any instruction or order concerning such investments or substitutions of Assets shall be referred to herein as an “Investment Order.” The Trustee shall execute Investment Orders and settle securities transactions by itself or may utilize agents or brokers, including Affiliates, and shall not be responsible for any act or omission, or for the solvency, of any such agent or broker. The Grantor shall reimburse the Trustee such fees and charges of such agent.

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(e) When the Trustee is directed to deliver Assets against payment, delivery will be made in accordance with generally-accepted market practice.

(f) Any loss incurred from any investment pursuant to the terms of this Section 3 shall be borne exclusively by the Trust Account. The Trustee shall not be liable for any loss due to changes in market rates or penalties for early redemption.

Section 4.	The Income Account.

All payments of interest, dividends and other income in respect of Assets (the “Income”) shall be posted and credited by the Trustee in the separate income column of the custody ledger (the “Income Account”) within the Trust Account established and maintained by the Grantor at any office of the Trustee in the United States. Any Income automatically posted and credited on the payment date to the Income Account which is not subsequently received by the Trustee shall be reimbursed by the Grantor to the Trustee and the Trustee may debit the Income Account for this purpose. The Grantor may withdraw amounts from the Income Account upon notice to the Trustee.

Section 5.	Taxes; Right to Vote Assets.

(a) The Grantor shall pay, prior to delinquency, all taxes, assessments and other charges levied upon the Assets or the Trust Account and shall discharge all liens against the Assets and the Trust Account; provided, however, that unless and until foreclosure, levy, sale or similar proceedings shall have been commenced, the Grantor need not pay any such tax, assessment or other charge so long as the validity thereof is contested in good faith and by appropriate proceedings and so long as security sufficient to pay such tax, assessment or other charge (and any interest and penalties which may be applicable thereon) has been provided to the Trustee to protect the Beneficiary and the Trustee. In the event that the Grantor shall fail to pay any such tax, assessment or other charge (and shall not be so contesting it) or to discharge any such lien, the Beneficiary may, at its option, but shall not be required to, make any payments necessary to pay such tax, assessment or other charge or to discharge such lien, and the Grantor shall, upon demand, reimburse the Beneficiary for the full amount of such payments (together with interest from the date paid to but not including the date reimbursed at, a fluctuating rate per annum equal to the prime rate as announced by the Trustee from time to time). The Trustee shall not be responsible for paying any taxes, assessments or other charges or discharging liens on the Trust Account or any of the Assets thereof.

(b) The parties hereto intend that the Trust Account be classified for United States federal income tax purposes as a grantor trust (pursuant to sections 671 through 677 of the Internal Revenue Code of 1986, as amended). Each party hereto agrees to treat the Trust Account as a grantor trust and the Grantor as the owner of the Assets for all United States federal, state and local tax purposes and, thus, any and all income derived from the Assets held in the Trust Account shall constitute income or gain of the Grantor as owner of such Assets. The Trustee shall not be authorized or empowered to do anything that would cause the Trust Account to fail to qualify as a grantor trust or the Grantor to fail to be treated as the owner of the Assets for such tax purposes. The Trustee shall be responsible for any tax reporting, tax withholding or other tax compliance required to be performed by the Trustee on behalf of the Trust Account

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pursuant to Applicable Law. The Grantor shall be responsible for any other tax reporting, tax withholding or other tax compliance required on behalf of the Trust Account and shall notify the Trustee of the tax identification number of the Trust Account.

(c) The Trustee will transmit to the Grantor or its Investment Manager upon receipt, and will instruct any entities authorized to hold Assets in accordance with the terms hereof to transmit to the Grantor upon receipt, all financial reports, stockholder communications, notices, proxies and proxy soliciting materials received from issuers of Assets, and all information relating to exchange or tender offers received from offerors with respect to such Assets. The Grantor or its Investment Manager shall have the full unqualified right to vote and execute consents and to exercise any and all proprietary rights not inconsistent with this Agreement with respect to any securities or other property forming a part of the Trust Account.

Section 6.	Additional Rights and Duties of the Trustee.

(a) The Trustee shall furnish to the Grantor and the Beneficiary a statement of all Assets in the Trust Account upon the inception of the Trust Account and at the end of each calendar month thereafter (the “Monthly Statement”). The Monthly Statement shall list (i) all of the Assets with CUSIP number (if applicable) and other specific identifying information with respect to any Asset that has no CUSIP number and (ii) any transfers of Assets to or from the Trust Account during such calendar month, including all purchases and sales of Assets during such calendar month. The Monthly Statement shall be given as soon as practicable, but in no event later than ten (10) Business Days after the end of each calendar month. In addition, the Trustee shall provide daily reporting to the Beneficiary, the Grantor or its designated Investment Manager of the Assets in the Trust Account by granting access to the Trustee’s automated data system affording on-line access to trust account information.

(b) Before accepting any asset for deposit to the Trust Account, the Trustee shall determine that such asset is in such form that the Beneficiary whenever necessary may, or the Trustee upon written direction by the Beneficiary may, negotiate such asset without consent or signature from the Grantor or any other Person other than the Trustee, in accordance with the terms of this Agreement.

(c) The Trustee shall notify the Grantor and the Beneficiary, within ten (10) days, of any deposits to or withdrawals from the Trust Account.

(d) All Assets shall be held in a safe place by the Trustee in its office in the United States, except that the Trustee may hold any Asset that is in book-entry form as of the date it is credited to the Trust Account (a “Book-Entry Asset”) through the book-entry account maintained by the Trustee with the related depository for such Book-Entry Asset (such a depository being referred to herein as a “Depository”). A Book-Entry Asset may be held in the name of a nominee maintained by the Depository.

(e) The Trustee shall accept and may open all mail directed to the Grantor or the Beneficiary in care of the Trustee. The Trustee shall promptly forward all mail to the addressee whether or not opened.

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(f) The Trustee shall keep full and complete records of the administration of the Trust Account. Upon the reasonable written request of the Grantor or the Beneficiary, the Trustee shall promptly permit the Grantor or the Beneficiary, their respective agents, employees or independent auditors to examine, audit, excerpt, transcribe and copy, at their own expense, during the Trustee’s normal business hours any books, documents, papers and records relating to the Trust Account or the Assets.

(g) The duties and obligations of the Trustee shall only be such as are specifically set forth in this Agreement, as it may from time to time be amended in accordance with the terms hereof, and no implied duties or obligations shall be read into this Agreement against the Trustee. The Trustee shall be liable only for its own fraud, negligence, willful misconduct or lack of good faith. Subject to the preceding sentence, the Trustee is not liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document contemplated by and given in accordance with this Agreement from the Grantor or the Beneficiary, or (ii) for any consequential, punitive or special damages.

(h) No provision of this Agreement shall require the Trustee to take any action which, in the Trustee’s reasonable judgment, would result in any violation of this Agreement or any provision of law. The Trustee shall exercise the same due care that is expected of a fiduciary with the responsibility for the safeguarding of the Assets in the Trust Account and for compliance with all provisions of this Agreement, whether or not the Assets are in the Trustee’s possession.

(i) The Trustee may confer with a nationally recognized outside law firm of its selection in relation to matters arising under this Agreement. The written opinion of such law firm shall be full and complete authority and protection for the Trustee with respect to any action taken, omitted or suffered by it in good faith and in accordance with the opinion of such law firm.

(j) The parties hereto acknowledge that nothing in this Agreement shall require the Trustee to risk or expend its own funds in performing its obligations under this Agreement or obligate the Trustee to extend credit, grant financial accommodation or otherwise advance moneys for the purpose of making any payments or part thereof or otherwise carrying out any instructions, including, without limitation, any Investment Order.

(k) The Trustee hereby waives any right of counterclaim, banker’s lien, liens or perfection rights as securities intermediary with respect to the Assets and the Trust Account.

Section 7.	The Trustee’s Compensation, Expenses and Indemnification.

(a) The Grantor shall pay the Trustee, as compensation for its services under this Agreement, a fee computed at its usual and customary rates for services of this sort, as determined in good faith by the Trustee from time to time and communicated to and agreed to in writing by the Grantor. The Grantor shall also pay or reimburse the Trustee for all of the Trustee’s expenses and disbursements in connection with its duties under this Agreement (including reasonable attorneys’ fees and expenses and reasonable accounting and consulting fees and expenses), except any such expense or disbursement as may arise from the Trustee’s negligence, willful misconduct or lack of good faith.

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(b) The Grantor hereby indemnifies the Trustee for, and holds it harmless against, any losses (including reasonable attorneys’ fees and expenses and reasonable consulting and accountants’ fees and expenses) incurred or paid (other than as a result of the Trustee’s negligence, willful misconduct or lack of good faith), arising out of or in connection with the performance of its duties and obligations under this Agreement, including without limitation any loss arising out of or in connection with the status of the Trustee in connection with the performance of its duties and any nominee as the holder of record of any or all of the Assets. The Grantor hereby acknowledges that the foregoing indemnities shall survive the resignation of the Trustee or the termination of this Agreement.

(c) No Assets shall be withdrawn from the Trust Account or used in any manner for paying compensation to, or reimbursement or indemnification of, the Trustee.

(d) The Trustee hereby waives any and all rights of offset, counterclaim and recoupment against the Beneficiary and Trust Account, and waives any lien (statutory or otherwise) that it may assert against the Trust Account.

(e) The Trustee hereby indemnifies each of the Grantor and the Beneficiary for, and holds each of them harmless against, any losses (including reasonable attorneys’ fees and expenses) directly arising out of the performance of the Trustee’s obligations under this Agreement with respect to such party to the extent resulting from the Trustee’s fraud, negligence, willful misconduct or lack of good faith in the performance of responsibilities specifically allocated to the Trustee by the terms of this agreement. The Trustee hereby acknowledges that the foregoing indemnities shall survive the resignation of the Trustee or the termination of this Agreement.

Section 8.	Resignation of the Trustee.

(a) The Trustee may resign at any time by giving not less than ninety (90) days’ written notice thereof to the Beneficiary and to the Grantor. The Grantor and the Beneficiary jointly also may remove the Trustee at any time, without assigning any reason therefor, on ninety (90) days’ prior written notice thereof to the Trustee. Such resignation or removal shall become effective on the acceptance of appointment by a successor Trustee and the transfer to such successor Trustee of all Assets in the Trust Account in accordance with paragraph (b) of this Section 8.

(b) Upon receipt of the Trustee’s notice of resignation or notice to the Trustee of removal, the Grantor and the Beneficiary shall promptly appoint a successor trustee. Any successor trustee shall be a bank that is a member of the Federal Reserve System and shall not be a parent, a subsidiary or an Affiliate of the Grantor or the Beneficiary. If a successor trustee has not accepted such appointment within thirty (30) days after the notice of resignation or removal, the Trustee may, in its sole discretion, apply at the expense of the Grantor to a court of competent jurisdiction for the appointment of a successor trustee or for other appropriate relief. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee in connection with such proceeding shall be paid by, and be deemed an obligation of, the Grantor. Upon the acceptance of the appointment as trustee hereunder by a successor trustee, such successor trustee shall succeed to and become vested with all the rights, powers, privileges

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and duties of the Trustee, and the Trustee shall be discharged from any future duties and obligations under this Agreement, but the Trustee shall continue after its resignation to be entitled to the benefits of the indemnities provided herein for a Trustee for any actions taken as a Trustee from the date of this Agreement until the date of discharge.

Section 9.	Triggering Event.

(a) Notwithstanding anything in this Agreement to the contrary, in the event that the Beneficiary delivers a written certification substantially in the form attached hereto as Exhibit C (a “Triggering Event Certification”) to the Grantor and the Trustee of the occurrence of a Triggering Event under the Coinsurance Agreement, upon receipt of such certification by the Trustee, the provisions of Sections 2(a), 2(b) and 3(c) hereof shall no longer be effective and shall be replaced with the below provisions, effective immediately without any further action by any party, until such time as the Beneficiary notifies the Trustee that such Triggering Event is no longer in force:

(i) Section 2(a) shall be replaced with the following:

Notwithstanding any other provision of this Agreement, the Beneficiary shall have the unconditional right to withdraw Assets valued at Fair Market Value from the Trust Account at any time and from time to time, without notice to Grantor upon the delivery of a written notice from the Beneficiary; Authorized Officers to the Trustee substantially in the form attached hereto as Exhibit B-1 (a “Beneficiary Withdrawal Notice”), for any of the purposes set forth in Section 4.7(b) of the Coinsurance Agreement, and assets withdrawn from the Trust Account may be utilized and applied by the Beneficiary (or any successor by operation of law of the Beneficiary, including any liquidator, rehabilitator, receiver or conservator of the Company), without diminution because of insolvency on the part of the Beneficiary or Grantor. The Beneficiary need not present any statement or document other than a Beneficiary Withdrawal Notice in order to withdraw any Assets; nor is such right of withdrawal or any other provision of this Agreement subject to any conditions or qualifications not contained in this Agreement.

(ii) Section 2(b) shall be replaced with the following:

If the aggregate Fair Market Value of the Assets at the end of any Accounting Period exceeds the Required Balance at the end of such Accounting Period, the Grantor may, with the written consent of the Beneficiary (which shall not be unreasonably withheld, delayed or conditioned), withdraw Assets from the Trust Account in an amount not to exceed such excess, by delivering a written notice from the Grantor Authorized Officers substantially in the form attached hereto as Exhibit B-2 (a “Grantor Withdrawal Notice”) to the Trustee with a copy to the Beneficiary. The Grantor Withdrawal Notice shall specify the invested Assets or cash amount to be withdrawn. Each withdrawal from the Trust Account by the Grantor shall constitute a representation and certification of the Grantor to the Beneficiary that such withdrawal is being made in accordance with the terms of the Coinsurance Agreement and this Agreement.

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(iii) Section 3(c) shall be replaced with the following:

From time to time, and with the written consent of the Beneficiary (which shall not be unreasonably withheld), the Grantor or its designated Investment Manager may direct the Trustee to substitute Assets, provided, that at the time of such substitution, the withdrawn Assets are replaced with other Eligible Assets having a Fair Market Value at least equal to the Fair Market Value of the Assets withdrawn. The Trustee shall have no responsibility whatsoever to determine the value of such substituted Assets or that such substituted Assets constitute Eligible Assets.

(b) Notwithstanding the foregoing, the Trust Account created hereunder shall continue in existence following the occurrence of a Triggering Event. Following the occurrence of a Triggering Event, the Grantor shall ensure that the Assets in the Trust Account have an aggregate Fair Market Value at least equal to the Required Balance within [10 (ten)] days following the Triggering Event.

Section 10.	Termination of the Trust Account.

(a) The Trust Account and this Agreement, except for the indemnities provided herein, which shall survive termination, may be terminated, other than pursuant to an order of a court having jurisdiction, only after (i)(A) the Grantor and the Beneficiary have given the Trustee joint written notice of their intention to terminate the Trust Account (the “Notice of Intention”), and (B) the Trustee has given the Grantor and the Beneficiary the written notice specified in paragraph (b) of this Section 10 or (ii) the Grantor and the Beneficiary have given joint written notice to the Trustee that the Required Balance is less than or equal to $50,000,000 (the “Notice of Minimum Balance”), as required under the Coinsurance Agreement. The Notice of Intention or Notice of Minimum Balance, as applicable, shall specify the date on which the Grantor and the Beneficiary intend the Trust Account and this Agreement to terminate (the “Proposed Date”).

(b) Within three (3) days following receipt by the Trustee of the Notice of Intention or the Notice of Minimum Balance, as applicable, the Trustee shall give at least thirty (30) days written notice (the “Termination Notice”) to the Beneficiary and the Grantor of the date (the “Termination Date”) on which the Trust Account shall terminate. The Termination Date shall be (a) the Proposed Date (or if not a Business Day, the next Business Day thereafter), if the Proposed Date is at least thirty (30) days but no more than forty-five (45) days subsequent to the date the Termination Notice is given, (b) thirty (30) days subsequent to the date the Termination Notice is given (or if not a Business Day, the next Business Day thereafter), if the Proposed Date is less than thirty (30) days subsequent to the date the Termination Notice is given; or (c) forty-five (45) days subsequent to the date the Termination Notice is given (or if not a Business Day, the next Business Day thereafter), if the Proposed Date is more than forty-five (45) days subsequent to the date the Termination Notice is given.

(c) On the Termination Date, after satisfaction of any outstanding Beneficiary Withdrawal Notices, the Trustee shall transfer any Assets remaining in the Trust Account to the Grantor, at which time all duties and obligations of the Trustee with respect to such Assets shall cease.

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Section 11.	Definitions.

Except as the context shall otherwise require, the following terms shall have the following meanings for all purposes of this Agreement (the definitions to be applicable to both the singular and the plural forms of each term defined if both such forms of such term are used in this Agreement):

The term “Accounting Period” shall mean each calendar month during the term of this Agreement or any fraction thereof ending on the Termination Date.

The term “Action” shall mean any claim, litigation, action, audit, suit, investigation, binding arbitration or proceeding by or before any Governmental Authority.

The term “Affiliate” shall mean, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person.

The term “Agreement” shall have the meaning specified in the preamble.

The term “Applicable Law” shall mean any U.S. domestic or foreign federal, provincial, state or local statute, law, ordinance or code, or any written rules, regulations or administrative interpretations issued by any Governmental Authority pursuant to any of the foregoing, and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to the parties hereto.

The term “Assets” shall have the meaning specified in Section 1(b) of this Agreement.

The term “Beneficiary” shall have the meaning specified in the preamble.

The term “Beneficiary Authorized Officers” shall mean any two of the following officers: the Chief Executive Officer, Chief Financial Officer, Treasurer, Assistant Treasurer or any Secretary of the Beneficiary.

The term “Beneficiary Withdrawal Notice” shall have the meaning specified in Section 2(a) of this Agreement.

The term “Book-Entry Asset” shall have the meaning specified in Section 6(d) of this Agreement.

The term “Business Day” shall mean any day other than a Saturday, Sunday, a day on which banking institutions in the City of New York are permitted or obligated by Applicable Law to be closed or a day on which the New York Stock Exchange is closed for trading.

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The term “Ceding Company Domiciliary State” shall have the meaning specified in the Coinsurance Agreement.

The term “Coinsurance Agreement” shall have the meaning specified in the recitals.

The term “Communications” shall have the meaning specified in Section 2(e) of this Agreement.

The term “Depository” shall have the meaning specified in Section 6(d) of this Agreement.

The term “Eligible Assets” shall mean cash and or investments of the type consistent with the requirements for authorized investments and admitted assets under the insurance laws in the Reinsurer Domiciliary State; provided, that (i) each such investment that is a security is issued by an institution that is not the Grantor, the Beneficiary or an Affiliate of either Grantor or Beneficiary and (ii) such investments comply with the Investment Guidelines; provided, further, following a Triggering Event, such assets shall also meet all requirements under the insurance laws of the Ceding Company Domiciliary State with respect to providing reserve credit to the Beneficiary and must consist of securities that have been designated as Class One or Class Two by the Securities Valuation Office of the National Association of Insurance Commissioners.

The term “Fair Market Value” shall have the meaning specified in the Coinsurance Agreement.

The term “Governmental Authority” shall mean any court, administrative or regulatory agency or commission, or other federal, provincial, state or local governmental or self-regulatory authority, instrumentality or body having jurisdiction over any Party hereto.

The term “Grantor” shall have the meaning specified in the preamble.

The term “Grantor Authorized Officers” shall mean any two of the following officers: the President, Chief Financial Officer, Treasurer, Assistant Treasurer, any Executive Vice President or any Senior Vice President of the Grantor.

The term “Grantor Withdrawal Notice” shall have the meaning specified in Section 2(b) of this Agreement.

The term “Income” shall have the meaning specified in Section 4 of this Agreement.

The term “Income Account” shall have the meaning specified in Section 4 of this Agreement.

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The term “Investment Guidelines” shall mean the Investment Guidelines attached hereto as Exhibit D.2

The term “Investment Manager” shall have the meaning specified in Section 2(h) of this Agreement.

The term “Investment Order” shall have the meaning specified in Section 3(d) of this Agreement.

The term “Monthly Statement” shall have the meaning specified in Section 6(a) of this Agreement.

The term “Notice of Intention” shall have the meaning specified in Section 10(a) of this Agreement.

The term “Notice of Minimum Balance” shall have the meaning specified in Section 10(a) of this Agreement.

The term “Person” shall mean any individual, corporation, partnership, firm, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

The term “Proposed Date” shall have the meaning specified in Section 10(a) of this Agreement.

The term “Reinsurer Domiciliary State” shall have the meaning specified in the Coinsurance Agreement.

The term “Required Balance” shall have the meaning specified in the Coinsurance Agreement.

The term “Statutory Book Value” shall have the meaning specified in the Coinsurance Agreement.

The term “Termination Date” shall have the meaning specified in Section 10(b) of this Agreement.

The term “Termination Notice” shall have the meaning specified in Section 10(b) of this Agreement.

The term “Triggering Event” shall have the meaning specified in the Coinsurance Agreement.

[2]	If commercial mortgages are included, the trust agreement will require additional provisions governing the holding and administration of such mortgages.

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The term “Triggering Event Certification” shall have the meaning specified in Section 9(a) of this Agreement.

The term “Trust Account” shall have the meaning specified in the recitals.

The term “Trustee” shall have the meaning specified in the preamble.

The term “Withdrawal Notice” shall have the meaning specified in Section 2(c) of this Agreement.

The term “Withdrawing Party” shall have the meaning specified in Section 2(c) of this Agreement.

Section 12.	Governing Law.

THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. The parties hereby irrevocably submit to the jurisdiction of the courts of the City of New York and the federal courts of the United States of America located in the City of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby. The parties irrevocably agree, subject to subsection (b) of this Section 12, that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, or with respect to any Action, shall be heard and determined in such a state or federal court located in the City of New York, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. The parties hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or in respect of any such transaction, that it is not subject to such jurisdiction. The parties hereby waive, and agree not to assert, to the maximum extent permitted by law, as a defense in any Action for the interpretation or enforcement hereof or in respect of any such transaction, that such Action may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 14 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof).

Section 13.	Jury Waiver.

EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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Section 14.	Notices.

All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

(a)	If to the Grantor, to:

The United States Branch of Sun Life Assurance Company of Canada

One Sun Life Executive Park

Wellesley Hills, MA 02481

Attention:	Scott M. Davis
Facsimile:	[●]

Electronic Mail: scott.davis@sunlife.com

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention:	Nicholas F. Potter
Michael D. Devins
Facsimile:	(212) 521-7235

Electronic Mail: nfpotter@debevoise.com

(b)	If to the Beneficiary, to:

Assurant, Inc.

28 Liberty Street, 41st Floor

New York, NY 10005

Attention:	Stephen Gauster
Facsimile:	(212) 859-7034

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:	John Schwolsky
Facsimile:	212-728-9232
Attention:	Donald B. Henderson
Facsimile:	212-728-9262

(c)	If to the Trustee:

[                                         ]

[                    ]

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or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 15.	Successors and Assigns; No Third-Party Beneficiaries.

(a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives. Unless otherwise provided herein, neither this Agreement nor any right or obligation hereunder may be assigned by any Party (in whole or in part) without the prior written consent of the other parties hereto.

(b) Except as otherwise expressly set forth in any provision of this Agreement, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 16.	Entire Agreement.

This Agreement, together with the Exhibits referred to herein and the agreements referenced herein, contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.

Section 17.	Interpretation.

For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. The term “including” means “including but not limited to.” The word “or” shall not be exclusive. Whenever used in this Agreement, the masculine gender shall include the feminine and neutral genders. All references herein to Articles, Sections, Subsections, Paragraphs and Exhibits shall be deemed references to Articles and Sections and Subsections and Paragraphs of, and Exhibits to, this Agreement unless the context shall otherwise require. Any reference herein to any statute, agreement or document, or any section thereof, shall, unless otherwise expressly provided, be a reference to such statute, agreement, document or section as amended, modified or supplemented (including any successor section) and in effect from time to time. All terms defined in this Agreement shall have the defined meaning when used in any Exhibit, Schedule, certificate or other documents attached hereto or made or delivered pursuant hereto unless otherwise defined therein. The parties intend that the terms of this Agreement shall, to the fullest extent possible, be interpreted and applied consistently with the terms of the Coinsurance Agreement. The parties acknowledge and agree that, except as specifically provided herein, they may pursue judicial remedies at law or in equity in the event of a dispute with respect to the interpretation or construction of this Agreement. This Agreement shall be interpreted and enforced in accordance with the provisions hereof without the aid of any canon, custom or rule of law requiring or suggesting constitution against the party causing the drafting of the provision in question.

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Section 18.	Headings.

The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

Section 19.	Waivers and Amendments.

This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties, or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party on exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and, unless provided otherwise in this Agreement or the Coinsurance Agreement, are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

Section 20.	Severability.

Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be inoperative or unenforceable for any reason shall, as to that jurisdiction, be ineffective solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. If any provision of this Agreement is determined by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

Section 21.	Execution in Counterparts.

This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto. Each counterpart may be delivered by facsimile or electronic mail transmission, which transmission shall be deemed delivery of an originally executed document.

[Remainder of page intentionally left blank. Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

UNITED STATES BRANCH OF SUN LIFE ASSURANCE COMPANY OF CANADA

By:
Name:
Title:

By:
Name:
Title:

UNION SECURITY INSURANCE COMPANY

By:
Name:
Title:

[TRUSTEE], as trustee

By:
Name:
Title:

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